Exhibit 10.111

ASSET SALE AGREEMENT

BY AND AMONG

NORTEL NETWORKS CORPORATION

NORTEL NETWORKS LIMITED

NORTEL NETWORKS INC.

AND

THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS

AND

GENBAND INC.

DATED AS OF December 22, 2009

i

EXHIBITS

Exhibit A – Other Sellers

Exhibit B – EMEA Sellers

Exhibit C – Canadian Debtors; U.S. Debtors; EMEA Debtors; Israeli Companies; Non-Debtor Sellers

Exhibit D – EMEA Asset Sale Agreement

Exhibit E – Adjusted Net Working Capital Statement

Exhibit F – Contract Manufacturing Inventory Agreements Term Sheet

Exhibit G – [Reserved]

Exhibit H – Form of Intellectual Property License Agreement

Exhibit I – Knowledge of the Purchaser

Exhibit J – Form of Loaned Employee Agreement

Exhibit K – Mandatory Antitrust Approvals – Relevant Antitrust Authorities

Exhibit L – Other Seller Revenue

Exhibit M – Real Estate Terms and Conditions

Exhibit N – Form of Trademark License Agreement

Exhibit O – Form of Transition Services Agreement

Exhibit 3.3(a) – Commitment Letter

Exhibit 5.1(a) – Form of U.S. Bidding Procedures Order

Exhibit 5.1(b) – Form of U.S. Sale Order

Exhibit 5.2.1 – Form of Canadian Sales Process Order

Exhibit 5.2.2 – Form of Canadian Approval and Vesting Order

Exhibit 5.4(a) – Form of Letter

Exhibit 5.4(c) – Form of Notice to Microsoft Corporation

Exhibit 5.4(d) – Cross-Licenses for Spin-Out

v

Exhibit 5.7 – Permitted Disclosures and Announcements

Exhibit 5.15(c) – Cross-Licenses for Assignment

Exhibit 5.23 – Interdependencies in the CVAS Business

Exhibit 5.27 –Transition Services Agreement

ASSET SALE AGREEMENT

This Asset Sale Agreement is dated as of December 22, 2009, among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), the Other Sellers (as defined below) (the Other Sellers, together with the Main Sellers, the “Sellers”) and GENBAND Inc., a corporation organized under the laws of Delaware (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Sellers and the affiliates of the Main Sellers listed in Exhibit B hereto (the “EMEA Sellers”), beneficially own and operate the Business (as defined below);

WHEREAS, on the Petition Date (as defined herein), NNC, NNL and the Other Sellers listed in part 1 of Exhibit C hereto (together, the “Canadian Debtors”) filed with the Canadian Court (as defined below) an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) (the proceedings commenced by such application, the “CCAA Cases”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and has been extended by further order of the Canadian Court from time to time, most recently on December 18, 2009, as the same may be amended and restated from time to time by the Canadian Court;

WHEREAS, NNI and the Other Sellers listed in part 2 of Exhibit C hereto (the “U.S. Debtors”) are debtors-in-possession under the U.S. Bankruptcy Code (as defined below) having commenced cases under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date by filing voluntary petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”);

WHEREAS, the entities listed under the heading “EMEA Debtors” in part 3 of Exhibit C hereto (the “EMEA Debtors”) on the Petition Date filed applications with the English Court (as defined below), pursuant to the Insolvency Act of 1986, as amended (the “Insolvency Act”) and the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the proceedings commenced by such applications, the “EMEA Cases”) and the English Court appointed Alan Bloom, Stephen Harris, Christopher Hill and Alan Hudson of Ernst & Young LLP as joint administrators of all the EMEA Debtors (other than Nortel Networks (Ireland) Limited, for which David Hughes of Ernst & Young Chartered Accountants and Alan Bloom serve as joint administrators) (the “Joint Administrators”) under the Insolvency Act;

WHEREAS, the entities listed under the heading “Israeli Companies” in part 4 of Exhibit C hereto (the “Israeli Companies”) on January 18, 2009 filed applications with the Tel-Aviv-Jaffa District Court (the “Israeli Court”), pursuant to the Israeli Companies Law, 1999, and the regulations relating thereto (collectively, the “Israeli Companies Law”) for a stay of proceedings, and the Israeli Court appointed Yaron Har-Zvi and Avi D. Pelossof (the “Joint

Israeli Administrators”) on January 19, 2009, as joint administrators of the Israeli Companies under the Israeli Companies Law;

WHEREAS, the Other Sellers listed in part 4 of Exhibit C hereto (the “Non-Debtor Sellers”) are not subject to any Bankruptcy Proceedings (as defined below) as of the date hereof;

WHEREAS, the Sellers have agreed to transfer to the Purchaser and/or the Designated Purchasers (as defined below), and the Purchaser has agreed to purchase and assume, and cause the Designated Purchasers to purchase and assume, including, to the extent applicable, pursuant to Sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities (each as defined below) from the Sellers, upon the terms and conditions set forth hereinafter;

WHEREAS, simultaneously with the execution of this Agreement, the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators and the Purchaser are entering into a separate agreement in the form set forth in Exhibit D hereto (the “EMEA Asset Sale Agreement”) providing for the sale to the Purchaser (and/or the EMEA Designated Purchasers (as defined therein)) of the assets of the Business held by the EMEA Sellers;

WHEREAS, the Parties (as defined below) acknowledge and agree that the purchase by the Purchaser (and the Designated Purchasers, if any) of the Assets and the EMEA Assets (as defined below), the license of Intellectual Property under the Intellectual Property License Agreement and the Trademark License Agreement (each as defined below), and the assumption by the Purchaser and the Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities (as defined below) are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their Affiliates, and each Seller acknowledges that the consideration to be paid is fair value and reasonably equivalent value for the acquisitions by the Purchaser and the Designated Purchasers of the Assets and the EMEA Assets, the license of Intellectual Property under the Intellectual Property License Agreement and the Trademark License Agreement and the assumption by the Purchaser and the Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities, as set forth hereunder and in the EMEA Asset Sale Agreement; and

WHEREAS, in addition, at the Closing, the Purchaser, certain Sellers (or Affiliates of the Sellers) and certain EMEA Sellers are entering into the following ancillary agreements: (i) the Local Sale Agreements, (ii) the Intellectual Property License Agreement, (iii) the Transition Services Agreement, (iv) the Trademark License Agreement, (v) the Loaned Employee Agreement and the Purchaser will use its commercially reasonable efforts to negotiate in good faith and enter into the following agreements with the applicable parties thereto: (vi) specified development and supply agreements with respect to interdependencies of the Business as contemplated in Section 5.23, (vii) the Subcontract Agreement, (viii) the Contract Manufacturing Inventory Agreements, (ix) the LGN Distribution Agreement and (x) the NN Turkey Agreements (together, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which is acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 2.2.3.1(c).

“Accrued Vacation Amount” means the amount of compensation with respect to the accrued and unused vacation with respect to each Specified Transferred Employee (including all Taxes required to be withheld on behalf of the applicable Specified Transferred Employee by his or her respective employer) calculated by taking, with respect to each such employee an amount equal to (i) the product of (A) a number (not less than zero) of such employee’s accrued and unused vacation hours as of the Closing Date as set forth on Section 7.1.2(c)(iii) of the Sellers Disclosure Schedule of this Agreement for Specified Transferred Employees and (B) such employee’s hourly rate of pay (with such hourly rate of pay derived by dividing such employee’s annual base salary set forth on Section 4.11(b) of the Sellers Disclosure Schedule by the number of standard work hours per year for such employee).

“Action” means any litigation, action, hearing, investigation, suit (whether civil, criminal or administrative), charge, binding arbitration, Tax audit or other legal, administrative or judicial proceeding.

“Additional Bankruptcy Proceeding” has the meaning set forth in Section 5.26(a).

“Additional Employees” has the meaning set forth in Section 7.1.1(a).

“Adjusted Net Working Capital” has the meaning set forth in Section 2.2.2(c).

“Adjusted Net Working Capital Statement” means the statement of certain specified asset and liability accounts and certain accounting principles, methodologies and policies used in the determination of such accounts in the form provided in Exhibit E hereto.

“Adverse International Injunction” has the meaning set forth in Section 5.26(a).

“Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person; provided, that (i) no EMEA Seller or Subsidiary of an EMEA Seller (other than those Subsidiaries that are Sellers hereunder) shall be deemed an Affiliate of any Seller, and (ii) no joint venture listed in Section 1.1(a) of the Sellers Disclosure Schedule shall be deemed an Affiliate of any Seller.

“Aggregate Escrow Amount” means the aggregate of the Purchase Price Escrow Amount, the TSA Escrow Amount, the Tax Escrow Amount and the EMEA Tax Escrow Amount.

“Agreement” means this Asset Sale Agreement, the Sellers Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and all amendments hereto and thereto made in accordance with Section 10.4.

“Alternative Bidder” has the meaning set forth in the Bidding Procedures.

“Alternative Transaction” means (A) the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation, plan of arrangement or other similar transaction, of all or a substantial portion of the Business or all or a substantial portion of the Assets and the EMEA Assets, considered as a whole, in a transaction or a series of transactions (x) with one or more Persons other than the Purchaser and/or its Affiliates or (y) with a Successful Bidder, and other than the Purchaser, which may include multiple bidders whose bids are combined or (B) the retention by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) of all or a majority of the Business, or all or a majority of the Assets and the EMEA Assets taken as a whole, pursuant to a plan of reorganization under Section 1129 of the Bankruptcy Code filed or otherwise sponsored by one or more third-party creditors of the Sellers pursuant to which all or a majority of the reorganized entity or its assets is acquired by one or more Persons (other than the third-party creditors or the Purchaser and/or the Purchaser’s Affiliates) in a transaction announced prior to such reorganization or within six (6) months of such reorganization, rather than being retained by the creditors generally, provided, however, that an “Alternative Transaction” shall not include (i) except as specified in clause (B) above, the retention of all or any portion of the Business, the Assets or the EMEA Assets by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) under a standalone plan of reorganization or plan of arrangement approved by the U.S. Bankruptcy Court or another Bankruptcy Court or any plan of arrangement approved by the Canadian Court, or (ii) the sale, transfer or other disposition, directly or indirectly, of any portion of the Business, the Assets or the EMEA Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers.

“Ancillary Agreements” has the meaning set forth in the recitals to this Agreement.

“Antitrust Approvals” means the HSR Approval, the Competition Act Approval and the Mandatory Antitrust Approvals.

“Antitrust Laws” means the Competition Act, the HSR Act, and any competition, merger control and antitrust Law of the European Union, any applicable European Union member states and EFTA states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement or by the EMEA Asset Sale Agreement.

“ARD Transferring Employees” has the meaning set forth in the EMEA Asset Sale Agreement.

“Assets” has the meaning set forth in Section 2.1.1.

“Assigned Contracts” means (i) the Assumed and Assigned Contracts, (ii) the Designated Non-365 Contracts (iii) the Inbound License Agreements that are used, as of the date hereof, exclusively in connection with the Business or any Asset and pursuant to their terms are assignable by the Seller party thereto at no cost to such Seller, or to the extent assignable by such Seller with an associated cost, where Purchaser pays such associated cost to obtain such assignment, and (iv) specified contracts as described in Sections 5.13 and 5.14.

“Assumed and Assigned Contracts” has the meaning set forth in Section 2.1.5(f).

“Assumed and Subleased Real Estate Leases” has the meaning set forth in Section 2.1.5(b).

“Assumed Liabilities” has the meaning set forth in Section 2.1.3.

“Audited Financial Statements” has the meaning set forth in Section 4.7(a).

“Bankruptcy Consents” has the meaning set forth in Section 4.1(a).

“Bankruptcy Court” means the U.S. Bankruptcy Court, the Canadian Court, the English Court, the Israeli Court or any other court before which Bankruptcy Proceedings are held.

“Bankruptcy Laws” means the U.S. Bankruptcy Code, the CCAA, the Insolvency Act, the Israeli Companies Law and the other applicable bankruptcy, insolvency, administration or similar Laws of any jurisdiction where Bankruptcy Proceedings are held.

“Bankruptcy Proceedings” means the Chapter 11 Cases, the CCAA Cases, the EMEA Cases, and, in each case, any proceedings thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial proceedings concerning any of the Sellers or the EMEA Sellers that are held from time to time.

“Base Purchase Price” has the meaning set forth in Section 2.2.1.

“Bid” means any bid, proposal, offer or quotation which, if accepted, would result in the award of a Contract.

“Bidding Procedures” means the procedures to be employed with respect to the proposed sale of the Assets and the assumption of the Assumed Liabilities to be approved by the U.S. Bankruptcy Court and the Canadian Court pursuant to the U.S. Bidding Procedures Order and the Canadian Sales Process Order, respectively.

“Break-Up Fee” means five million dollars ($5,000,000).

“Bundled Contracts” has the meaning set forth in Section 5.14.

“Business” means, collectively:

(i) the business through which the Sellers and the EMEA Sellers research, advertise, design, develop, process components, directly or indirectly manufacture through contract manufacturers, finally assemble, test, support, use, market, distribute and sell globally to carriers, channel partners and any other counterparty to a customer Contract that is not a carrier or channel partner, the CVAS Products (as defined below), including prior versions (if currently supported or if any Contract existing as of the date hereof related to the Business requires the support of such prior versions), current versions and future versions listed in the Plan of Record; and

(ii) the following services, to the extent provided, or being developed, in relation to the CVAS Products, that the Sellers and the EMEA Sellers market, advertise, distribute and sell globally to carriers, channel partners and any other counterparty to a customer Contract that is not a carrier or channel partner: (A) network implementation services, consisting of the configuration, planning, installation and integration of a network migration, upgrade or green-field deployment into a new or existing network, including design and deploy services, audit and optimization services, and operations support system services; (B) network support services, including technical support, technical account manager service, network prime engineer service, online support and technical support for special projects, repair services, managed spares service, Third Party products spares management service, corrective content management, network discovery services, engineering helpdesk, network configuration, and software release services; and (C) assisted operator services (which are resources provided to customers of CVAS Products for a limited period of time to provide an initial knowledge transfer of CVAS Products) (collectively, the “CVAS Services”);

all as conducted by the Sellers and the EMEA Sellers as of the date of this Agreement, but excluding, in each of clauses (i) and (ii) above: (A) any business, asset, product or service run, owned, managed and/or provided by the LGN Joint Venture, NN Turkey or GDNT; (B) any Excluded Asset; (C) Overhead and Shared Services (other than Transferred Overhead and Shared Services); and (D) any products and/or services provided by businesses or business segments of any Seller or EMEA Seller other than those specified in clauses (i) and (ii) above, including for the avoidance of doubt, the Excluded Products and Services.

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in (i) New York, New York, United States, (ii) Toronto, Ontario, Canada, and (iii) London, England, United Kingdom.

“Business Information” means, whether in paper, digital or other tangible form, (i) if used exclusively in connection with the Business, all books, records, files, ledgers, sales literature or similar documents in the possession or under control of the Sellers and that, in each case, is used exclusively in connection with the Business, including information on past, present and prospective customers and suppliers, policies and procedures, Owned Equipment manuals and materials and procurement documentation exclusively used in the Business or in respect of any Asset or Assumed Liability, documents containing information relating to the research and development of the CVAS Products or the CVAS Services (whether relating to activities by the Sellers and the EMEA Sellers associated with the CVAS Products and CVAS Services as of the Closing or any time prior thereto), documents containing technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, documents containing engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets and price lists and (ii) if used, but not exclusively, in connection with the Business or in respect of any Asset or Assumed Liability, to the extent reasonably separable from such items of any other business of the Sellers, copies of all books, records, files, ledgers, documentation, sales literature or similar documents in the possession or under control of the Sellers (including information on past, present and prospective customers and suppliers), policies and procedures and materials and procurement documentation used in the Business or in respect of any Asset or Assumed Liability, financial records, documents containing information relating to the research and development of the CVAS Products or the CVAS Services (whether relating to activities by the Sellers and the EMEA Sellers associated with the CVAS Products and CVAS Services as of the Closing or any time prior thereto), documents containing technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, documents containing engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets and price lists; provided, that with regards to copies provided pursuant to clause (ii) Business Information shall not include the competitively sensitive portions of the foregoing that relate to Excluded Assets, Excluded Liabilities or other business lines of the Sellers, and provided, further, that Business Information shall not include the Employee Records.

“Business Registered IP” has the meaning set forth in Section 4.5(b).

“Canadian Approval and Vesting Order” has the meaning set forth in Section 5.2.2.

“Canadian Approval and Vesting Order Motion” has the meaning set forth in Section 5.2.2.

“Canadian Court” means the Ontario Superior Court of Justice.

“Canadian DB Replacement Plan” has the meaning set forth in Section 7.5(c).

“Canadian Debtors” has the meaning set forth in the recitals to this Agreement.

“Canadian Non-Union DC Replacement Plan” has the meaning set forth in Section 7.5(a).

“Canadian Sales Process Order” has the meaning set forth in Section 5.2.1.

“Canadian Sales Process Order Motion” has the meaning set forth in Section 5.2.1.

“Canadian Union DC Replacement Plan” has the meaning set forth in Section 7.5(d).

“CCAA” has the meaning set forth in the recitals to this Agreement.

“CCAA Cases” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in Section 101(5) of the U.S. Bankruptcy Code.

“Claim Notice” has the meaning set forth in Section 6.11(b).

“Clean Team Confidentiality Agreement” means the clean team confidentiality agreement by and between NNL and the Purchaser, dated as of June 22, 2009, as amended from time to time.

“Clean Room Agreements” means the Clean Team Confidentiality Agreement and any other agreements by and between NNL and the Purchaser and/or, where applicable, other persons, in relation to the operation of clean rooms or clean teams relating to the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement.

“Closing” has the meaning set forth in Section 2.4.1.

“Closing Adjusted Net Working Capital” has the meaning set forth in Section 2.2.3.1(a).

“Closing Aggregate Downward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Aggregate EMEA Downward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Aggregate EMEA Upward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Audited Financial Statements” has the meaning set forth in Section 5.25.

“Closing Contractual Liabilities Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Date” has the meaning set forth in Section 2.4.1.

“Closing Accrued Vacation Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Deferred Profit Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing EMEA Holiday Downward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Excess ARD Employees Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing French Excess ARD Employees Amount” has the meaning set forth in Section 2.2.3.1.

“Closing Inventory Value” has the meaning set forth in Section 2.2.3.1(a).

“Closing Pre-Close Employment Payments Amount” has the meaning set forth in Section 2.2.3.1.

“Closing Prepaid Expenses Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Product Exposures Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Royalty Liability Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Specified Employee Liabilities Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Statement” has the meaning set forth in Section 2.2.3.1(a).

“Closing TFR Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Unaudited Financial Statements” has the meaning set forth in Section 5.24.

“Closing Unbilled Accounts Receivable Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Warranty Provision Amount” has the meaning set forth in Section 2.2.3.1(a).

“COBRA” means the continuation coverage required by Section 4980B of the Code or any similar Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Labor Agreement” means any written agreement that a Person has entered into with any union or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.

“Competing Transaction” has the meaning set forth in Section 5.29.

“Competition Act” means the Competition Act (Canada), R.S. 1985, C. C-34, as it is now in effect and as it may be amended.

“Competition Act Approval” means that: (i) the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and in either case the Purchaser shall have been advised in writing by the Commissioner that he or she is of the view that grounds do not exist as of the date of the advice to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by this

Agreement or by the EMEA Asset Sale Agreement (as applicable) and such advice shall have not been rescinded or amended; or (ii) the Commissioner shall have issued an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act to the effect that the Commissioner is satisfied that he or she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement or by the EMEA Asset Sale Agreement (as applicable).

“Confidential Information” has the meaning set forth in Section 5.11(b).

“Confidentiality Agreement” means the confidentiality agreement among the Purchaser and the Seller parties listed therein dated April 17, 2009, as amended.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by or notice to any Government Entity or other Third Party.

“Contract” means any binding contract, agreement, subcontract, purchase order, work order, sales order, indenture, note, bond, instrument, lease, mortgage, ground lease, commitment, covenant or undertaking.

“Contract Designation Date” means, (i) with respect to the 365 Contracts and Non-365 Contracts listed in the Sellers Disclosure Schedule as of the date hereof, the date that is sixty (60) days from the date hereof and (ii) with respect to any Contract that is added to the 365 Customer Contract List or the Non-365 Customer Contract List after the date hereof pursuant to Section 2.1.5(e) or 2.1.6(f), as applicable, the later of (A) the date that is sixty (60) days from the date hereof and (B) the date that is five (5) Business Days after such Contract is added to or included in the relevant list.

“Contract Manufacturing Inventory Agreements” means the agreements among the Purchaser and/or any Designated Purchasers, the relevant Sellers, and the contract manufacturers of the Business listed in Section 1.1(b) of the Sellers Disclosure Schedule that the relevant Parties will use their commercially reasonable efforts to execute on or before the Closing in the form that shall be negotiated in good faith pursuant to Section 5.23 and the term sheet attached hereto as Exhibit F.

“Contractual Liabilities Amount” means, as of any given date, the amount of contractual liabilities of the Business, net of applicable provisions, determined in accordance with the Nortel Accounting Principles.

“Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, or as trustee or executor, of the power to either (i) elect more than fifty percent (50%) of the directors or governing body of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract, credit arrangement or otherwise.

“Covered Assets and Persons” means the assets (including the Assets), tangible or intangible property, Liabilities, ownership, activities, businesses, operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business.

“Cross-Border Protocol” means that certain Cross-Border Insolvency Protocol approved by the U.S. Bankruptcy Court pursuant to Section 105(a) of the U.S. Bankruptcy Code in an order dated January 15, 2009 and by the Canadian Court pursuant to an order, dated January 14, 2009, as the same may be amended from time to time.

“Cross-License Agreements” means all Contracts between any Sellers, EMEA Sellers, or any of their respective Affiliates and any other Person under which any of such Sellers, EMEA Sellers, or their respective Affiliates, as applicable, both (i) grant a license under Patents owned by (or licensed to) them and (ii) receive from the counter-party a license under Patents owned by (or licensed to) such counter-party (but other than inbound and/or outbound license agreements where the only grant back from the licensee is under improvements on the licensed intellectual property), to the extent the scope of such licenses include Patents licensed under the Intellectual Property License Agreement or assigned pursuant to the terms of this Agreement or that are otherwise used in the Business.

“Cure Cost” means (i) any amounts required by Section 365(b)(1) of the U.S. Bankruptcy Code to cure any defaults by the relevant U.S. Debtor under an Assumed and Assigned Contract and any actual pecuniary losses that have resulted from such defaults under such Seller Contracts, and (ii) with respect to any Designated Non-365 Contract, any amounts required to cure any defaults and to pay any actual pecuniary losses under such Seller Contract in respect of the period prior to the Closing Date.

“Customer Contract” means any Seller Contract pursuant to which a Seller provides CVAS Products and/or CVAS Services to a customer, reseller or distributor.

“CVAS Products” means the software and/or hardware products set forth in Section 1.1(c) of the Sellers Disclosure Schedule.

“CVAS Services” has the meaning set forth in the definition of “Business” above.

“Deferred Profit Amount” means, as of the Closing Date, both short term and long term (i) deferred revenues for services to be performed or products to be provided by the Business after the Closing Date but for which an account receivable has been recorded or cash has been received prior to the Closing Date minus (ii) associated deferred costs to the extent incurred by the Business prior to the Closing Date in connection with such products or services, in each case, that would be required to be reflected on a balance sheet of the Business as of such date prepared in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP). For the avoidance of doubt, the Deferred Profit Amount will include advance billings and deferred revenue consistent with Nortel Accounting Principles.

“Designated Non-365 Contracts” has the meaning set forth in Section 2.1.6(g).

“Designated Purchaser” has the meaning set forth in Section 2.5.

“Direct Lease” has the meaning set forth in Section 5.32.

“Direct Lease Real Estate” has the meaning set forth in Section 4.9(a).

“Disagreement Notice” has the meaning set forth in Section 2.2.3.1(b).

“Distribution Agent” means the Person that will act as distribution agent for the Sellers and the EMEA Sellers hereunder, to be notified by the Main Sellers to the Purchaser by and not later than five (5) Business Days before the Closing.

“Downward Adjustment” has the meaning set forth in Section 5.26(b).

“Effective Hire Date” means the day on which the employment of an Employee commences or continues with the Purchaser or its Affiliates as provided in this Agreement.

“EFTA” means the European Free Trade Association.

“EMEA Asset Sale Agreement” has the meaning set forth in the recitals to this Agreement.

“EMEA Assets” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Assumed Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Business” has the meaning set forth in the definition of Business except that all references to the Sellers are stricken therefrom.

“EMEA Cases” has the meaning set forth in the recitals to this Agreement.

“EMEA Debtors” has the meaning set forth in the recitals to this Agreement.

“EMEA Deposit” has the meaning attributed to that term in the Transition Services Agreement.

“EMEA Designated Purchaser” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Downward Adjustment” has the meaning attributed to the term “Downward Adjustment” in Schedule 7 of the EMEA Asset Sale Agreement.

“EMEA Escrow Agent” has the meaning attributed to that term in the Transition Services Agreement.

“EMEA Holiday Calculation” has the meaning set forth in Section 2.2.2 of the Sellers Disclosure Schedule.

“EMEA Holiday Downward Adjustment” has the meaning set forth in the EMEA Asset Sale Agreement.

“EMEA Owned Inventory” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Sellers” has the meaning set forth in the recitals to this Agreement.

“EMEA Tax Escrow Amount” means $2,500,000 (two million five hundred thousand dollars).

“EMEA Transferred Intellectual Property” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“Employee” means any employee of the Sellers engaged in the Business, as listed in Section 4.11(b) of the Sellers Disclosure Schedule.

“Employee Data” has the meaning set forth in Section 7.4(b).

“Employee Information” has the meaning set forth in Section 4.11(b).

“Employee Records” means books, records, files, or other documentation with respect to Employees offered employment pursuant to Section 7.1 or Section 7.2.

“Employee Transfer Date” means, with respect to each jurisdiction where Employees will become Transferred Employees or Transitional Employees in accordance with this Agreement, 11:59 p.m. local time in such jurisdiction on the calendar day on which the Closing Date occurs.

“English Court” means the High Court of Justice of England and Wales.

“Environmental Law” means any applicable Law relating to or regulating: (i) the management, Release or remediation of Hazardous Materials; (ii) the exposure of persons to Hazardous Materials; (iii) occupational health and safety; or (iv) pollution or protection of the environment or natural resources, including the United States Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Toxic Substances Control Act, all as amended, and any requirements of a Government Entity promulgated pursuant to these applicable laws or any analogous foreign, state, provincial or local laws.

“Environmental Permit” means any Consent required under any Environmental Law for the Business as currently conducted.

“Equipment” means tangible personal property, excluding any Inventory, Intellectual Property and, to the extent required by Law, any items of tangible property personally assigned to the Transferring Employees, but including all trade fixtures and fixtures, furniture, furnishings, fittings, equipment, apparatus, appliances, business supplies and other articles of tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of a controlled group or any trade or business (whether or not incorporated) which is under common control with the Sellers or any Subsidiary within the meaning of Sections 414(b) and 414(c) of the Code.

“Escrow Agreement” means an escrow agreement among NNC, NNL, NNI, NNUK, the Purchaser and the Escrow Agent to be entered into on or prior to the entry of the Bidding Procedures on terms and conditions reasonably satisfactory to each of the NNC, NNL, NNI, NNUK, the Purchaser and the Escrow Agent.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Estimated Adjusted Net Working Capital” has the meaning set forth in Section 2.2.2(a).

“Estimated Aggregate Downward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Aggregate EMEA Downward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Aggregate EMEA Upward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Accrued Vacation Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Inventory Value” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing TFR Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Contractual Liabilities Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Deferred Profit Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated EMEA Holiday Downward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Excess ARD Employees Amount” means an amount that is equal to the Severance Amount multiplied by the number of Excess ARD Transferring Employees which the EMEA Sellers estimated that the Purchaser will have identified to the EMEA Sellers within ninety (90) days of the Transfer Date as having been provisionally selected for redundancy, subject only to completion of applicable consultation.

“Estimated French Excess ARD Employees Amount” means an amount that is equal to $109,000 multiplied by the number of French Excess ARD Transferring Employees which the EMEA Sellers estimated that the Purchaser will have identified to the EMEA Sellers within 90 days of the Transfer Date.

“Estimated Pre-Close Employment Payments Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Prepaid Expenses Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Product Exposures Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2.2(b).

“Estimated Royalty Liability Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Specified Employee Liabilities Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Unbilled Accounts Receivable Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Warranty Provision Amount” has the meaning set forth in Section 2.2.2(a).

“Excess ARD Employees Amount” has the meaning given to it in the EMEA Asset Sale Agreement.

“Excluded Assets” has the meaning set forth in Section 2.1.2.

“Excluded Employee Liabilities” has the meaning set forth in Section 7.3.

“Excluded Liabilities” has the meaning set forth in Section 2.1.4.

“Excluded Non-365 Contracts” has the meaning set forth in Section 2.1.6(d).

“Excluded Products and Services” means all products and services provided by businesses or business segments of any Seller or EMEA Seller other than the Business.

“Excluded Taxes” has the meaning set forth in Section 6.11(a).

“Excluded 365 Customer Contracts” has the meaning set forth in Section 2.1.5(d).

“Exclusion Criteria” means any Customer Contract or Bundled Contract that contains any non-competition provision with restrictions on the Sellers.

“Executory Contract” means an “executory contract” for the purposes of the U.S. Bankruptcy Code.

“Expense Reimbursement” means Purchaser’s reasonable and documented fees, out-of-pocket costs and expenses (including fees and expenses of the Purchaser’s advisors and notification and filing fees) in connection with the preparation, execution and performance of this Agreement and the EMEA Asset Sale Agreement and the transactions contemplated hereby and thereby, in an amount which shall not exceed five million dollars ($5,000,000).

“Final Order” means an order of any Bankruptcy Court or other court of competent jurisdiction (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that, with respect to an order issued by the U.S. Bankruptcy Court, the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 or Federal Rule of Civil Procedure 60 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within fourteen (14) days of the entry of the order at issue.

“Final Purchase Price” has the meaning set forth in Section 2.2.3.1(a).

“Financial Statements” has the meaning set forth in Section 4.7(b).

“Financing” has the meaning set forth in Section 3.3(a).

“Financing Commitment” has the meaning set forth in Section 3.3(a).

“French Excess ARD Employees Amount” has the meaning given to it in the EMEA Asset Sale Agreement.

“GAAP” means the United States generally accepted accounting principles.

“GDNT” means Guangdong-Nortel Telecommunications Equipment Co. Ltd.

“Good Faith Deposit” has the meaning set forth in Section 2.2.5(a).

“Government Entity” means any United States, Canadian, United Kingdom, supranational, foreign, domestic, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal, arbitral body or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including the European Commission.

“GST” means goods and services tax or harmonized sales tax payable under Part IX of the Excise Tax Act (Canada) and the Quebec sales tax payable under an Act respecting the Quebec sales tax.

“Hazardous Materials” means any chemical, material, waste or substance defined by or regulated under any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste, including petroleum, petroleum products, asbestos, lead or polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means expiration of all applicable waiting periods under the HSR Act (including any voluntary agreed extensions) or earlier termination thereof.

“ICA Approval” means that the Purchaser shall have received (i) notification from the responsible Minister under the Investment Canada Act that he/she is satisfied or is deemed to be satisfied that the transactions contemplated in this Agreement or by the EMEA Asset Sale Agreement (as applicable) that are subject to the provisions of Part IV of the Investment Canada Act are likely to be of net benefit to Canada and (ii) any other approvals, clearances or authorizations required under the Investment Canada Act to effect the Closing as contemplated by this Agreement or by the EMEA Asset Sale Agreement (as applicable).

“Identified Employees” has the meaning set forth in Section 7.1.1(a).

“Inactive Employees” means Employees (other than Employees whose employment transfers to Purchaser or a Designated Purchaser by operation of Law) who have accepted Purchaser or Designated Purchaser’s offer of employment as provided in Section 7.1.1(a) and are on a Seller-approved leave of absence as of the Employee Transfer Date and are expected to return and actually return to work within the relevant time period set out below. An Employee shall be an Inactive Employee for purposes hereof if and only if such individual is absent as a result of military service, pregnancy or parental leave, disability leave, medical leave, jury duty or any leave provided under applicable Law and, in the case of leaves provided under applicable Law, is expected to return to work and actually returns to work in the time permitted for such leave under applicable Law and, for any other leave, is expected to return to work and actually returns to work within six (6) months following the Closing Date.

“Inbound License Agreements” has the meaning set forth in Section 4.5(j).

“Indebtedness” of any Person means at any date, without duplication, all obligations of such Person to the extent incurred for the Business (i) for indebtedness for borrowed money (including any unpaid principal, premium and accrued and unpaid interest or fees), (ii) for indebtedness evidenced by bonds, debentures, notes or similar instruments, (iii) in respect of leases that are capitalized in accordance with GAAP under which such Person is the lessee, (iv) in respect of letters of credit issued for the account of such Person (to the extent drawn), (v) in respect of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (iv) above and (vi) any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayment or default under any of the Indebtedness referred to in items (i) and (ii) above.

“Independent Auditor” means KPMG LLP or, in the case such firm cannot carry-out its duties for whatever reason, such other auditing firm of international reputation that is (i) jointly selected by the Primary Parties, or (ii) in case they cannot agree on any such firm within 10 Business Days of the request of either Primary Party, by KPMG LLP at the request of the first Primary Party to move for the appointment of such Independent Auditor.

“Insolvency Act” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any and all intellectual and industrial property, whether protected or arising under the laws of the United States, Canada or any other jurisdiction, including all intellectual or industrial property rights in any of the following: (a) Trademarks; (b) Patents; (c) works of authorship (whether or not published) and copyrights (including any registrations therefor or applications for registration); (d) mask works (including any registrations therefor or applications for registration); (e) trade secrets, know-how and confidential information; (f) industrial designs and other rights in designs (including any registrations therefor or applications for registrations); (g) sui generis data base rights and (h) any Software and technology.

“Intellectual Property License Agreement” means the agreement to be entered into between the relevant Sellers, on the one hand, and the Purchaser (or the relevant Designated Purchasers), on the other hand, on or prior to the Closing in the form attached hereto as Exhibit H.

“Inventory” means any inventories of raw materials, manufactured and purchased parts, works in process, packaging, stores and supplies, unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order) and merchandise.

“Inventory Value” means, as of any given date, the book value of the Owned Inventory and the EMEA Owned Inventory, in each case net of applicable provisions, determined in accordance with the Nortel Accounting Principles.

“Investment Canada Act” means the Investment Canada Act, R.S. 1985, c.28, as it is now in effect and as it may be amended.

“IP Escrow Agreements” has the meaning set forth in Section 5.9(c).

“IRS” means the United States Internal Revenue Service.

“Israeli Companies” has the meaning set forth in the recitals to this Agreement.

“Israeli Companies Law” has the meaning set forth in the recitals to this Agreement.

“Israeli Court” has the meaning set forth in the recitals to this Agreement.

“Joint Administrators” has the meaning set forth in the recitals to this Agreement.

“Joint Israeli Administrators” has the meaning set forth in the recitals to this Agreement.

“KEIP” means the Nortel Networks Corporation Key Executive Incentive Plan approved by the U.S. Bankruptcy Court in the District of Delaware in part on March 5, 2009 and in part on March 20, 2009, and approved by the Canadian Court in part on March 6, 2009 and in part on March 20, 2009, as the same may be amended, modified, supplemented or replaced from time to time.

“Known Product Defects” has the meaning set forth in the Nortel Accounting Principles.

“KERP” means the Nortel Networks Corporation Key Employee Retention Plan approved by the U.S. Bankruptcy Court in the District of Delaware by an order dated March 5, 2009, and approved by the Canadian Court on March 6, 2009, as the same may be amended, modified, supplemented or replaced from time to time.

“Knowledge” or “aware of” or “notice of” or a similar phrase means, with reference to the Sellers, the actual knowledge of those Persons listed on Section 1.1(d) of the Sellers Disclosure Schedule, and, with reference to the Purchaser, the actual knowledge of those Persons listed on Exhibit I.

“Law” means any U.S., Canadian, UK, Israeli, foreign, supranational, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, judicial or administrative order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.

“Leased Real Property” means all real property subject to a Lease which is an Assumed and Subleased Real Estate Lease, a Non-365 Subleased Real Estate Lease, a Licensed Real Estate Lease or a Non-365 Licensed Real Estate Lease.

“Lease(s)” means all leases, subleases, real-property licenses and other agreements (written or oral), including all amendments, extensions and renewals thereof, pursuant to which real property is held.

“LGN Distribution Agreement” means the agreement between the Purchaser and/or a Designated Purchaser, on the one hand, and the LGN Joint Venture, on the other hand governing the distribution of certain CVAS Products by the LGN Joint Venture that the Purchaser will use commercially reasonable efforts to negotiate with the LGN Joint Venture and execute on or before the Closing pursuant to Section 5.23.

“LGN Joint Venture” means LG-Nortel Co. Ltd., which was established in November 2005 as a joint venture between NNL and LG Electronics Inc. for the purpose of jointly developing and marketing certain telecommunications equipment and network solutions.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, direct or indirect, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or undeterminable, known or unknown, including those arising under any Law or Action and those arising under any Contract or otherwise, including any Tax liability.

“License” has the meaning set forth in Section 5.33.

“Licensed Intellectual Property” means the Intellectual Property being licensed to the Purchaser or the relevant Designated Purchasers under the Intellectual Property License Agreement and the Trademark License Agreement.

“Licensed Real Estate Leases” has the meaning set forth in Section 2.1.5(c).

“Lien” means any lien (statutory or otherwise), mortgage, pledge, security interest, charge, right of first refusal, hypothecation, encumbrance, easement, encroachment, right-of-way, restrictive covenant on real property, real property license, lease or conditional sale arrangement.

“Loaned Employee Agreement” means the agreement between the Main Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or before the Closing attached hereto as Exhibit J.

“Local Sale Agreements” has the meaning set forth in Section 2.1.8.

“Losses” has the meaning set forth in Section 6.11(a).

“Main Sellers” has the meaning set forth in the preamble to this Agreement.

“Mandatory Antitrust Approvals” means a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period) by any Government Entity under the Laws of any of the jurisdictions listed in Exhibit K (the “Relevant Antitrust Authorities”) or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of any of the jurisdictions listed in Exhibit K, authorizing or not objecting to the transactions contemplated by this Agreement and by the EMEA Asset Sale Agreement (as applicable), which includes any decision or consent by any such Relevant Antitrust Authority setting forth conditions or obligations on the Purchaser or any of its Affiliates.

“Market Value” means, in respect of the Restricted Assets and Restricted Liabilities, the greater of (i) the fair market value of the same, determined by reference to an amount equal to the product of (x) the sum of the revenues for the one year period ended on December 31, 2008 (the “2008 Revenues”) for such Restricted Seller as set forth on Exhibit L, times (y) 0.2078 and (ii) the net book value of such Restricted Assets and Restricted Liabilities.

“Material Adverse Effect” means any event, change, circumstance, development, condition, fact, occurrence or effect that, individually or together with any other events, changes, circumstances, developments, conditions, facts, occurrences or effects has had, or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Business to be transferred hereunder and under the EMEA Asset Sale Agreement, taken as a whole, but in each case shall not include the effect of events, changes, circumstances, developments, conditions, facts, occurrences or effects to the extent resulting from (a) general changes to the industries and markets in which the Business operates, but only to the extent that such changes do not have a disproportionate effect on to the Business relative to other businesses in such industries and markets, (b) macroeconomic factors, interest rates, currency exchange rates, general financial market conditions, earthquakes, hurricanes, floods, tornados and similar natural causes, war, terrorism or hostilities, but only to the extent that such factors, rates, conditions, natural causes, war, terrorism or hostilities, in each case, do not have a disproportionate effect on the Business, relative to other businesses in the industries or markets in which the Business operates, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) compliance with this Agreement, (e) the transactions contemplated hereby or any announcement of this Agreement or the identity of the Purchaser in accordance with the terms of this Agreement, (f) the pendency of the Bankruptcy Proceedings and any action approved by the Bankruptcy Courts, (g) the attrition of customers or employees prior to the Closing Date (provided, that the reason for customer attrition, if not otherwise excluded pursuant to the other clauses of this definition in determining whether there has been a Material Adverse Effect pursuant to the other clauses in this definition, shall be included in determining whether there has been a Material Adverse Effect), (h) actions taken by the Sellers at the specific written request of the Purchaser or (i) the failure of the Business to achieve internal or external financial forecasts or projections, by itself, provided, however, that the effect of any underlying event, change, circumstance, development, condition, fact, occurrence or effect giving rise to any such failure to meet forecasts or projections, if not otherwise excluded pursuant to the other clauses of this definition in determining whether there has been a Material Adverse Effect pursuant to the other clauses in this definition, shall be included in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.4.

“Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the CCAA Cases.

“Mutual Development and Support Agreement” means the agreement between the Purchaser and/or any Designated Purchasers, on the one hand, and the relevant Sellers or the purchasers of former businesses, business segments or divisions of the Sellers, governing the development (i) by the Purchaser and/or any Designated Purchasers or any of their Affiliates of new features of certain of the products used by the Sellers or the purchasers of former businesses, business segments or divisions of the Sellers, and/or (ii) by the relevant Sellers or the purchasers of former businesses, business segments or divisions of the Sellers, of new features of certain of the CVAS Products, that the relevant Parties will use commercially reasonable efforts to negotiate with each other and such relevant purchasers and execute on or before the Closing pursuant to Section 5.23.

“New York Courts” has the meaning set forth in Section 10.6(b).

“NNC” has the meaning set forth in the preamble to this Agreement.

“NNI” has the meaning set forth in the preamble to this Agreement.

“NN India” has the meaning set forth in Section 2.1.8(b).

“NNL” has the meaning set forth in the preamble to this Agreement.

“NNSA” has the meaning set forth in the recitals to this Agreement.

“NNTC” has the meaning set forth in Section 6.5(b).

“NN Turkey” means Nortel Networks Netas Telekomunikasyon A.S., a joint stock co. corporation formed under the laws of Turkey.

“NN Turkey Agreements” means the NN Turkey Master Development Agreement, the NN Turkey Distribution Agreement and the NN Turkey Services Agreement.

“NN Turkey Distribution Agreement” means the agreement between NN Turkey, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, governing the distribution of certain CVAS Products by NN Turkey.

“NN Turkey Services Agreement” means the agreement between NN Turkey, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, governing the provision of services by NN Turkey to the Business.

“NN Turkey Master Development Agreement” means the agreement between NN Turkey, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, governing research and development operations by NN Turkey.

“NNUK” means Nortel Networks UK Limited.

“Non-Assignable Contracts” has the meaning set forth in Section 5.13(a).

“Non-Assigned Contract” means a Non-Assignable Contract as to which all applicable Consents to assignment have not been granted prior to the Closing Date.

“Non-Debtor Sellers” has the meaning set forth in the recitals to this Agreement.

“Non-Exclusive Supply Contract” means any supply Contract to which any Seller is a party that relates to the Business and also relates to one or more other businesses of the Sellers.

“Non-Solicitation Period” means the twenty-four (24) month period immediately following the Closing Date.

“Non-365 Customer Contract List” has the meaning set forth in Section 2.1.6(a).

“Non-365 Customer Contract” has the meaning set forth in Section 2.1.6(a).

“Non-365 Licensed Real Estate Leases” has the meaning set forth in Section 2.1.6(c).

“Non-365 Real Estate Leases” has the meaning set forth in Section 2.1.6(b).

“Non-365 Subleased Real Estate Leases” has the meaning set forth in Section 2.1.6(b).

“Non-Union Employee” means an Employee whose terms and conditions of employment are not governed by a Collective Labor Agreement.

“Nortel Accounting Principles” means the accounting principles employed in the preparation of the Unaudited Financial Statements, as set forth in Section 1.1(e) of the Sellers Disclosure Schedule.

“Nortel Canadian Pension Plan” has the meaning set forth in Section 7.5(a).

“Nortel Retained Businesses” has the meaning set forth in the Intellectual Property License Agreement.

“OCNIS” means (i) supply chain overhead costs (including supply chain management, procurement and manufacturing not otherwise covered pursuant to the Transition Service Agreement); (ii) sustaining engineering costs; (iii) “return on invested capital” or other third party overhead recovery costs (including additional materials pricing to cover contractual third party costs); (iv) royalty costs (where applicable); and (v) warranty costs (where applicable). OCNIS does not include inventory provision, Known Product Defects, outbound freight and logistics.

“Offer” or “Offers” has the meaning set forth in Section 7.1.1(a).

“Offer Consideration Period” has the meaning set forth in Section 7.1.1(a).

“Omitted Cross-License Agreement” has the meaning set forth in Section 4.5(g).

“Open Source Software” means Software that is made available under a license agreement that (i) conditions use, modification or distribution of any Software program, or any Software integrated with or derived from such Software program, or into which such Software program is incorporated, on the disclosure, licensing or distribution of the source code of such Software program (or such Software) or (ii) otherwise materially limits the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing, licensing or distributing such Software program or Software.

“Order” means any award, writ, injunction, judgment, order or decree entered into, issued, made or rendered by any Government Entity.

“Ordinary Course” means the ordinary course of the Business consistent with recent past practice as modified since the filing of the Bankruptcy Proceedings, and as such practice may be modified from time to time (i) to the extent necessary to reflect the Bankruptcy Proceedings or (ii) as may be required in the reasonable judgment of the Sellers to further effectuate the separation of the Business from the other businesses of the Sellers in a manner consistent with the Transaction Documents.

“Other Loaned Employees” means Employees located in or employed by the Sellers in Canada, who have accepted Offers of employment or whose employment transfers by operation of Law, and who would otherwise be Transferred Employees immediately following the Closing Date but for the fact that the Purchaser or Designated Purchaser, despite their commercially reasonable efforts, are not ready to employ such employees as of such date.

“Other Sellers” means the Affiliates of the Main Sellers listed in Exhibit A hereto, except to the extent that (i) any such entity listed on Exhibit A is liquidated or wound up between the date of this Agreement and the Closing Date or (ii) despite the commercially reasonable efforts of the Main Sellers, they are unable to cause any such entity listed on Exhibit A to agree to execute this Agreement on or prior to the Closing Date, then such entities shall not be considered “Other Sellers” (and therefore, shall also not be considered Sellers) for any purposes of this Agreement notwithstanding their inclusion on Exhibit A and any Assets and Liabilities of such entities will not be transferred as part of this Agreement.

“Overhead and Shared Services” means corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or provided (or were provided prior to any recent divestiture by any Seller since the filing of the Bankruptcy Proceedings) to both (i) the Business and (ii) other businesses or business segments of any Seller, including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, procurement and supply arrangements, research and development, treasury services, public relations, legal, compliance and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and including all hardware and software and other Intellectual Property necessary for or used in connection therewith.

“Outbound License Agreement” has the meaning set forth in Section 4.5(k).

“Owned Equipment” means (i) those items of Equipment owned by any of the Sellers that are held or used exclusively in connection with the Business including items of Equipment owned by any of the Sellers that are held or used exclusively in connection with the Business that are (A) located at the shared labs specified in Section 1.1(f) of the Sellers Disclosure Schedule or (B) on loan to NN Turkey or the Sellers’ contract manufacturers as listed in Section 1.1(f) of the Sellers Disclosure Schedule, and (ii) the other Equipment listed in Section 1.1(g) of the Sellers Disclosure Schedule, provided, however, that “Owned Equipment” shall not include any (A) Owned Inventory, (B) any items of tangible property personally assigned to Employees who are not (w) Transferred Employees as of the Employee Transfer Date, (x) Visa Employees, (y) Other Loaned Employees, or (z) Transitional Employees, (C) any Intellectual Property, (D) information technology assets, such as data servers and large scale storage devices or (E) any furniture and fixtures other than trade fixtures located at the Direct Lease Real Estate, or any leasehold improvements owned by the head landlord and located at the demised premises which are the subject of any Sublease.

“Owned Inventory” means (i) Inventory owned by any of the Sellers that is held or used exclusively in connection with the Business, including any such Inventory which is owned by the Sellers but remains in the possession or control of a contract manufacturer or any other Person, and (ii) the other Inventory listed in Section 1.1(h) of the Sellers Disclosure Schedule.

“Partial Allocation” has the meaning set forth in Section 6.9.

“Party” or “Parties” means individually or collectively, as the case may be, the Sellers and the Purchaser.

“Patents” means all national (including the United States and Canada) and multinational statutory invention registrations, patents, patent applications and provisional patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions.

“Permitted Encumbrances” means (i) statutory Liens for Taxes the payment of which is not yet due or, if due, for Taxes the validity of which is being contested in good faith by appropriate proceedings and which are set forth on Schedule 1.1(i), in each case, for which adequate reserves have been established in accordance with GAAP, other than Liens that will be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouses and similar Liens arising or incurred in the Ordinary Course for sums not yet delinquent or overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (iii) Liens arising hereunder or under any Assigned Contracts (after giving effect to the assignment hereunder); (iv) any Liens imposed by any Bankruptcy Court in connection with the Bankruptcy Proceedings that are to be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (v) any other Liens set forth in Section 1.1(i) of the Sellers Disclosure Schedule; and (vi) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights of way, restrictions and other similar charges or encumbrances which do not impair in any material respect the use or value of the related assets in the Business as currently conducted.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Petition Date” means January 14, 2009, except with respect to Nortel Networks (CALA) Inc. in which case “Petition Date” shall mean July 14, 2009.

“Plan of Record” means the CVAS Products under development by the Sellers as of the date hereof, as set forth in the “Plan of Record” portion of Section 1.1(c) of the Sellers Disclosure Schedule.

“Pre-Close Employment Payments Amount” has the same meaning as “Pre-Close Employment Payments” has under the EMEA Asset Sale Agreement.

“Pre-Closing Segregation Costs” has the meaning set forth in Exhibit 5.27.

“Pre-Closing Taxable Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Prepaid Expenses” means prepaid expenses specifically identified as relating to the Business as indicated in the Adjusted Net Working Capital Statement.

“Prepaid Expenses Amount” means, as of any given date, the amounts classified as Prepaid Expenses of the Business, determined in a manner consistent with the Nortel Accounting Principles.

“Primary Party” means (i) each of the Main Sellers, on the one hand, and (ii) the Purchaser, on the other hand.

“Product Exposures Provision” means the provision (also known as “KPD provision”) with respect to defects (other than defects covered by the Warranty Provision) of CVAS Products and/or CVAS Services that have been sold by the Sellers and the EMEA Sellers prior to Closing.

“Product Exposures Provision Amount” means the amount as of any date of the Product Exposures Provision determined in accordance with the Nortel Accounting Principles.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Provider” has the meaning set forth in the Transition Services Agreement.

“Purchase Price” has the meaning set forth in Section 2.2.1.

“Purchase Price Escrow Amount” means eight million dollars ($8,000,000).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Purchaser Authorized Canadian Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Determination” has the meaning set forth in Section 6.11(a).

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Sellers on the date hereof.

“Purchaser Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, expense reimbursement plan, meal allowance plan, redundancy or severance plan, termination or retirement indemnity plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, early or ill health retirement plan, retirement savings plan, post-retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates with respect to their employees employed in those countries where they will employ Transferred Employees pursuant to this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 3.4(b).

“Purchaser Party” has the meaning set forth in Section 6.11(a).

“Purchaser Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Qualified Expenditures” has the meaning set forth in Section 6.5(b).

“Real Estate Agreements” means the leases, subleases or license agreements between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, in accordance with and as provided by the RETC.

“Real Estate Lease” means any Seller Contract that is a lease, sublease, license or other agreement for occupancy of real property.

“Real Property” means, collectively, the Direct Lease Real Estate and the Leased Real Property.

“Records Custodian” means Deloitte & Touche LLP or in case such firm is unable to carry out its duties for whatever reason, such other auditing firm of international reputation that is acceptable to each of the Purchaser and the Sellers, each acting reasonably.

“Regulatory Approvals” means the Antitrust Approvals and the ICA Approval.

“Release” when used in conjunction with Hazardous Materials, means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials) into the environment.

“Relevant Antitrust Authorities” has the meaning set forth in the definition of “Mandatory Antitrust Approvals” above.

“Replacement Financing” means debt financing to be disbursed on the Closing Date which the Purchaser wishes to obtain in replacement for part or all of the Financing.

“Representatives” has the meaning set forth in Section 5.29.

“Respective Affiliates” has the meaning set forth in Section 10.15(c).

“Restricted Assets” has the meaning set forth in Section 5.26(a).

“Restricted Liabilities” has the meaning set forth in Section 5.26(b).

“Restricted Seller” has the meaning set forth in Section 5.26(b).

“Restricted Technical Records” means the Livelink database or any other similar database containing only all necessary documents with respect to the technical aspects of the Qualified Expenditures of NNTC or NNL in their 2002 and subsequent taxation years.

“Retained Contracts” means any of those (i) 365 Customer Contracts or Non-365 Customer Contracts rejected by the Purchaser under either of Sections 2.1.5(d) or 2.1.6(e), (ii) Bundled Contracts that Purchaser chooses not to unbundle under any of clause (i), (ii) or (iii) of Section 5.14(a) or (iii) customer Contracts of the Business that are outside the scope of this Agreement and retained by the Sellers as a result of the jurisdiction in which they were originated or otherwise.

“RETC” means the Real Estate Terms and Conditions attached hereto as Exhibit M.

“Royalty Liability Amount” means, as of any given date, the amount of the royalty liabilities, net of applicable provisions, determined in accordance with the Nortel Accounting Principles.

“Sales Employees” has the meaning set forth in Section 7.1.1(a).

“Seller Authorized Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized Canadian Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized U.S. Agent” has the meaning set forth in Section 10.6(d).

“Seller Bid” has the meaning set forth in Section 2.1.1(k).

“Seller Break-Up Fee” means an amount equal to two-thirds (2/3) of the Break-Up Fee.

“Seller Consents” has the meaning set forth in Section 2.1.1(j)

“Seller Contracts” means (i) those Contracts of a Seller that relate exclusively to the Business or to the Assets (including Inbound License Agreements that are used, as of the date hereof, exclusively in connection with the Business or any Asset, but excluding any other licenses of Intellectual Property), and (ii) the Contracts of a Seller listed in Section 1.1(j) of the Sellers Disclosure Schedule.

“Seller Employee Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, expense reimbursement plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Sellers or any of their Subsidiaries or Affiliates (other than the EMEA Sellers) with respect to Employees, and (ii) any other employee benefit plan with respect to which the Purchaser or any of its Affiliates could have any Liability as a result of the Sellers or any of their Subsidiaries or Affiliates (other than the EMEA Sellers) maintaining such plan prior to the Closing Date.

“Seller Expense Reimbursement” means an amount equal to two-thirds (2/3) of the Expense Reimbursement.

“Seller Insurance Policies” means all current or previous insurance policies of the Sellers and their Affiliates, including all environmental, directors’ and officers’ Liability, fiduciary Liability, employed lawyers, property and casualty flood, ocean marine, contaminated products insurance policies and all other insurance policies or programs arranged or otherwise provided or made available by the Sellers or their Affiliates that cover (or covered) any of the Covered Assets and Persons at any time prior to the Closing.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof.

“Sellers’ Trademarks” has the meaning set forth in Section 5.21.

“Severance Amount” has the meaning given to it in the EMEA Asset Sale Agreement.

“Software” means any and all (i) computer programs, applications and interfaces, whether in source code or object code, (ii) computerized databases and compilations, and (iii) all user manuals and architectural and design specifications, training materials and other documentation relating to any of the foregoing.

“Special Arrangements” has the meaning set forth in Section 4.11(a).

“Specified Employee Liabilities” has the meaning set forth in Section 2.1.3(i).

“Specified Employee Liabilities Amount” means the amount specified on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule with respect to each of the following: (i) gratuity payments due to Transferred Employees in India, (ii) long service leave due to Transferred Employees in Australia, (iii) long service leave due to Transferred Employees in New Zealand, (iv) end of service payments due to Transferred Employees in Saudi Arabia, (v) end of service payments due to Transferred Employees in the United Arab Emirates, and (vi) end of service payments due to Transferred Employees in Tunisia.

“Specified Transferred Employees” has the meaning set forth in Section 7.1.2(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.4(b).

“Subcontract Agreement” means one or more agreements between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or before the Closing in a form mutually agreed to by the Parties so as to pass through the benefits and burdens of the underlying Contract with customers as if the Purchaser or the applicable Designated Purchaser were party thereto.

“Sublease” has the meaning set forth in Section 5.31.

“Subsidiary” of any Person means any Person Controlled by such first Person.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Target Working Capital” means seventy three million dollars ($73,000,000).

“Tax” means (a) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes, fees, levies, assessments or other impositions by or on behalf of any Government Entity, including net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, customs, and all other taxes, fees, duties, levies, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest, penalties, additions to tax and additional amounts imposed or assessed with respect thereto, and (b) any obligation to pay any such amounts owing by any Person, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise.

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian, U.K. or other fiscal, customs or excise authority, body or officials (or any entity or individual acting on behalf of such authority, body or officials) anywhere in the world, including any Government Entity with responsibility for the imposition, collection or administration of any form of Tax or exercising Tax regulatory authority.

“Tax Claim” has the meaning set forth in Section 6.11(b).

“Tax Claim Notice” has the meaning set forth in Section 6.11(b).

“Tax Credit Purchaser” has the meaning set forth in Section 6.5(b).

“Tax Escrow Amount” means $2,500,000 (two million five hundred thousand dollars), which amount shall secure the Sellers’ obligations under Section 6.11.

“Tax Returns” means all returns, reports (including elections, declarations, designations, disclosures, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes, including any amendments thereto.

“TFR Amount” means the amount of the actual unfunded obligation accrued in any period preceding the Closing Date that is assumed by the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser at Closing under the Trattamento di Fine Rapporto in Italy, to the extent that it is required to be accounted for under FAS 87 (paragraphs 11, 72 and 73). The amount will be determined in accordance with GAAP.

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

“Third Party Operator” has the meaning set forth in Section 7.1.2(f).

“365 Contract” means any Contract of a U.S. Debtor that is an Executory Contract and was entered into before the Petition Date that can be assumed and assigned by the relevant U.S. Debtor pursuant to Section 365 of the U.S. Bankruptcy Code.

“365 Customer Contract” has the meaning set forth in Section 2.1.5(a).

“365 Customer Contract List” has the meaning set forth in Section 2.1.5(a).

“365 Real Estate Lease List” has the meaning set forth in Section 2.1.5(b).

“365 Real Estate Leases” has the meaning set forth in Section 2.1.5(b).

“Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world (including the Canadian Intellectual Property Office), and all rights therein provided by multinational treaties or conventions.

“Trademark License Agreement” means the trademark license agreement between NNL, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, in respect of certain Trademarks used in respect of the CVAS Products and/or CVAS Services to be entered into on or before the Closing in the form attached hereto as Exhibit N.

“Transaction Documents” means this Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements and all other ancillary agreements to be entered into, or documentation delivered by, any Party and/or any Designated Purchaser pursuant to this Agreement or any Local Sale Agreement.

“Transfer Date” has the meaning given to it in the EMEA Asset Sale Agreement.

“Transfer Taxes” means all goods and services, sales, excise, use, transfer, documentary, filing, recordation, value added, stamp, stamp duty reserve, and all other similar Taxes, duties or other like charges, however denominated (including any real property transfer Taxes and conveyance and recording fees and notarial fees), together with interest, penalties and additional amounts imposed with respect thereto.

“Transfer Tax Returns” has the meaning set forth in Section 6.7(a).

“Transferred Employees” means (i) Employees who accept an offer of employment by, and commence employment with, the Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1.1(a) and (c) or Section 7.2, and (ii) those Employees whose employment transfers by operation of Law. For the avoidance of doubt, Transitional Employees shall not be considered Transferred Employees.

“Transferred Employee Plan” means any Seller Employee Plan that is (x) established or maintained in accordance with a Collective Labor Agreement that is transferred to the Purchaser or a Designated Purchaser under the terms of Section 7.2, and transferred (or the liabilities of which are transferred) to the Purchaser or Designated Purchaser pursuant to this Agreement or by operation of Law or (y) transferred (or the liabilities of which are transferred) to the Purchaser or Designated Purchaser pursuant to this Agreement or by operation of Law, in each case, excluding the Specified Employee Liabilities assumed by Purchaser pursuant to Section 2.1.3(i).

“Transferred Intellectual Property” means (i) the Transferred Patents, (ii) the Trademarks set forth in Section 1.1(k) of the Sellers Disclosure Schedule, and (iii) any Intellectual Property (other than Patents or Trademarks) owned by any of the Sellers that is used exclusively in connection with the Business.

“Transferred Overhead and Shared Services” means Overhead and Shared Services to be provided to or in support of the Business post-Closing by Transferred Employees as set forth in Section 1.1(l) of the Sellers Disclosure Schedule.

“Transferred Patents” means the Patents listed in Section 1.1(m) of the Sellers Disclosure Schedule.

“Transferring Employee” has the meaning set forth in the EMEA Asset Sale Agreement.

“Transition Services Agreement” means an agreement between the relevant Sellers or EMEA Sellers (or their Affiliates), on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or prior to the Closing Date, in the form attached hereto as Exhibit O, except that the schedules to such agreement shall be agreed between the Parties in accordance with Section 5.27 hereof.

“Transitional Employees” means Employees who accept an offer of employment by, and commence employment with, the Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1.1(f).

“TSA Escrow Amount” means ten million dollars ($10,000,000).

“2008 Revenues” has the meaning set forth in the definition of “Market Value” above.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(b).

“Unbilled Accounts Receivable” means, as of a given date, amounts classified in Construction-in-Process accounts in a manner consistent with the Nortel Accounting Principles.

“Unbilled Accounts Receivable Amount” means, as of any given date, the amount of Unbilled Accounts Receivable of the Business determined in accordance with the Nortel Accounting Principles.

“Unexpired Leases” means leases that constitute “unexpired leases” for the purposes of Section 365 of the U.S. Bankruptcy Code.

“Union Employee” means an Employee whose terms and conditions of employment are covered by a Collective Labor Agreement as specified in Section 4.11(b) of the Sellers Disclosure Schedule.

“U.S. Bankruptcy Code” means Title 11 of the United States Code.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“U.S. Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.

“U.S. Bidding Procedures and Sale Motion” has the meaning set forth in Section 5.1(a).

“U.S. Bidding Procedures Order” has the meaning set forth in Section 5.1(a).

“U.S. Debtor Contract” means any Seller Contract to which a U.S. Debtor is a party.

“U.S. Debtors” has the meaning set forth in the recitals to this Agreement.

“U.S. Sale Order” has the meaning set forth in Section 5.1(a).

“Visa Employees” means Employees (other than Transitional Employees and Employees whose employment transfers by operation of Law) who are identified as having a visa or permit in Section 4.11(b) of the Sellers Disclosure Schedule and whose employment with Purchaser or a Designated Purchaser cannot commence or continue on the Employee Transfer Date solely due to Purchaser or Designated Purchaser’s inability to obtain the required visa or permit with respect to such Employee’s employment on the Employee Transfer Date.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989, as amended, or any similar Law relating to plant closing or mass layoff.

“Warranty Obligations” means the warranty obligations relating to CVAS Products and CVAS Services assumed by the Purchaser and/or a Designated Purchaser and/or an EMEA Designated Purchaser pursuant to Section 2.1.3(b) and Section 2.1.3(e) of this Agreement and Clauses 2.3.2(C) and 2.3.3.6 of the EMEA Asset Sale Agreement, excluding those warranty obligations that relate to Products Exposure Provisions.

“Warranty Provision” means the provision to be recognized and measured by the Business pursuant to the Nortel Accounting Principles for potential claims by customers under the Warranty Obligations.

“Warranty Provision Amount” means the amount of the Warranty Provision as of any given date as calculated in accordance with the Nortel Accounting Principles.

Section 1.2. Interpretation.

1.2.1. Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.2.2. Certain Phrases and Calculation of Time. In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, (iv) the use of the words “or” and “any” shall not be exclusive, and (v) in determining whether an asset is “exclusively” used in connection with the Business, incidental, de minimis or casual uses outside the Business shall not be considered. If the last day of any such period is not a Business Day, such period will end on the next Business Day. References to “Assets” and “Assumed Liabilities” in Articles III, IV and IX and Section 5.9 shall omit “at the Closing”, “at the Closing Date” and terms of similar meaning from the definitions of the terms that comprise such definitions.

When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.2.3. Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.2.4. Currency. All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in United States currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in United States currency. All payments required under this Agreement shall be paid in United States currency in immediately available funds, unless otherwise specifically indicated herein. Where another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal (Eastern Edition) newspaper for the day in question.

1.2.5. Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1. Purchase and Sale.

2.1.1. Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, purchase or accept assignment and assume from the relevant Sellers, and each Seller shall transfer or assign to the Purchaser or the relevant Designated Purchasers, all of such Seller’s right, title and interest in and to the following assets (such assets, excluding the Excluded Assets, the “Assets”) (x) in the case of Assets that are transferred or assigned by U.S. Debtors, free and clear of all Liens and Claims (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to Sections 363 and 365 of the U.S. Bankruptcy Code, (y) in the case of Assets that are transferred or assigned by the Canadian Debtors, free and clear of all Liens (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to the Canadian Approval and Vesting Order, when granted, and (z) in the case of Assets that are transferred or assigned by the Non-Debtor Sellers, free and clear of all Liens (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates):

(a) the Owned Inventory as of the Closing Date;

(b) the Unbilled Accounts Receivable as of the Closing Date;

(c) the Owned Equipment as of the Closing Date;

(d) the Assigned Contracts in force as of the Closing Date;

(e) the Prepaid Expenses as of the Closing Date;

(f) all rights of the Sellers as of the Closing Date under non-disclosure, confidentiality, non-compete or non-solicitation agreements that are Assigned Contracts or, to the extent they relate exclusively to the Business or the Assets, with Transferred Employees (to the extent assignable without the applicable Transferred Employee’s consent), contractors and agents of the Sellers or with other Third Parties;

(g) the tangible embodiments of the Business Information (whether in paper, digital or other tangible form) existing as of the Closing Date, subject to Section 2.1.2(f);

(h) the Transferred Intellectual Property as of the Closing Date, subject to the licenses granted to NNL, NNI and each of the EMEA Sellers pursuant to the Intellectual Property License Agreement and subject to any and all licenses granted under such Intellectual Property prior to the Closing Date not in violation of Section 5.9, together with (A) all income, royalties, damages and payments due or payable after the Closing Date relating to the Transferred Intellectual Property (except for (x) any income, royalties, damages and payments from claims asserted prior to the Closing Date or payment obligations accrued for periods prior to the Closing Date, whether or not due or payable after the Closing Date, and (y) any income or royalties payable under any contract, arrangement or agreement other than the Assigned Contracts), (B) the right, if any, to register, prosecute, maintain and defend the Transferred Intellectual Property before any public or private agency or registrar, and (C) the right to sue and recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations thereof, the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations, and the right to fully and entirely stand in the place of the Sellers in all matters related thereto;

(i) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers, contractors, and Third Parties to the extent related to the Assets;

(j) to the extent assignable under applicable Law, all Consents of Government Entities exclusively pertaining to the Business (the “Seller Consents”);

(k) all rights that may be freely transferred as of the Closing Date arising from or in connection with any Bid made prior to the Closing Date by any Seller or by a contractor team or joint venture in which any Seller is participating, which is capable of acceptance after the Closing and, if accepted, would result in the award of a Customer Contract that (if entered into after the date hereof and prior to the Closing Date) would be an Assigned Contract hereunder or to which the Purchaser has provided its prior written consent (to the extent required pursuant to Section 5.9) (any such Bid, a “Seller Bid”);

(l) any net insurance proceeds received or to be received in respect of the Owned Equipment, to the extent payable to the Purchaser pursuant to Section 5.19; and

(m) any Tax records required by Law to be transferred to the Purchaser or a Designated Purchaser.

2.1.2. Excluded Assets. Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement or in any of the other Transaction Documents to the contrary, nothing herein shall be deemed to sell, transfer, assign or convey (or require Sellers to do any of the foregoing as to) the following assets to the Purchaser or any Designated Purchaser, and the Sellers shall retain all of their respective rights, title and interests in and to, and the Purchaser and the Designated Purchasers shall have no rights with respect to, the rights, title and interests of the Sellers in and to, any of the following assets (the “Excluded Assets”):

(a) cash and cash equivalents, accounts receivable (including intercompany receivables but excluding Unbilled Accounts Receivable as of the Closing Date), bank account balances and all petty cash of the Sellers;

(b) all rights to Tax refunds, Tax credits or similar Tax benefits relating to the Assets or the Business allocable to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on and including the Closing Date, for the avoidance of doubt, excluding any such item with respect to Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 6.1(a), which shall be for the benefit of the Purchaser;

(c) without limiting Section 5.28, all claims, causes of action and rights of Sellers or any Subsidiary thereof to the extent relating to any Excluded Liabilities or to any Liabilities for which Sellers are responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any Third Party);

(d) other than the Assigned Contracts and any other contract rights transferred in connection with the Assets, any rights of the Sellers under any Contract (including, for the avoidance of doubt, and without limiting any rights under, the Subcontract Agreement, the Non-Assigned Contracts (except as provided for in Section 5.13), the Bundled Contracts, the Excluded 365 Customer Contracts, the Excluded Non-365 Customer Contracts and the Seller Insurance Policies (except pursuant to Section 2.1.1(l)));

(e) the minute books, stock ledgers and Tax records of the Sellers other than the Tax records described in Section 2.1.1(m);

(f) (i) any books, records, files, documentation or sales literature other than the Business Information (subject to clause (iii) of this subsection (f)), (ii) any Employee Records other than those required to be delivered to the Purchaser pursuant to Section 5.6(e) and ARTICLE VII and (iii) such portion of the Business Information that the Sellers are required by Law (including Laws relating to privacy but subject to any exemption from those Laws included in the Canadian Approval and Vesting Order or the U.S. Sale Order) or by any agreement with a Third Party to retain and/or not to disclose (provided that copies of such information shall be provided to the Purchaser to the extent permitted by applicable Law or such agreement);

(g) any right to any Intellectual Property (i) of any Seller (including Sellers’ names) or any Affiliates of any Seller, with the exception of (A) the Transferred Intellectual Property, and (B) Intellectual Property to the extent rights are granted thereto pursuant to the Intellectual Property License Agreement or the Trademark License Agreement, and (ii) of any Third Party, except to the extent licensed under an Assigned Contract or otherwise granted pursuant to Section 5.4(c), 5.4(d) or 5.15(c);

(h) all rights of the Sellers under this Agreement and the other Transaction Documents;

(i) subject to Section 5.28, all of the rights and claims of the U.S. Debtors available to the U.S. Debtors under the U.S. Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the U.S. Bankruptcy Code, and any related claims and actions arising under such Sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(j) all records prepared in connection with the sale of the Assets;

(k) all stock or other equity interests in any Person;

(l) any assets set forth on Section 2.1.2(l) of the Sellers Disclosure Schedule;

(m) any assets owned by NN Turkey, the LGN Joint Venture or GDNT; and

(n) any refunds due from, or payments due on, claims with the insurers of any Sellers in respect of losses arising prior to the Closing Date, other than as specified in Section 2.1.1(l);

(o) any and all other assets and rights of the Sellers not specifically included in Section 2.1.1 (including any assets and rights of entities listed on Exhibit A who are ultimately not deemed to be Other Sellers); and

(p) any Contract deemed an Excluded 365 Customer Contract or an Excluded Non-365 Customer Contract pursuant to Section 2.1.5 or Section 2.1.6; and

(q) any Contract with an Affiliate of the Main Sellers that is not an EMEA Seller, an Other Seller or Seller.

In addition to the above, the Sellers shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Business Information to which the Sellers in good faith determine they are reasonably likely to need access for bona fide business or legal purposes.

2.1.3. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, assume and become responsible for, and perform, discharge and pay when due only the following Liabilities (such Liabilities, the “Assumed Liabilities”):

(a) all Liabilities arising after the Closing Date, to the extent related to the conduct, operation or ownership by Purchaser of the Business after the Closing Date, including (i) all such Liabilities with respect to the ownership and operation of the Assets after the Closing Date, (ii) all such Liabilities related to Actions or claims brought against the Business after the Closing Date, (iii) all such Liabilities under any Environmental Laws after the Closing Date, (iv) all such Liabilities under any products liability Laws or similar Laws concerning defective products after the Closing Date, and (v) all such Liabilities under any applicable Laws in relation to telecommunications providers after the Closing Date;

(b) (i) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof) or any arrangements entered into pursuant to Section 5.13 or 5.14 (or breach thereof) after the Closing Date, (ii) any Cure Costs payable pursuant to

Section 2.1.7, (iii) any obligation under any Assigned Contract to buy back from the relevant resellers the CVAS Products sold by the Business to such resellers under such Assigned Contract, and (iv) any obligations under any warranty Liabilities relating to CVAS Products and CVAS Services which have been supplied under any Assigned Contract;

(c) (i) all Liabilities resulting from any licensing assurances, declarations, agreements or undertakings relating to the Transferred Intellectual Property which the Sellers may have granted or committed to Third Parties, solely to the extent that the terms of such licensing assurances, declarations, agreements, or undertakings require assignees of the Transferred Intellectual Property to assume such Liability, and (ii) Liabilities resulting from the assurances, declarations and undertakings made to standard-setting bodies as listed in Section 2.1.3(c) of the Sellers Disclosure Schedule (including, with respect to such Liabilities, the name of each relevant standard-setting body and, to the extent available, any Patents included in the Transferred Intellectual Property that are subject to such Liability), it being understood that Sellers or their Affiliates may have made other licensing assurances, declarations or undertakings to various standard-setting bodies concerning the Transferred Intellectual Property, the Liabilities for such other assurances, declarations or undertakings are not assumed hereunder but are being referenced merely to provide notice thereof;

(d) all Liabilities for, or related to any obligation for, any Tax that the Purchaser or any Designated Purchaser bears under ARTICLE VI;

(e) all obligations under any warranty liabilities relating to CVAS Products and CVAS Services which have been supplied under any Bundled Contract or Non-Assignable Contract subcontracted to the Purchaser or any Designated Purchaser under any Subcontract Agreement or under the agreements set forth in Section 5.23(b);

(f) except to the extent otherwise expressly set forth in ARTICLE VII, all Liabilities related to or arising from any of the following: (i) the Purchaser’s or any Designated Purchasers’ (or any of their Affiliates’) employment or termination of employment (whether or not arising under or in respect of any Purchaser Employee Plan) of Transferred Employees or Transitional Employees arising on or after the Closing Date; (ii) except where such Liability is attributable to an act or omission of the Sellers, the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) offer of employment or notice of continued employment (including any Liability, other than a Liability attributable to an act or omission by the Sellers, arising as a result of any breach of applicable employment Law by the Purchaser or relevant Designated Purchaser in connection with any pre-employment screening process), as applicable, to any Employee pursuant to the terms of Section 7.1; (iii) the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) decision to make or not make offers of employment to Employees, to the extent such offer violates applicable Law with respect to discrimination among employees or potential employees and except where such Liability is attributable to an act or omission of the Sellers, (iv) the employment, prospective employment or termination of employment of any Employee whose employment transfers by operation of Law arising after the Closing Date; and (v) the failure of the Purchaser or any Designated Purchasers or their Affiliates to satisfy their obligations with respect to the Employees, including the Transferred Employees and the Transitional Employees, as set out in ARTICLE VII;

(g) all Liabilities that relate to or arise from or in connection with any Purchaser Employee Plan;

(h) any obligation to provide continuation coverage pursuant to COBRA or any similar Law under any Purchaser Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to Transferred Employees and Transitional Employees and/or their qualified beneficiaries who have a qualifying event that occurs on or after such Transferred Employees’ or Transitional Employees’ Effective Hire Date;

(i) all Liabilities related to the Transferred Employees set forth on Section 2.1.3(i) of the Sellers Disclosure Schedule (the “Specified Employee Liabilities”);

(j) all Liabilities related to Transferred Employees and Transitional Employees expressly assumed by Purchaser or a Designated Purchaser as set out in ARTICLE VII;

(k) Liabilities related to the obligation to repurchase Business-related Inventory under contract manufacturing agreements, as specified in the Contract Manufacturing Inventory Agreements;

(l) all Liabilities relating to executory supply purchase orders for products or services (other than raw materials, manufactured or purchased parts, work in process, packaging, stores, tooling, finished goods or supplies, in each case to be delivered to contract manufacturers), entered into by the Sellers in connection with the Business in the Ordinary Course before the Closing with any Person (other than a contract manufacturer) who is a supplier of the Business as of the date hereof (or a replacement supplier for any such supplier) and under which products and/or services have not been delivered or supplied as of the Closing Date;

(m) all Liabilities related to a Seller Bid; and

(n) all other Liabilities listed in Section 2.1.3(n) of the Sellers Disclosure Schedule.

2.1.4. Excluded Liabilities. For the avoidance of doubt, none of the Purchaser or the Designated Purchasers, as applicable, shall assume or be deemed to have assumed any Liabilities of the Sellers or their Affiliates other than the Assumed Liabilities (collectively the “Excluded Liabilities”) and anything identified as an Excluded Liability is not an Assumed Liability. Without limiting the generality of the foregoing, Excluded Liabilities include:

(a) all Indebtedness of the Sellers and their Affiliates;

(b) all Liabilities arising out of the Contracts that are not Assigned Contracts;

(c) other than as specifically set forth herein, all Liabilities arising out of or relating to the Excluded Assets or the operation by the Sellers of any business other than the Business, whether before, on or after the Closing Date;

(d) other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business) including any liability with respect to Cure Costs payable by the Sellers pursuant to Section 2.1.7(b);

(e) other than as specifically set forth herein, litigation and related claims and Liabilities or any other claims against any Seller of any kind or nature whatsoever involving or relating to facts, events or circumstances arising or occurring prior to the Closing, no matter when raised (including Liability for breach, misfeasance or under any other theory relating to any Seller’s conduct, performance or non-performance);

(f) all guarantees of Third Party obligations by the Sellers and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit;

(g) all accounts payable and trade payables of the Sellers, including intercompany payables (other than with respect to Assigned Contracts);

(h) all fees or commissions of any brokers, funds or investment banks in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates;

(i) all Excluded Employee Liabilities;

(j) all Liabilities for, or related to any obligation for, any Tax that the Sellers are required to bear under ARTICLE VI; for the avoidance of doubt, the Parties intend that no Purchaser or Designated Purchaser shall have any transferee or successor liability for any Tax that the Sellers bear under ARTICLE VI;

(k) all obligations to provide continuation coverage pursuant to COBRA or any similar Law to any Person who has been employed in the Business and who does not become a Transferred Employee or a Transitional Employee;

(l) except with respect to the Assumed Liabilities, all Liabilities or other obligations arising from Seller Employee Plans;

(m) any Liability of the Sellers or any ERISA Affiliate under Title IV of ERISA;

(n) any pension or retirement Liability of the Sellers or any ERISA Affiliate, which, for purposes of clarification, shall not include the Specified Employee Liabilities assumed by Purchaser pursuant to Section 2.1.3(i); and

(o) all Liabilities of Sellers arising under this Agreement and the Ancillary Agreements.

2.1.5. Assumption and/or Assignment or Rejection of 365 Contracts and Assumption and Sublease and/or License of 365 Real Estate Leases.

(a) Section 2.1.5(a) of the Sellers Disclosure Schedule sets forth a list (the “365 Customer Contract List”) of substantially all Customer Contracts of a U.S. Debtor that are Executory Contracts and were entered into before the Petition Date (Contracts that may be included on the 365 Customer Contract List, the “365 Customer Contracts”), which the relevant U.S. Debtor will, subject to Section 2.1.5(d), to the extent permitted by applicable Law, assume and assign to the Purchaser or a Designated Purchaser at Closing pursuant to section 365 of the U.S. Bankruptcy Code.

(b) Section 2.1.5(b) of the Sellers Disclosure Schedule sets forth a list (the “365 Real Estate Lease List”) of all Real Estate Leases of a U.S. Debtor that previously have been assumed, pursuant to Section 365 of the U.S. Bankruptcy Code (the “365 Real Estate Leases”), and under which the Purchaser or a Designated Purchaser will enter into a Sublease to the extent permitted by, and in accordance with, the terms of the related 365 Real Estate Lease and applicable Law (the “Assumed and Subleased Real Estate Leases”), in accordance with and as provided by the terms of the RETC; and

(c) Section 2.1.5(c) of the Sellers Disclosure Schedule sets forth a list of all 365 Real Estate Leases under which the Purchaser or a Designated Purchaser has elected to have the relevant Seller enter into a License with the Purchaser or a Designated Purchaser to the extent permitted by, and in accordance with, the terms of the related 365 Real Estate Lease and applicable Law (the “Licensed Real Estate Leases”) at Closing, in accordance with and as provided by the terms of the RETC.

(d) The Purchaser shall have until the Contract Designation Date, but not thereafter, to designate, by written notice to NNI, any 365 Customer Contracts listed on the 365 Customer Contract List (as supplemented and/or updated in accordance with Section 2.1.5(e)), that meet the Exclusion Criteria and which the Purchaser wishes to reject, which such 365 Customer Contracts shall be referred to as “Excluded 365 Customer Contracts” and shall not be Assigned Contracts hereunder.

(e) Prior to the Closing Date, the Sellers shall be entitled to update and/or supplement the 365 Customer Contract List from time to time by written notices to the Purchaser; provided, that within five (5) Business Days of Closing no update and/or supplement shall be permitted without Purchaser’s prior written consent, and provided further that Sellers shall use commercially reasonable efforts to update the 365 Customer Contract List as soon as commercially practicable. The Sellers shall use commercially reasonable efforts to make available to the Purchaser or the Purchaser’s employees or representatives, complete unredacted copies of any Contract added to the 365 Customer Contract List no later than ten (10) Business Days after the date on which the Sellers add the Contract to the 365 Customer Contract List.

(f) The Contracts listed in the 365 Customer Contract List (as updated and/or supplemented pursuant to Section 2.1.5(e)) that are not Excluded 365 Customer Contracts are collectively referred to as the “Assumed and Assigned Contracts.”

(g) The U.S. Debtors shall seek the approval of the U.S. Bankruptcy Court to permit the assumption and assignment of the Assumed and Assigned Contracts as part of the U.S. Sale Order in accordance with Section 5.1.

2.1.6. Assignment of Non-365 Contracts and Sublease or License of Non-365 Real Estate Leases.

(a) Section 2.1.6(a) of the Sellers Disclosure Schedule sets forth a list (the “Non-365 Customer Contract List”) of all Customer Contracts other than 365 Customer Contracts (Contracts that may be included on the Non-365 Customer Contract List, the “Non-365 Customer Contracts”), which the relevant Seller will, subject to Section 2.1.6(e), assign to the Purchaser or a Designated Purchaser at Closing.

(b) Section 2.1.6(b) of the Sellers Disclosure Schedule sets forth a list of Real Estate Leases other than 365 Real Estate Leases (the “Non-365 Real Estate Leases”) under which the Purchaser has elected to have the relevant Seller enter into a Sublease with the Purchaser or a Designated Purchaser to the extent permitted by the terms of the related Non-365 Real Estate Lease and applicable Law (the “Non-365 Subleased Real Estate Leases”), in accordance with and subject to the terms of the relevant Lease, and in accordance with and as provided by the terms of the RETC;

(c) Section 2.1.6(c) of the Sellers Disclosure Schedule sets forth a list of Non-365 Real Estate Leases under which the Purchaser has elected to have the relevant Seller enter into a License with the Purchaser or a Designated Purchaser to the extent permitted by the terms of the related Non-365 Real Estate Lease and applicable Law (the “Non-365 Licensed Real Estate Leases”) at Closing, in accordance with and subject to the terms of the relevant Lease, and in accordance with and as provided by the terms of the RETC.

(d) Any Non-365 Real Estate Lease under which the Purchaser has not elected to enter into a Sublease pursuant to Section 2.1.6(b), or under which the Purchaser has not elected to enter into a License pursuant to Section 2.1.6(c), shall be referred to as an “Excluded Non-365 Contract” and shall not be an Assigned Contract hereunder.

(e) The Purchaser shall have until the Contract Designation Date, but not thereafter, to designate, by written notice to NNI, any Non-365 Customer Contracts listed on the Non-365 Customer Contract List (as supplemented and/or updated in accordance with Section 2.1.6(f)), that meet the Exclusion Criteria and which the Purchaser wishes to reject, which such 365 Customer Contracts shall be referred to as “Excluded Non-365 Customer Contracts” and shall not be Assigned Contracts hereunder.

(f) Prior to the Closing Date, the Sellers shall be entitled to update and/or supplement the Non-365 Customer Contract List from time to time by written notices to the Purchaser; provided, that within five (5) Business Days of Closing no update and/or supplement shall be permitted without Purchaser’s prior written consent, and provided further that Sellers shall use commercially reasonable efforts to update the Non-365 Customer Contract List as soon as commercially practicable. The Sellers shall use commercially reasonable efforts to make available to the Purchaser or the Purchaser’s employees or representatives, complete unredacted copies of any Contract added to the Non-365 Customer Contract List no later than ten (10) Business Days after the date on which the Sellers add the Contract to the Non-365 Customer Contract List.

(g) The Contracts listed in the Non-365 Customer Contract List (as updated and/or supplemented pursuant to Section 2.1.6(f)), that are not Excluded Non-365 Contracts are collectively referred to as the “Designated Non-365 Contracts.”

(h) Subject to Section 2.1.7(d), Section 2.1.10 and Section 5.13 and the receipt of any required Consent, all the Designated Non-365 Contracts in effect as of the Closing shall be assigned to the Purchaser or a Designated Purchaser at the Closing pursuant to Section 2.1.1(d).

2.1.7. Cure Costs; Adequate Assurance; Efforts.

(a) To the extent that the assumption and assignment of any 365 Customer Contract entails the payment of any Cure Cost, NNI shall, or shall cause the relevant U.S. Debtor to, pay or otherwise provide for payment of such Cure Cost as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order.

(b) To the extent that assignment to the Purchaser or a Designated Purchaser of any Non-365 Customer Contract entails the payment of any Cure Cost, the relevant Main Sellers shall, or shall cause the relevant Seller to, pay such amounts directly to such counterparty in a manner agreed between such Main Seller or such relevant Seller, as applicable, and such counterparty or ordered by a court of competent jurisdiction.

(c) The Sellers shall not be responsible for any other Cure Costs in connection with any other Seller Contract other than as set forth immediately above.

(d) Prior to the hearing before the U.S. Bankruptcy Court to approve the assumption and assignment of the Assumed and Assigned Contracts, the Purchaser shall provide adequate assurance of its and the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of Section 365(f)(2)(B) of the U.S. Bankruptcy Code and to the extent required by the U.S. Sale Order.

(e) The Parties shall, and shall cause the Other Sellers and the Designated Purchasers, as applicable, to, use commercially reasonable efforts to obtain all Consents required to permit the assignment to the Purchaser (or, if specified by the Purchaser, a Designated Purchaser) of the Assigned Contracts in force as of the Closing Date; provided, however, that the Sellers shall be under no obligation to seek any such Consent prior to the completion of the Auction (as defined in the Bidding Procedures) or to compromise any right, asset or benefit or to expend any amount or incur any Liability or provide any other consideration in seeking such Consents; provided, further, that the failure to obtain any or all of such Consents shall not in itself entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.8. Local Sale Agreements.

(a) Subject to the terms and conditions hereof, to the extent necessary to effect the Closing on the terms hereof, the relevant Sellers shall, and the Purchaser shall, and shall cause the relevant Designated Purchasers to, enter into such agreements or instruments, including bills of sale and/or assignment and assumption agreements (the “Local Sale Agreements”), providing for (i) the sale, transfer, assignment or other conveyance to the Purchaser and relevant Designated Purchasers, in accordance with the requirements of applicable local Law, of any Assets located in the countries where such Local Sale Agreements are required, and (ii) the assumption by the Designated Purchasers of any Assumed Liability that the Purchaser intends to allocate to them. In the event of a conflict between this Agreement and the Local Sale Agreements, this Agreement shall prevail.

(b) At any time within fifteen (15) calendar days after the selection of the Purchaser as the Successful Bidder, the Purchaser may elect, by written notice to the Main Sellers, but without effect on the Purchase Price or Purchaser’s obligation to offer employment to at least the number of Employees set out in Section 7.1.1(a), to designate as Excluded Assets all of the assets, interests and rights of Nortel Networks (India) Private Limited (“NN India”), whereupon such assets, interests and rights shall be Excluded Assets and any liabilities to the extent arising from or related to such assets, interests and rights shall be Excluded Liabilities, and NN India shall not be a Party to this Agreement, shall not be an Other Seller and shall have no rights or obligations hereunder, but shall remain bound by the provisions of Article X.

2.1.9. EMEA Asset Sale Agreement. None of the EMEA Sellers or the Joint Administrators shall assume, or be deemed to assume, any Liability whatsoever under this Agreement and nothing in this Agreement (except to the extent expressly incorporated into the EMEA Asset Sale Agreement) shall apply to, or govern, the sale, assignment, transfer, retention or assumption of assets, rights, properties or Liabilities of, or by, any EMEA Sellers or the Joint Administrators in any manner whatsoever. The only assets, rights, properties and Liabilities of the EMEA Sellers or Joint Administrators that are being sold, assigned or transferred to, and assumed by, the Purchaser or the EMEA Designated Purchasers, and the terms and conditions thereof, and representations with respect thereto, are solely as expressly set forth in the EMEA Asset Sale Agreement. Neither the Purchaser nor any Designated Purchaser shall be entitled to make any claim under this Agreement, or assert any right hereunder, against any Person other than the Sellers.

2.1.10. Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, if a Consent of a Third Party (including a Government Entity) has not been obtained on or prior to Closing, then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Asset or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer, lease, sublease or assignment thereof, without such Consent (in each case, after taking into account the effect of the U.S. Sale Order, the Canadian Approval and Vesting Order, and any other order of a court of competent jurisdiction), would constitute a breach, default, violation or other contravention of the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such Asset. For greater certainty, except as explicitly set forth in ARTICLE VIII, failure to obtain any such Consent shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price.

Section 2.2. Purchase Price.

2.2.1. Purchase Price. Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the Sellers’ and EMEA Sellers’ right, title and interest in, to and under the Assets and the EMEA Assets, respectively, pursuant to the terms hereof, and pursuant to the terms of the EMEA Asset Sale Agreement, respectively, and of the rights granted by certain Sellers and the EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser, on its own behalf and as agent for the relevant Designated Purchasers, shall (x) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and the EMEA Assumed Liabilities and (y) subject to adjustment following the Closing in accordance with Section 2.2.3.2, pay to the Sellers and the EMEA Sellers in accordance with Section 2.4.2(b)(i), an amount of cash equal to two hundred eighty two million dollars ($282,000,000) (the “Base Purchase Price”) as adjusted pursuant to this Agreement and as further adjusted pursuant to Clause 3, paragraphs 5, 6 and 7 of Schedule 6, and Schedule 7 of the EMEA Asset Sale Agreement (as so adjusted, the “Purchase Price”).

2.2.2. Estimated Purchase Price.

(a) For the purpose of determining the amount of cash to be paid as the Estimated Purchase Price by the Purchaser (on its own behalf and as agent for the Designated Purchasers) to the Distribution Agent as agent for the Sellers and the EMEA Sellers at the Closing pursuant to Section 2.4.2(b), at least three (3) Business Days prior to the Closing Date, the Main Sellers and the EMEA Sellers shall deliver to the Purchaser a statement prepared in good faith in accordance with the Nortel Accounting Principles and the terms hereof setting forth (i) the estimated Inventory Value as of the Closing (the “Estimated Closing Inventory Value”), (ii) the estimate of the Warranty Provision Amount as of the Closing (the “Estimated Warranty Provision Amount”), (iii) the estimated amount of the Unbilled Accounts Receivable Amount as of the Closing (the “Estimated Unbilled Accounts Receivable Amount”), (iv) the estimated Prepaid Expenses Amount as of the Closing (the “Estimated Prepaid Expenses Amount”), (v) the estimated Contractual Liabilities Amount as of the Closing (the “Estimated Contractual Liabilities Amount”), (vi) an estimate of the Royalty Liability Amount as of the Closing (the “Estimated Royalty Liability Amount”), (vii) an estimate of the Product Exposures Amount as of the Closing (the “Estimated Product Exposures Amount”), (viii) an estimate of the Adjusted Net Working Capital at Closing (the “Estimated Adjusted Net Working Capital”), (ix) an estimate of the Accrued Vacation Amount as of the Closing (the “Estimated Closing Accrued Vacation Amount”), (x) an estimate of the Specified Employee Liabilities Amount as of the Closing (the “Estimated Specified Employee Liabilities Amount”), (xi) an estimate of the Deferred Profit Amount as of the Closing (the “Estimated Deferred Profit Amount”), (xii) an estimate of the aggregate of all EMEA Downward Adjustments (the “Estimated Aggregate EMEA Downward Adjustment”), (xiii) an estimate of the aggregate of all Downward Adjustments (the “Estimated Aggregate Downward Adjustment”), (xiv) the Estimated Excess ARD Employees Amount, (xv) an estimate of the TFR Amount as of the Closing (the “Estimated

TFR Amount”), (xvi) an estimate of the EMEA Holiday Downward Adjustment as of the Closing (the “Estimated EMEA Holiday Downward Adjustment”), (xvii) the Estimated French Excess ARD Employees Amount, (xviii) an estimate of the Pre-Close Employment Payments Amount (the “Estimated Pre-Close Employment Payments Amount”), and (xix) the Estimated Purchase Price.

(b) As used in this Agreement, “Estimated Purchase Price” means an amount equal to:

(i) the Base Purchase Price; plus

(ii) the difference, which may be positive or negative, equal to the Estimated Adjusted Net Working Capital minus Target Working Capital; minus

(iii) the Estimated Aggregate EMEA Downward Adjustment (if any); minus

(iv) the Estimated Aggregate Downward Adjustment (if any); minus

(v) the Estimated Deferred Profit Amount; minus

(vi) the Estimated Closing Accrued Vacation Amount; minus

(vii) the Estimated Specified Employee Liabilities Amount; minus

(viii) the Estimated TFR Amount, minus

(ix) the Estimated Excess ARD Employees Amount, minus

(x) the Estimated EMEA Holiday Downward Adjustment, minus

(xi) the Estimated French Excess ARD Employees Amount, minus

(xii) the Estimated Pre-Close Employment Payments Amount.

(c) As used in this Agreement and shown in the attached Adjusted Net Working Capital Statement in Exhibit E, the “Adjusted Net Working Capital” means an amount equal to:

(i) the Closing Inventory Value; plus

(ii) the Unbilled Accounts Receivable Amount; plus

(iii) the Prepaid Expenses Amount; minus

(iv) the Contractual Liabilities Amount; minus

(v) the Royalty Liability Amount; minus

(vi) the Warranty Provision Amount; minus

(vii) Product Exposures Amount.

2.2.3. Purchase Price Adjustment.

2.2.3.1. Closing Statement; Dispute Resolution.

(a) As promptly as practicable (and in any event within ninety-five (95) calendar days after the Closing), the Purchaser shall deliver to the Main Sellers and the EMEA Sellers a written statement (the “Closing Statement”) that shall contain the Purchaser’s final calculation of (i) the Inventory Value as of the Closing (the “Closing Inventory Value”), (ii) the Warranty Provision as of the Closing (the “Closing Warranty Provision Amount”), (iii) the Unbilled Accounts Receivable Amount as of the Closing (the “Closing Unbilled Accounts Receivable Amount”), (iv) the Prepaid Expenses Amount as of the Closing (the “Closing Prepaid Expenses Amount”), (v) the Contractual Liabilities Amount as of the Closing (the “Closing Contractual Liabilities Amount”), (vi) the Royalty Liability Amount as of the Closing (the “Closing Royalty Liability Amount”), (vii) the Product Exposures Amount as of the Closing (the “Closing Product Exposures Amount”), (viii) the Adjusted Net Working Capital as of the Closing (the “Closing Adjusted Net Working Capital”), (ix) the Accrued Vacation Amount as of the Closing (the “Closing Accrued Vacation Amount”), (x) the amount of the Specified Employee Liabilities as of the Closing (the “Closing Specified Employee Liabilities Amount”), (xi) the aggregate of all EMEA Downward Adjustments (the “Closing Aggregate EMEA Downward Adjustment”), (xii) the aggregate of all Downward Adjustments (the “Closing Aggregate Downward Adjustment”), (xiii) the Deferred Profit Amount as of the Closing (the “Closing Deferred Profit Amount”), (xiv) the Excess ARD Employees Amount as of the Closing (the Closing Excess ARD Employees Amount”); (xv) the TFR Amount as of the Closing (the “Closing TFR Amount”); (xvi) the EMEA Holiday Downward Adjustment as of the Closing (the “Closing EMEA Holiday Downward Adjustment”); (xvii) the French Excess ARD Employees Amount as of the Closing (the “Closing French Excess ARD Employees Amount”); (xviii) the Pre-Close Employment Payments as of the Closing Date (the “Closing Pre-Close Employment Payments Amounts”); and (xix) the final Purchase Price based on the foregoing which shall be equal to the Base Purchase Price; plus (a) the difference, which may be positive or negative, equal to the Closing Adjusted Net Working Capital minus the Target Working Capital; plus (b) the Closing Aggregate EMEA Upward Adjustment (if any); minus (c) the Closing Aggregate EMEA Downward Adjustment (if any); minus (d) the Closing Aggregate Downward Adjustment (if any); minus (e) the Closing Deferred Profit Amount; minus (f) the Closing Excess ARD Employees Amount; minus (g) the Closing TFR Amount; minus (h) the Closing EMEA Holiday Downward Adjustment; minus (i) the Closing French Excess ARD Employees Amount; minus (j) the Closing Pre-Close Employment Payments Amount (the Purchase Price, so adjusted as provided in this Section 2.2.3.1, the “Final Purchase Price”). The Closing Statement shall be prepared in accordance with the Nortel Accounting Principles and the terms hereof.

(b) If the Main Sellers and the EMEA Sellers disagree with the determination of the Closing Statement, the Main Sellers and the EMEA Sellers shall notify the Purchaser of such disagreement within thirty (30) days after delivery of the Closing Statement (such notice, the “Disagreement Notice”). The Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. If the Main Sellers and the EMEA Sellers fail to deliver the Disagreement Notice by the end of such thirty- (30-) day period, the Main Sellers and the EMEA Sellers shall be deemed to have accepted as final the Closing Statement delivered by the Purchaser. Matters included in the calculations in the Closing Statement to which the Main Sellers or the EMEA Sellers do not object in the Disagreement Notice shall be deemed accepted by the Main Sellers and the EMEA Sellers and shall not be subject to further dispute or review. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.2.3.1(b) are being resolved, the Purchaser shall, promptly upon request, provide the Main Sellers, the EMEA Sellers and their respective accountants access to the books, records and personnel of the Business and all documents, schedules and workpapers used by the Purchaser in the preparation of the Closing Statement or that are otherwise reasonably necessary for the Main Sellers, the EMEA Sellers and their respective accountants to review the Closing Statement (other than any such documents, schedules and workpapers that are subject to attorney-client privilege; it being understood, however, that Purchaser and the Designated Purchasers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Main Sellers and the EMEA Sellers or their respective representatives to occur without so jeopardizing privilege). The Main Sellers, the EMEA Sellers and the Purchaser shall negotiate in good faith to resolve any disagreement with respect to the Closing Statement, and any resolution agreed to in writing by the Main Sellers, the EMEA Sellers and the Purchaser shall be final and binding upon the Parties.

(c) If the Main Sellers, the EMEA Sellers and the Purchaser are unable to resolve any disagreement as contemplated by Section 2.2.3.1(b) within fifteen (15) days after delivery of a Disagreement Notice by the Main Sellers and EMEA Sellers, the Independent Auditor shall serve as arbitrator (the “Accounting Arbitrator”) to resolve such disagreement. The Primary Parties and the Joint Administrators on behalf of the EMEA Sellers shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which the Main Sellers, the EMEA Sellers and the Purchaser have not resolved their disagreement and to conduct such proceedings as it considers necessary to resolve such disagreement. The Main Sellers, the EMEA Sellers and the Purchaser shall use their commercially reasonable efforts to cause the Accounting Arbitrator to deliver to the Primary Parties and the Joint Administrators on behalf of the EMEA Sellers, as promptly as practicable (and in no event later than thirty (30) days after his or her appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report and the Closing Statement, as adjusted thereby, shall be final and binding upon the Sellers, the EMEA Sellers, the Purchaser and any Designated Purchaser. In the event the Accounting Arbitrator concludes that the Purchaser was correct as to a majority (by aggregate dollar amount) of the disputed items, then the Sellers and the EMEA Sellers shall share the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator concludes that the Main Sellers and EMEA Sellers were correct as to a majority (by aggregate dollar amount) of the disputed items, then the Purchaser shall pay the Accounting Arbitrator’s fees, costs and expenses.

2.2.3.2. Purchase Price Adjustment.

(a) If the Final Purchase Price, as finally determined in accordance with this Section 2.2.3, is less than the Estimated Purchase Price, (A) the Parties shall cause the Escrow Agent to pay to the Purchaser the lesser of (x) the excess of the Estimated Purchase Price over the Final Purchase Price, or (y) the Escrow Amount, and (B) the Sellers and the EMEA Sellers shall pay the amount of any such excess not paid by the Escrow Agent pursuant to the preceding clause (A); provided, that in the event that the excess of the Estimated Purchase Price over the Final Purchase Price is less than the Escrow Amount, the Parties agree to cause the Escrow Agent to pay to the Distribution Agent the balance of the Escrow Amount; and provided further that in no event shall the Sellers and the EMEA Sellers, in the aggregate, have any obligations to pay any amounts hereunder or under the EMEA Asset Sale Agreement in excess of the Base Purchase Price less the Escrow Amount.

(b) If the Final Purchase Price, as finally determined in accordance with this Section 2.2.3, exceeds the Estimated Purchase Price, Purchaser shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, the amount by which the Final Purchase Price exceeds the Estimated Purchase Price and the Escrow Agent shall pay the full Escrow Amount to the Sellers.

(c) Any payment to be made by a Party under this Section 2.2.3.2 shall be by wire transfer of immediately available U.S. dollar funds to an account designated by the Party receiving payment, within (3) three Business Days after the final determination of the Final Purchase Price, plus interest on such amount, accrued from the Closing Date to the date of such payment at a rate per annum of three percent (3%). Such interest shall accrue from day to day.

2.2.4. Reserved

2.2.5. Good Faith Deposit.

(a) On the Business Day next following the entry of the Bidding Procedures Order, the Purchaser shall deliver to the Escrow Agent an amount in U.S. dollars equal to five percent (5%) of the Base Purchase Price in immediately available funds (such amount, together with the interest accrued thereon prior to the Closing, the “Good Faith Deposit”).

(b) The Good Faith Deposit shall:

(i) be applied to the Estimated Purchase Price to be paid by the Purchaser to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) at Closing pursuant to Section 2.4.2(b); or

(ii) become property of the Sellers and the EMEA Sellers in the event that this Agreement is terminated by the Main Sellers pursuant to Section 9.1(b)(vii) or Section 9.1(c)(i) or; or

(iii) become property of the Sellers and the EMEA Sellers in the event that this Agreement is terminated by any Primary Party pursuant to Section 9.1(b)(v) in the event that the EMEA Asset Sale Agreement is terminated by the EMEA Sellers pursuant to Clause 15.4.3 or Clause 15.4.4 of the EMEA Asset Sale Agreement; or

(iv) be promptly returned by the Escrow Agent to the Purchaser if this Agreement is terminated for any other reason.

Section 2.3. Escrow.

(a) On or prior to the date of the entry of the Bidding Procedures Order, each of NNC, NNI, NNL and NNUK and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent so that the Escrow Agent may hold the Escrow Amount in order to secure the Good Faith Deposit and the payment by the Sellers or the EMEA Sellers, as appropriate, of amounts owed to the Purchaser pursuant to Section 2.2.3.1 as post-Closing purchase price adjustments.

(b) Each of NNC, NNI, NNL, NNUK and the Purchaser hereby undertake to promptly execute and deliver to the Escrow Agent, in accordance with the terms set forth in the Escrow Agreement, instructions to pay to the Distribution Agent, as agent for the Sellers and the EMEA Sellers, or the Purchaser, as applicable, funds from the escrow account established pursuant to the Escrow Agreement any time that such Person becomes entitled to such payment from the escrow account, including pursuant to Sections 2.2.5 or 2.2.3.2.

Section 2.4. Closing.

2.4.1. Closing Date. The completion of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”) shall occur simultaneously with the closing of the transactions contemplated by the EMEA Asset Sale Agreement and shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, New York, commencing at 10:00 a.m. local time on the date which is five (5) Business Days after the day upon which all of the conditions set forth under ARTICLE VIII (other than conditions which by their nature are to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) have been satisfied or, if permissible, waived by the Main Sellers and/or the Purchaser (as applicable), unless such date is sooner than April 30, 2010, in which case the Closing shall occur on April 30, 2010 and provided that such date may further extended pursuant to Section 5.27, or on such other place, date and time as shall be mutually agreed upon in writing by the Purchaser, the Main Sellers and the EMEA Sellers (the day on which the Closing takes place being the “Closing Date”).

Legal title, equitable title and risk of loss with respect to the Assets will transfer to the Purchaser or the relevant Designated Purchaser, and the Assumed Liabilities will be assumed by the Purchaser and the relevant Designated Purchasers, at the Closing.

2.4.2. Closing Actions and Deliveries.

At the Closing:

(a) the Sellers and the Purchaser shall, and the Purchaser shall cause the Designated Purchasers to, enter into the Ancillary Agreements to which it is contemplated that they will be parties, to the extent such agreements have not yet been entered into and subject to Section 5.23 and Section 5.27;

(b) the Purchaser shall deliver:

(i) to (i) the Distribution Agent, as agent for the Sellers and the EMEA Sellers an amount equal to the Estimated Purchase Price, less the Good Faith Deposit, the Aggregate Escrow Amount and the EMEA Deposit, by wire transfer in immediately available funds to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Distribution Agent as agent for the Sellers and the EMEA Sellers in a written notice to the Purchaser; (ii) to the Escrow Agent, an amount equal to the Aggregate Escrow Amount; and (iii) to the EMEA Escrow Agent, an amount equal to the EMEA Deposit.

(ii) to the Main Sellers and the TSA EMEA Sellers, as applicable, the Pre-Closing Segregation Costs (as defined in Exhibit 5.27) due under Section 5.27 (to the extent then due);

(iii) executed counterparts of the Transition Services Agreement, the Intellectual Property License Agreement, the Real Estate Agreements, the Loaned Employee Agreement, and any other Ancillary Agreements that have been executed at such time;

(iv) to the Main Sellers, a duly executed certificate of an executive officer of the Purchaser certifying the fulfillment of the conditions set forth in Section 8.2.

(c) NNI shall deliver or cause to be delivered:

(i) an updated Section 4.11(b) of the Sellers Disclosure Schedule (if applicable), dated as of a date no earlier than three (3) days prior to the Closing;

(ii) a duly executed certificate of an executive officer of NNI certifying the fulfillment of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(iii) executed counterparts of the Transition Services Agreement, the Intellectual Property License Agreement, the Trademark License Agreement and the Real Estate Agreements and any other Ancillary Agreements to which the Sellers are a party that have been executed at such time;

(iv) copies of the U.S. Sale Order and the Canadian Approval and Vesting Order;

(v) true and complete copies of the Closing Unaudited Financial Statements; and

(vi) in the case of a Seller that is a “United States person” within the meaning of Section 7701 of the Code and applicable Treasury Regulations, a duly executed certificate dated as of the Closing Date and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), sworn to under penalties of perjury, setting forth such Person’s name, address and federal employer identification number and stating that such Person is not a “foreign person” within the meaning of Section 1445 of the Code.

(d) each Party shall deliver, or cause to be delivered, to the other any other documents reasonably requested by such other Party in order to effect, or evidence the consummation of, the transactions contemplated herein.

Section 2.5. Designated Purchaser(s). The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.5, one or more Affiliates to (i) purchase specified Assets (including specified Assigned Contracts), (ii) assume specified Assumed Liabilities, and/or (iii) employ certain Transferred Employees or Transitional Employees on and after the Closing Date (any such Affiliate of the Purchaser that shall be properly designated by the Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of the Purchaser to designate a Designated Purchaser is conditioned upon (y) such Designated Purchaser being able to perform the applicable covenants under Section 2.1.7 and ARTICLE VII and demonstrate satisfaction of the applicable requirements of Section 365 of the U.S. Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the Assumed and Assigned Contracts, and (z) any such designation not creating any Liability (including any Liability relating to Taxes) for the Sellers or their Affiliates that would not have existed had the Purchaser purchased the Assets, assumed the Assumed Liabilities and/or employed the Transferred Employees or Transitional Employees, and which Liability is not fully reimbursed by or on behalf of the Purchaser. No such designation shall relieve the Purchaser of any of its obligations hereunder. Any breach hereof by a Designated Purchaser shall be deemed a breach by Purchaser. The Purchaser and each Designated Purchaser shall be jointly and severally liable for any obligations assumed by any of them hereunder. The above designation shall be made by the Purchaser by way of a written notice to be delivered to the Sellers as soon as reasonably practicable after the date hereof and in no event later than the thirtieth (30th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Purchaser(s) and shall indicate which Assets, Assumed Liabilities and Transferred Employees or Transitional Employees the Purchaser intends such Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder and include a signed counterpart to this Agreement in a form acceptable to the Main Sellers, agreeing to be bound by the terms of this Agreement and authorizing the Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 3.1. Organization and Corporate Power.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Designated Purchaser other than the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Purchaser has, and each Designated Purchasers will at Closing have, the requisite corporate power and authority to (i) enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and (ii) to own, lease and operate its assets and to carry on its business as it is now being conducted.

(b) The Purchaser is, and each Designated Purchasers is or will be at Closing, duly qualified or licensed to own or lease and operate its properties and assets (including the Assets), and is in good standing, in each jurisdiction in which its ownership of assets or operation of business requires it to so qualify or to be so licensed, except to the extent that the failure to be so qualified or licensed would not materially hinder, delay or impair the Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is or will become a party.

Section 3.2. Authorization; Binding Effect; No Breach.

(a) The execution, delivery and performance of each Transaction Document to which the Purchaser or any of the Designated Purchasers is, or at the Closing will be, a party have been or at Closing will be duly authorized by the Purchaser and the relevant Designated Purchasers, as applicable. This Agreement has been duly executed and delivered by the Purchaser, and the other Transaction Documents to which the Purchaser or any Designated Purchaser is, or on the Closing Date will become, a party have been or will be duly executed and delivered by the Purchaser and each Designated Purchaser party thereto. Assuming due authorization, execution and delivery by the relevant Sellers, each Transaction Document to which the Purchaser or any Designated Purchaser is, or at the Closing will be, a party constitutes, or upon execution thereof will constitute, a valid and binding obligation of the Purchaser or such Designated Purchaser, as applicable, enforceable against such Person in accordance with its respective terms.

(b) The execution, delivery and performance by each of the Purchaser and the Designated Purchasers of the Transaction Documents to which the Purchaser or such Designated Purchaser is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent (other than the Regulatory Approvals) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of the Purchaser or the relevant Designated Purchaser, (ii) any Contract or other document to which the Purchaser or the relevant Designated Purchaser is a party or to which any of its assets is subject or (iii) any Laws to which the Purchaser, the relevant Designated Purchaser, or any of their assets is subject, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not individually or in the aggregate materially hinder, delay or impair the performance by the Purchaser or the Designated Purchasers of any of their obligations under the Transaction Documents.

Section 3.3. Financing.

(a) The Purchaser has delivered to the Main Sellers and the Joint Administrators correct and complete copies of an executed commitment letter from One Equity Partners III, L.P. of even date herewith and addressed to the Purchaser, a copy of which is attached as Exhibit 3.3(a), pursuant to which One Equity Partners III, L.P. has committed to invest an amount equal to the Estimated Purchase Price in Purchaser for purposes of funding the transactions contemplated herein and under the EMEA Asset Sale Agreement and otherwise in connection with this agreement and the EMEA Asset Sale Agreement (the “Financing”).

(b) As of the date hereof, the Financing Commitment in the form so delivered is valid and in full force and effect. The Financing Commitment has not been and prior to Closing, shall not be, withdrawn, terminated, assigned or otherwise amended or modified in any respect without the prior express written consent of the Main Sellers. Except as set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Sponsor to provide the Financing, and there are no contractual contingencies or other provisions under any agreement (including any side letters) or any understanding or commitment relating to the transactions contemplated by this Agreement to which the Purchaser, the Sponsor or any of their respective Affiliates is a party that would permit any of the Sponsor to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing or limit the ability of the Purchaser to seek and obtain specific performance of the Sponsor’s obligations thereunder. The aggregate proceeds of the Financing, as provided by the Financing Commitment, will, together with unrestricted cash that the Purchaser has available on the date hereof and will continue to have available at all times until the Closing (and will make available at Closing), provide financing sufficient to pay the Estimated Purchase Price, all other amounts to be paid or repaid by the Purchaser under this Agreement and the EMEA Asset Sale Agreement (whether payable on or after the Closing or in the event of termination of this Agreement), and all of the Purchaser’s and its Affiliate’s fees and expenses associated with the transactions contemplated in this Agreement and the EMEA Asset Sale Agreement. The Purchaser acknowledges and agrees that receipt of the aggregate (or any) proceeds of the Financing by the Purchaser is not a condition precedent to the Purchaser’s obligation to consummate the transactions contemplated hereby.

Section 3.4. Purchaser Financial Statements.

(a) Section 3.4(a) of the Purchaser Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Purchaser and its consolidated Subsidiaries as of December 31, 2008 and December 31, 2007 and the related consolidated audited statements of income, cash flows and statements of changes of stockholders’ equity for the years then ended, accompanied by the reports thereon of the Purchasers’ independent auditors (collectively referred to as the “Purchaser Audited Financial Statements”). The Purchaser Audited Financial Statements have been prepared based upon the financial books and records maintained by the Purchaser in accordance with GAAP, and fairly present in all material respects the consolidated financial position, results of operations, cash flows and stockholders’

equity of the Purchaser and its consolidated Subsidiaries as of their respective dates and for the respective periods indicated.

(b) Section 3.4(b) of the Purchaser Disclosure Schedule sets forth the unaudited consolidated balance sheets of Purchaser and its consolidated Subsidiaries as of November 30, 2009 and November 30, 2008 and the related consolidated unaudited statements of income, cash flows and statements of changes of stockholders’ equity of Purchaser for the eleven (11) month periods ended on November 30, 2009 and November 30, 2008 (the “Purchaser Unaudited Financial Statements”, and together with the Purchaser Audited Financial Statements, the “Purchaser Financial Statements”). Except as set forth in the Purchaser Unaudited Financial Statements, such Purchaser Unaudited Financial Statements were prepared based on the financial books and records maintained by the Purchaser, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operation, cash flows and stockholders’ equity of the Purchaser and its consolidated Subsidiaries as of their respective dates and for the respective periods indicated.

Section 3.5. Adequate Assurance of Future Performance. To the extent required by any Bankruptcy Laws or other Laws, the Purchaser will be able to provide, at Closing or on such earlier date as is designated by the U.S. Bankruptcy Court, adequate assurance of its and/or the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of Section 365(f)(2)(B) of the U.S. Bankruptcy Code. The Purchaser acknowledges and agrees that, if it becomes necessary to provide an Assumed and Assigned Contract counterparty with additional assurances to satisfy the Purchaser’s or a Designated Purchaser’s obligations under Section 2.1.7, the Purchaser shall, and shall cause the relevant Designated Purchasers to, perform all actions and bear all such costs and expenses as may be necessary or advisable in connection with their obligations under Section 2.1.7 without recourse to any Seller.

Section 3.6. Purchaser’s Acknowledgments; Exclusivity of Representations and Warranties

(a) The Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by the Transaction Documents. In consultation with experienced counsel and advisors of its choice, the Purchaser has conducted its own independent review and analysis of the Business, the Assets, the EMEA Assets, the Assumed Liabilities and the EMEA Assumed Liabilities and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents. The Purchaser acknowledges that it and/or its representatives (including its outside counsel) have been permitted such access to the books and records, facilities, equipment, contracts and other properties and assets of the Business as it required to complete its review, and that it and its representatives have had an opportunity to meet with the officers and other employees of the Sellers, the EMEA Sellers and the Business to discuss the Business.

(b) The Purchaser acknowledges and agrees that:

(i) except for the representations and warranties expressly set forth in ARTICLE IV herein, in the EMEA Asset Sale Agreement or in any Ancillary

Agreement, the Purchaser has not relied on any representation or warranty from the Sellers, the EMEA Sellers or any Affiliate of any such Person or any employee, officer, director, accountant, financial, legal or other representative of the Sellers or the EMEA Sellers or their respective Affiliates in determining whether to enter into this Agreement;

(ii) except for the representations and warranties expressly set forth in ARTICLE IV herein, the EMEA Asset Sale Agreement or in any Ancillary Agreement, none of the Sellers, the EMEA Sellers, or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, the EMEA Sellers or any Affiliate of any such Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Assets or the EMEA Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets or the EMEA Assets, including under the International Convention on Contracts for the Sale of Goods (Geneva Convention) and any other applicable sale of goods Laws), the Assumed Liabilities, the EMEA Assumed Liabilities, or any Affiliate of any such Person or the accuracy or completeness of any information regarding any of the foregoing that the Sellers, the EMEA Sellers or any other Person furnished or made available to the Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials);

(iii) no Seller, EMEA Seller or any other Person shall have or be subject to any liability to the Purchaser, any Designated Purchaser or any Affiliate or representative of the Purchaser or any Designated Purchaser resulting from the distribution to the Purchaser or any Designated Purchaser, or the Purchaser’s or any Designated Purchaser’s use, of the information referred to in Section 3.6(b)(ii);

(iv) except for the representations and warranties expressly set forth in the Transaction Documents, subject to the terms of the Bankruptcy Consents, the Purchaser or any Designated Purchaser takes the Assets on an “as is” and “where is” basis;

(v) the enforceability of this Agreement against the Sellers is subject to receipt of the Bankruptcy Consents; and

(vi) notwithstanding anything to the contrary contained herein, the Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person.

(c) Without limiting the generality of the foregoing, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT (I) OF ANY ASSETS, INCLUDING WITH RESPECT TO THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (II) REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY

TRANSFERRED INTELLECTUAL PROPERTY OR LICENSED INTELLECTUAL PROPERTY RIGHTS.

Section 3.7. Brokers. Except for fees and commissions that will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except (a) as set forth in the Sellers Disclosure Schedule or (b) to the extent relating to the Excluded Assets or the Excluded Liabilities each of the Main Sellers jointly and severally represents and warrants to the Purchaser as set forth in Sections 4.1 through 4.14 below:

Section 4.1. Organization and Corporate Power.

(a) Each Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to entry of the U.S. Bidding Procedures Order and the U.S. Sale Order in the case of the U.S. Debtors and the Canadian Sales Process Order and Canadian Approval and Vesting Order in the case of the Canadian Debtors and receipt of other Consents from the U.S. Bankruptcy Court and the Canadian Court in connection with the transactions contemplated hereby and in the other Transaction Documents (collectively, the “Bankruptcy Consents”), each of the Sellers has the requisite corporate power and authority to (i) enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and (ii) own, lease and operate its assets, including the Assets, as applicable, and to carry on the Business in the Ordinary Course.

(b) Each of the Sellers is duly qualified or licensed to do business and to own, lease and operate its assets, including the Assets, and to carry on the Business in the Ordinary Course, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Business requires it to so qualify or to be so licensed, except to the extent that the failure to be so qualified or licensed would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2. Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents (i) the execution, delivery and performance by each Main Seller of the Transaction Documents to which such Main Seller is, or at the Closing will be, a party has been or at Closing will be duly authorized by such Main Seller and (ii) the execution, delivery and performance by each Other Seller of the Transaction Documents to which such Seller will be a party will have been duly authorized by such Other Seller by the time such Other Seller executes this Agreement. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser and the Designated Purchasers parties thereto, the Transaction Documents to which any Seller is or will be a party, will constitute, a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to (in the case of Non-Debtor Sellers) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(b) Subject to receipt of the Bankruptcy Consents and the Regulatory Approvals, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts and any other Consents expressly provided for herein) require any Consent (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of the relevant Sellers, (ii) any Material Contract or Inbound License Agreement that is an Assigned Contract to which the relevant Seller is a party or to which any of its or their assets are subject, (iii) any order of any Government Entity applicable to any Seller or by which any of their respective properties or Assets are bound or (iv) any Laws to which any of the Sellers, or any of the Assets are subject, except, in the case of (ii), (iii) or (iv) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (disregarding for these purposes the phrase “transactions contemplated hereby” in clause (e) of the definition of Material Adverse Effect).

Section 4.3. Title to Tangible Assets; Sufficiency of Assets.

(a) Except for Permitted Encumbrances and Liens created by or through the Purchaser or the Designated Purchasers or any of their Affiliates, the Owned Inventory and the Owned Equipment is owned beneficially by one or more of the Sellers, free and clear of all Liens, and such Sellers have good and marketable title thereto.

(b) All tangible assets included in the Owned Equipment are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Assuming the assignment or novation of all Seller Contracts to the Purchaser or a Designated Purchaser and the receipt of all Seller Consents, the Assets and the rights of, or to be acquired by, the Purchaser and/or the Designated Purchasers under this Agreement and the EMEA Asset Sale Agreement, together with the rights to be provided to the Purchaser and/or Designated Purchasers under the other Transaction Documents, considered together, include such assets, properties and rights of every type and description, whether real or personal (other than Intellectual Property, Overhead and Shared Services, non-exclusive supply Contracts of the Business, and the services of those Employees that will not be considered Transferred Employees for purposes of this Agreement and any services currently being provided to the Business as of the Closing Date that are offered to the Purchaser, but that the Purchaser elects not to receive under the Transition Services Agreement and other than the real estate assets of the Business) as are necessary and sufficient to conduct the Business substantially in the manner conducted by the Sellers as of the date hereof (as such conduct may reasonably be modified as a result of the headcount restructuring plan previously disclosed to the Purchaser set forth in Section 4.3(c) of the Sellers Disclosure Schedule), except where the absence of such assets or rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4. Material Contracts.

(a) Section 4.4(a) of the Sellers Disclosure Schedule (divided into appropriate subsections) sets forth, as of the date hereof, a list of every Seller Contract and Bundled Contract (with respect to those portions relating to the CVAS Products or CVAS Services), but excluding (a) all licenses of Intellectual Property, all of which are addressed in Section 4.5 below and (b) all Leases, all of which are addressed by Section 4.9 below, other than purchase orders and invoices and any third-party or intercompany agreements related to Overhead and Shared Services, that:

(i) in the most recent fiscal year of the Main Sellers resulted in, or is reasonably expected by its terms in the future to result in, (A) the payment of more than $5,000,000 per annum in the aggregate or (B) the receipt by the Business of more than $5,000,000 per annum in the aggregate, except any Contracts referred to in any other subsection of this Section 4.4(a);

(ii) is a non-competition, exclusivity, or other agreement, that materially restricts the Business from directly or indirectly engaging in any business activity anywhere in the world (whether such agreement is exclusive by geography, product type or otherwise);

(iii) is a material joint venture, partnership or alliance Contract, or other agreement that involves the sharing of profits, losses, costs or liabilities in respect of the Business, Assets or Assumed Liabilities;

(iv) is a research and development Contract involving consideration or expenditures in excess of $2,500,000 in the most recent fiscal year or which is reasonably expected to involve consideration or expenditures of more than $2,500,000 per annum after the date hereof;

(v) is a Contract involving the sale or distribution of the CVAS Products, valued at more than $2,500,000 in the most recent fiscal year or which is reasonably expected to be valued at more than $2,500,000 in the aggregate per annum after the date hereof;

(vi) is a distribution Contract that contains any express inventory repurchase requirement (whether contingent or otherwise);

(vii) relates to Indebtedness (including personal property leases) in excess of $1,000,000;

(viii) has “take or pay” or “requirements” provisions committing the Seller party thereto to purchase goods or services in excess of $2,500,000 in 2009 or any calendar year thereafter;

(ix) involves capital expenditures in excess of $2,500,000 after the date hereof;

(x) requires the posting of a security deposit, letter of credit, performance bond or surety; or

(xi) contains any material obligation secured by a Lien on any material Asset (other than by a Permitted Encumbrance or by any encumbrance that will be released prior to or on the Closing Date)

(all the above, collectively, the “Material Contracts”).

(b) Complete copies (including all waivers and amendments) of all Material Contracts have been made available to certain of the Purchaser’s representatives pursuant to the Clean Team Confidentiality Agreement.

Section 4.5. Intellectual Property.

(a) The Transferred Intellectual Property, the EMEA Transferred Intellectual Property and the Licensed Intellectual Property include all the Intellectual Property owned at least in part by the Sellers and the EMEA Sellers that is used in the Business, including in connection with the CVAS Products or CVAS Services (including products in the Plan of Record), except with respect to any Intellectual Property used in connection with any Overhead and Shared Services (unless any such Intellectual Property is also used in the Business in a manner other than as Overhead and Shared Services).

(b) An accurate, true and complete list of all the Transferred Intellectual Property registered or applied for in the name of the Sellers or the EMEA Sellers is set forth in Section 4.5(b) of the Sellers Disclosure Schedule (the Intellectual Property disclosed in Section 4.5(b) of the Sellers Disclosure Schedule is collectively referred to as the “Business Registered IP”). The foregoing list of Business Registered IP includes: (a) for each issued Patent or Patent application, the Patent number or application serial number for each jurisdiction in which filed, and date issued and filed; (b) for each Trademark registration or application, the application serial number or registration number and the date of such registration or application, by country and state; and (c) for any domain names, the registration date and name of registry.

(c) The Transferred Intellectual Property, the EMEA Transferred Intellectual Property, the Licensed Intellectual Property and the Intellectual Property rights granted to the Sellers under the Cross-License Agreements and the Inbound License Agreements together include all the material Intellectual Property that, as of the date hereof, is used by the Sellers and the EMEA Sellers in connection with the conduct and operation of the Business, in each case except with respect to any Intellectual Property used in connection with any Overhead and

Shared Services (unless any such Intellectual Property is also used in the Business in a manner other than as Overhead and Shared Services).

(d) To the Knowledge of the Sellers, neither the Transferred Intellectual Property nor the EMEA Transferred Intellectual Property is subject to any Liens other than Permitted Encumbrances and, to the Knowledge of the Sellers, except for Material Contracts referenced in Section 4.4(a)(ii), none of the Sellers or EMEA Sellers have entered into any contract or agreement containing a covenant not to compete with respect to the Transferred Intellectual Property or the EMEA Transferred Intellectual Property or otherwise limiting the Purchaser’s ability to use any of the Transferred Intellectual Property or the EMEA Transferred Intellectual Property to conduct the Business, in each case, that would bind the Purchaser or an Affiliate of the Purchaser after the Closing. To the Knowledge of the Sellers, none of the Transferred Intellectual Property or EMEA Transferred Intellectual Property is subject to any outstanding order, judgment or stipulation restricting the use, transfer or exploitation thereof by the Sellers or the EMEA Sellers in any material respect.

(e) The Sellers have no Knowledge that any Third Party infringes upon, misappropriates, dilutes or otherwise violates the Transferred Intellectual Property or the EMEA Transferred Intellectual Property, and no Seller or EMEA Seller has brought or threatened to bring any claim alleging any of the foregoing during the past two (2) years (or earlier, if the claim is presently unresolved).

(f) With respect to the Transferred Intellectual Property and the EMEA Transferred Intellectual Property, the Sellers and/or the EMEA Sellers own all right, title, and interest in and to each such item of Intellectual Property. To the Knowledge of the Sellers, such rights, title and interest are sufficient for the Sellers and/or the EMEA Sellers to independently bring suit against a Third Party to enforce the issued patents, registered trademarks and registered service marks included in the Transferred Intellectual Property. With respect to the Licensed Intellectual Property (other than any Intellectual Property owned by a Third Party, but including, for the avoidance of doubt, any Intellectual Property assigned or transferred by the Sellers or the EMEA Sellers to a Third Party in connection with divestitures of the Nortel Retained Businesses by any Seller since the filing of the Bankruptcy Proceedings), to the Knowledge of the Sellers, the Sellers, the EMEA Sellers or Third Party purchasers of the Nortel Retained Businesses own right, title, and interest in and to each such item of Intellectual Property, and the Sellers and the EMEA Sellers collectively have sufficient rights to license such Intellectual Property as set forth in the Intellectual Property License Agreement and the Trademark License Agreement. The Parties acknowledge and agree that the foregoing sentence does not constitute, and shall not be construed as, a representation or warranty with respect to non-infringement or non-misappropriation of Intellectual Property.

(g) To the Knowledge of the Sellers, Section 4.5(g) of the Sellers Disclosure Schedule sets forth all Cross-License Agreements, indicating for each Cross-License Agreement, the title and the parties thereto, except to the extent a Cross-License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to obtain, in which case it has been omitted from Section 4.5(g) of the Sellers Disclosure Schedule (an “Omitted Cross-License Agreement”), but the number of such Cross-License Agreements that have been omitted is set forth in Section 4.5(g) of the

Sellers Disclosure Schedule, and the Sellers shall use reasonable efforts to provide such other information as reasonably requested by the Purchaser regarding such Cross-License Agreements, the disclosure of which does not breach such prohibition. No royalties or other amounts are due or payable by or on behalf of Nortel under any such Omitted Cross-License Agreements, nor will any such royalties or other amounts be due or payable by Purchaser under any Omitted Cross-License Agreement in connection with entering into this Agreement. To the extent that any Cross-License Agreement referenced in Exhibit 5.4(c) or listed in Exhibit 5.4(d) contains a limitation on the number of times the relevant Seller may exercise any sublicense or spin off rights thereunder, as of the date hereof, the Sellers have not exercised such rights such number of times (nor have they exceeded such number).

(h) To the Knowledge of the Sellers, there has been no assertion or claim made in writing to the Sellers, the EMEA Sellers or any of their respective Affiliates during the past two (2) years preceding the date of this Agreement asserting invalidity, misuse or unenforceability of the Transferred Intellectual Property or the EMEA Transferred Intellectual Property or challenging the Sellers’, the EMEA Sellers’, or any of their respective Affiliates’ right to use, right to transfer, or ownership of the Transferred Intellectual Property or the EMEA Transferred Intellectual Property; in each case, excluding any assertions or claims that would not reasonably be expected to result in any invalidity, unenforceability, loss or other material impairment of any rights or interest in the subject Intellectual Property.

(i) None of the Sellers has, and to the Knowledge of the Sellers, none of their Affiliates (nor any EMEA Seller or its Affiliates) has, received any written assertions during the past two (2) years preceding the date of this Agreement that (i) any Seller’s, EMEA Seller’s or any of their respective Affiliates’ operation of the Business, including the use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the CVAS Products sold by the Business or of the CVAS Services rendered by the Business infringes, misappropriates, dilutes or otherwise violates in any material respect any Intellectual Property right or moral right of any Third Party; or (ii) any of the Transferred Intellectual Property, EMEA Transferred Intellectual Property or Licensed Intellectual Property infringes, dilutes or otherwise violates in any material respect any Intellectual Property right or moral right of, or was misappropriated from, a Third Party.

(j) To the Knowledge of the Sellers, Section 4.5(j) of the Sellers Disclosure Schedule sets forth a list of all material Contracts (other than Cross-License Agreements) granting to the Sellers, the EMEA Sellers or any of their respective Affiliates any license under or to any Intellectual Property owned by a Third Party that is, as of the date hereof, incorporated into the CVAS Products, used in the provision of CVAS Services, or otherwise utilized by the Business in its operations in the ordinary course (collectively, the “Inbound License Agreements”), indicating for each Inbound License Agreement, the title and the parties thereto.

(k) To the Knowledge of the Sellers, Section 4.5(k) of the Sellers Disclosure Schedule sets forth a list of all Contracts (other than Cross-License Agreements) under which the Sellers grant a license to a Third Party under Transferred Patents where the predominant purpose of the Contract is the grant of a Patent license (collectively, the “Outbound License

Agreements”), indicating for each Outbound License Agreement the title and the parties thereto. To the Knowledge of the Sellers, no Seller has granted any exclusive license to any third party with respect to any Transferred Intellectual Property, nor, to the Knowledge of the Sellers, would the source code escrow arrangements described in Section 5.9(c) of the Sellers Disclosure Schedule reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation and conduct of the Business.

(l) To the Knowledge of the Sellers, there is no outstanding dispute or disagreement with respect to (i) any Outbound License Agreement or (ii) any Cross-License Agreement, in each case, that materially and adversely affects any of the Transferred Intellectual Property.

(m) To the Knowledge of the Sellers, each of the registrations for the Transferred Intellectual Property is valid and subsisting, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The foregoing will not be construed as a warranty that any Patent, or any Trademark registration, will issue based on a Patent or Trademark application.

(n) To the Knowledge of the Sellers, there is no Action pending or allegation, claim or threat in writing that the Business as presently conducted infringes upon, misappropriates or otherwise violates in any material respect any Intellectual Property of any Third Party.

(o) To the Knowledge of the Sellers, Section 4.5(o) of the Sellers Disclosure Schedule sets forth a true, accurate and complete list of any Open Source Software used in each of the CVAS Products and identifies (i) the specific Open Source Software used; (ii) the specific Open Source Software version; and (iii) the CVAS Products or portions thereof into which such Open Source Software is incorporated. To the Knowledge of the Sellers, the Business is in full compliance with all license obligations associated with such Open Source Software, except as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Affect.

(p) The Sellers (with respect to the Business) have used reasonable efforts to establish measures regarding data security. To the Knowledge of the Sellers, with respect to data security, the Business is in compliance with all the requirements of Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Notwithstanding any provision herein to the contrary, this Section 4.5 consists of the sole representation and warranty in this Agreement regarding non-infringement, non-violation, and non-misappropriation of Intellectual Property.

Section 4.6. Litigation. As of the date hereof, except for the Bankruptcy Proceedings, there is no Action pending or, to the Knowledge of the Sellers, threatened before any Government Entity against any Seller involving the Business (excluding the EMEA Business), the Assets or Assumed Liabilities, that would be material to the Business (excluding the EMEA Business) taken as a whole. As of the date hereof, except for the Bankruptcy Proceedings, there is no outstanding Order to which the Sellers are subject in respect of the

Business (excluding the EMEA Business) or the Assets only, and not any other business segments or assets of the Sellers, nor are any of the Sellers in default with respect to any such Order, in each case which materially affects or restricts the ownership of the Assets or Assumed Liabilities.

Section 4.7. Financial Statements.

(a) Section 4.7(a) of the Sellers Disclosure Schedule sets forth true and complete copies of the audited balance sheets of the Business as of December 31, 2008 and December 31, 2007 and the related audited statements of income for the years then ended, accompanied by the reports thereon of the Sellers’ independent auditors (collectively referred to as the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the consolidated financial position, results of operation and cash flows of the Business as of their respective dates and for the respective periods indicated.

(b) Section 4.7(b) of the Sellers Disclosure Schedule sets forth the unaudited management statements of certain assets and liabilities of the Business as of September 30, 2009 and the related unaudited management statements of income of the Business for the nine (9) month period ended on September 30, 2009 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in the Unaudited Financial Statements, such Unaudited Financial Statements were prepared based on the financial books and records maintained by the Sellers and the EMEA Sellers for the Business on the basis of the Nortel Accounting Principles and represent the Sellers’ good faith estimate of the selected balance sheet accounts and income statements set forth therein for the Business, in each case as of the dates and for the periods presented therein. The Unaudited Financial Statements (a) have been prepared in accordance with the Nortel Accounting Principles, (b) include estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Business will incur after the Closing), (c) include assets that have not been tested for impairment or otherwise adjusted for fair value, (d) reflect the estimated historical operation of the Business (including the Overhead and Shared Services and the Excluded Assets) for the periods specified therein and (e) do not represent the balance sheet accounts or the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity.

(c) Section 4.7(c) of the Sellers Disclosure Schedule sets forth the unaudited management statements of income of the Business for the nine (9) month period ended on September 30, 2009 (the “Unaudited Management Statements of Income”. Except as set forth in the Unaudited Management Statements of Income, such Unaudited Management Statements of Income were prepared based on the financial books and records maintained by the Sellers and the EMEA Sellers for the Business on the basis of the Nortel Accounting Principles and represent the Sellers’ good faith estimate of the selected income statements set forth therein for the Business, in each case as of the dates and for the periods presented therein. The Unaudited Management Statements of Income (a) have been prepared in accordance with the Nortel Accounting Principles, (b) include estimated costs allocated to the Business for the relevant periods based on Nortel’s allocation process, (c) reflect the estimated historical operation of the Business (including the Overhead and Shared Services) for the periods specified therein and (d) do not represent the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity.

(d) Except as set forth in Section 4.7(d) of the Sellers Disclosure Schedule, there are no Assumed Liabilities or EMEA Assumed Liabilities of a type that would be required to be included on a balance sheet of the Business prepared in accordance with GAAP (or reflected in the notes thereto) except Liabilities that (i) in the aggregate are set forth or reflected in the Financial Statements; (ii) have been incurred in the Ordinary Course since the date of the last balance sheet included in the Financial Statements; (iii) have been incurred in connection with this Agreement or the transactions contemplated hereby or (iv) Liabilities that may be satisfied by the payment of Cure Costs.

Section 4.8. Compliance with Laws; Consents.

(a) No Seller is in violation of any applicable Law in connection with the Business (excluding the EMEA Business), except for violations that would not reasonably be expected to be material to the Business taken as a whole. None of the Sellers has received any written notice or written claims from any Government Entity within the twelve (12) months preceding the date hereof relating to any material non-compliance of the Business (excluding the EMEA Business) or the Assets with any applicable Law nor are there, based on the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not reasonably be expected to be material to the Business taken as a whole.

(b) (i) All of the Consents of Government Entities necessary for, or otherwise material to, the conduct of the Business (excluding the EMEA Business) or the ownership of the Assets as conducted or owned, as applicable, on the date hereof, have been duly obtained and are in full force and effect and (ii) the relevant Sellers are in compliance with the terms of each of such Consents, in each case except for such violations that would not reasonably be expected to be material to the Business taken as a whole. None of the Sellers has received any written notice or written claims from any Government Entity relating to any material non-compliance of the Business (excluding the EMEA Business) or the Assets with such Consents nor are there, based on the Knowledge of the Sellers any such notice or claims threatened or pending, except where such claims would not reasonably be expected to be material to the Business taken as a whole.

Section 4.9. Real Property.

(a) Section 4.9(a) of the Sellers Disclosure Schedule sets forth a list of all the properties owned in fee or ground leased by the Sellers in respect of which a real property lease or license between the applicable Seller and the Purchaser or one or more Designated Purchasers shall be entered into on Closing on terms set forth in the RETC (the “Direct Lease Real Estate”). With respect to the Direct Lease Real Estate, (i) a Seller has valid fee simple or leasehold title to such Direct Lease Real Estate, free and clear of all Liens except for Permitted Encumbrances, and (ii) other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase such Direct Lease Real Estate or any portion thereof or interest therein.

(b) Section 4.9(b) of the Sellers Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a list of all Leases (including subleases where the relevant Seller is subtenant) for each such parcel of Leased Real Property (including the date and name of the parties to such Lease). Seller holds valid leasehold title to all of the Leased Real Property, in each case in accordance with the provisions of the applicable lease or sublease for such Leased Real Property and free of all Encumbrances (other than encumbrances affecting the underlying fee estate and Permitted Encumbrances). Each Lease is valid and binding on the Seller, and, to the Seller’s Knowledge, on the other parties thereto, and is in full force and effect, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally (including, without limitation, Seller’s rights under the Bankruptcy Proceedings) and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Except for any such event resulting from the Bankruptcy Proceedings, Seller is not in default under any of the Leases and, to the Seller’s Knowledge, no other party is in default, nor does any condition exist which with the passage of time would constitute a default under any of the Leases. No Seller has given written notice to any landlord claiming a default by such landlord under a Lease. No landlord under a Lease has notified a Seller or any of their Affiliates that it intends to terminate such Lease prior to its scheduled expiration. The Sellers have made available to Purchaser a true and complete copy of each such Lease where the relevant Seller is tenant or subtenant, as applicable, for the Leased Real Property.

(c) To the Knowledge of the Sellers, no Seller, as applicable, has received written notice from any Government Entity of any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property used for the Business or interest therein that, to the extent it relates to such Real Property, could reasonably be expected to have a Material Adverse Effect.

(d) There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of any part of the Real Property which is occupied for purposes of the Business, or which will be occupied for purposes of the Business on or after Closing in accordance with the segregation, consolidation and demising plans contemplated by the RETC, save and except (i) those which would not have a Material Adverse Effect, and (ii) with respect to such rights retained by the Sellers or granted to the purchasers of other Nortel business segments which are co-located at such premises, the effect of which would not have a Material Adverse Effect.

Section 4.10. Environmental Matters.

(a) The Business (excluding the EMEA Business) and the Assets are in compliance with Environmental Laws and have obtained and are in compliance with all Environmental Permits, except where failure to comply with Environmental Laws, or to obtain or comply with Environmental Permits, would not reasonably be expected to be material to the Business taken as a whole.

(b) There are no Actions relating to the Business (excluding the EMEA Business) or the Assets pending or, to the Knowledge of the Sellers, threatened against any of the Sellers pursuant to Environmental Laws, in each case except those Actions that would not reasonably be expected to be material to the Business taken as a whole.

(c) Notwithstanding anything in this ARTICLE IV to the contrary, none of the representations and warranties in this ARTICLE IV other than this Section 4.10 shall relate to environmental matters.

Section 4.11. Labor and Employee Benefits Matters.

(a) Section 4.11(a) of the Sellers Disclosure Schedule contains a true and complete list, by country, of (i) all material Seller Employee Plans and (ii) all employment agreements or other commitments for employment or engagement by the Sellers or their Affiliates with respect to Employees that deviate in any material respect from the standard form of offer letter for the applicable jurisdiction or provide for retention, severance or change in control payments or benefits to the Employees, excluding in each case Seller Employee Plans (collectively, the “Special Arrangements”). The Sellers have provided the Purchaser with a true and complete copy of the plan document or summary plan description of each material Seller Employee Plan and Special Arrangement or, if such plan document or summary plan description does not exist, an accurate written summary of the material terms of such Seller Employee Plan and Special Arrangement.

(b) The information contained in Section 4.11(b) of the Sellers Disclosure Schedule in respect of the Employees (the “Employee Information”) is accurate in all material respects as of the date hereof, and sets forth with respect to each Employee (except where that is not permissible under applicable data privacy Laws): (i) unique identifier, (ii) service date, (iii) job title/position, (iv) annual base salary and annual target incentive, (v) work location, (vi) visa type, if any, and expiry date (vii) the applicable Collective Labor Agreement, if any, (viii) leave status, reason for the leave, the start date of the leave and expected return date, (ix) vacation accrual rate, (x) status as full-time or part-time, (xi) home country of residence, (xii) Job Complexity Indicator, (xiii) country of payroll, (xiv) sales indicator, (xv) Exempt/Non-Exempt status (for Employees in the United States only), (xvi) payment currency, (xvii) department/function to the extent applicable, (xviii) work schedule, (xix) whether such Employee has any individual agreement as to length of notice or severance payment required to terminate his or her employment other than as results by Law from the employment of an employee without an individual agreement as to notice or severance or a Seller Employee Plan as a result of which there could be a payment to such employee in excess of $50,000 in addition to such payment required by applicable Law or such Seller Employee Plan. Such information shall be updated in accordance with the requirements of Section 7.4(c).

(c) There has not been for a period of twenty-four (24) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Sellers, has been threatened, any strike, slowdown, lockout, picketing or work stoppage against the Sellers by or on behalf of the Employees.

(d) Section 4.11(d) of the Sellers Disclosure Schedule lists (i) all the Collective Labor Agreements in effect with respect to the Employees and, for those that have expired, whether notice to bargain has been given and the status of the bargaining process and (ii) any material grievance pending under such Collective Labor Agreements. For a period of twenty-four (24) consecutive months prior to the date hereof, no petition has been filed or proceedings instituted by a union, works council, collective bargaining agent (including any unit clarification proceeding under the National Labor Relations Act or analogous law), employee or group of employees with any Government Entity seeking recognition of a collective bargaining agent with respect to any Employees, no voluntary recognition has been given by the Sellers or any Affiliates with respect to Employees, and, to the Sellers’ Knowledge, no such organizational effort is currently being made or has been threatened by or on behalf of any union, employee, group of employees or collective bargaining agent to organize any Employees. The Sellers have provided the Purchaser with a true and complete copy of the Collective Labor Agreements listed in Section 4.11(d) of the Sellers Disclosure Schedule. To the Knowledge of Sellers, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other violation of any Collective Labor Agreement set forth on Section 4.11(d) of the Sellers Disclosure Schedule.

(e) To the Knowledge of the Sellers, all of the Employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the Employees are employed. To the Knowledge of the Sellers, all Employees employed outside the United States are legally entitled to work in the country in which they are employed.

(f) There are no Seller Employee Plans that are multiemployer plans within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and none of the Sellers or any of their ERISA Affiliates has, within the past six (6) years, ever maintained, contributed to or participated in, or been required to maintain, contribute to or participate in, any such multiemployer plans.

(g) There are no Transferred Employee Plans.

(h) To the Knowledge of the Sellers, no Employee who is an executive or manager of any Seller is a party to any confidentiality, noncompetition, proprietary rights or other such agreement with any Person other than such Seller which has a Material Adverse Effect on such executive or manager’s ability to perform his applicable services to the Business. To the Knowledge of the Sellers, no Employee is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating (i) to the right of such Employee to be employed by, or provide services to, such Seller with respect to the Business or (ii) to the knowledge or use of trade secrets or proprietary information with respect to any such Employee’s employment with the Sellers, in each case except for such violation as would not have, individually or in the aggregate, a Material Adverse Effect.

(i) None of the Sellers has, with respect to the Business (excluding the EMEA Business), any Liability to provide retiree welfare benefits to any Person for any reason, except as may be required by COBRA, a Seller Employee Plan listed on Section 4.11(a) of the Sellers Disclosure Schedule, or applicable Law.

(j) With respect to the Employees: (i) the Sellers are in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, characterization of workers as employees or independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services, employee terminations and mass layoffs; (ii) as of the date hereof, the Sellers have not incurred any Liability or obligation which remains unsatisfied under the WARN Act or any similar state or local Laws regarding the termination or layoff of such Employees (iii) the Sellers have not incurred, and no circumstances exist under which the Sellers would reasonably be expected to incur, any material liability arising from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or analogous Laws or the misclassification of employees as independent contractors; and (iv) no arbitration, court decision or governmental order to which the Sellers are or would reasonably be expected to become a party or are subject to in any way limits or restricts any of the Sellers from relocating or closing any of the operations of such Seller.

(k) Except as required under the terms of this Agreement, a Seller Employee Plan, a Special Arrangement or under applicable Law, neither the execution or delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably, either alone or in conjunction with any other event (whether contingent or otherwise, including, without limitation, any termination of employment), (i) result in any severance or increase in severance pay upon any termination of employment after the date of this Agreement with respect to any Employee, or, (ii) result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any Employee.

Section 4.12. Taxes.

(a) Subject to Section 4.12(i), the Sellers have timely filed with the appropriate Tax Authorities all material Tax Returns required to be filed with respect to the Assets and the Business (excluding the EMEA Business) and all such Tax Returns are true, correct and complete in all material respects. Subject to Section 4.12(i), all material Taxes due and payable with respect to the Assets and the Business (excluding the EMEA Business) have been timely paid.

(b) Subject to Section 4.12(i), no deficiency for material Taxes has been claimed, proposed or assessed by any Tax Authority against any Seller and there is no pending audit, examination or other proceeding or Action in respect of material Taxes, in each case relating to any Asset or the Business (excluding the EMEA Business).

(c) Subject to Section 4.12(i), no Seller has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes relating to any Asset or the Business (excluding the EMEA Business).

(d) There is no Lien for Taxes on any Asset other than Permitted Encumbrances.

(e) None of the Assets located within the United States or which is owned by a U.S. Debtor (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(f) No Seller other than Sellers which are “United States persons” under section 7701 of the Code or applicable Treasury Regulations will transfer any United States real property interest (within the meaning of Section 897(c)(1) of the Code) to Purchaser or any Designated Purchaser pursuant to this Agreement.

(g) NNL and NNTC are duly registered for GST and for purposes of An Act respecting the Quebec Sales Tax (“QST”) their registration numbers being as follows:

NNL:
GST # :	11940 9258 RT0001
QST #:	1001830151 TQ0007

NNTC:
GST #:	11880 2974 RT0001
QST #:	1000242965 TQ0008

(h) No Seller other than a Seller that is not a non-resident of Canada (as defined in the Income Tax Act (Canada)) will transfer property that is a taxable Canadian property (as defined in the Income Tax Act (Canada))

(i) Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.12(a) through 4.12(c) shall not be applicable to the extent that no Asset can be made subject to a Tax Lien and neither the Purchaser nor any Designated Purchaser can be held liable for Taxes relating to any matter constituting a breach of any such representation or warranty.

Section 4.13. Brokers. Except for fees and commissions that will be paid or otherwise settled or provided for by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

Section 4.14. Cultural Business. The Assets are not used to provide any of the services, and are not engaged in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

Section 4.15. Representations and Warranties by the Other Sellers. Except as set forth in the Sellers Disclosure Schedule, each Other Seller severally but not jointly will, as of the date such Other Seller will execute this Agreement pursuant to Section 10.16, represent and warrant to the Purchaser as follows:

4.15.1. Organization and Corporate Power.

(a) Such Other Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to the receipt of the Bankruptcy Consents, at the time it executes this Agreement, such Other Seller will have the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party or, at the Closing Date, will become a party.

(b) Such Other Seller is duly qualified or licensed to do business and to own, lease and operate its assets, including the Assets, and to carry on the Business (excluding the EMEA Business) as it is currently conducted, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Business (excluding the EMEA Business) requires it to so qualify or to be so licensed, except to the extent that the failure to be so qualified or licensed would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15.2. Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by such Other Seller of each Transaction Document to which such Other Seller will be a party will have been duly authorized by such Other Seller. Subject to the receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser, each Transaction Document to which such Other Seller will be a party constitutes a legal, valid and binding obligation of such Other Seller, enforceable against it in accordance with its terms, subject to (in the case of Non-Debtor Sellers) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(b) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a violation of, give to any Person any right of termination, amendment, modification, acceleration or cancellation or any preemptive right or right to the payment of any penalty under, result in the creation or imposition of any Lien upon any of the Assets owned by such Other Seller, or (subject to the receipt of Consents in connection with the Assigned Contracts and other Consents expressly provided for herein) require any Consent

(other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of such Other Seller, (ii) any Material Contract or Inbound License Agreement that is an Assigned Contract to which such Other Seller is a party or to which any of the Assets or the Business is subject or (iii) any Laws to which such Other Seller, or any of the Assets owned by such Other Seller, is subject, except, in the case of (ii) and (iii), for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1. U.S. Bankruptcy Actions. On the timetables and subject to the terms set forth below, the Sellers who are U.S. Debtors shall (i) file with the U.S. Bankruptcy Court one or more motions and proposed orders as set forth below, (ii) notify, as required by the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, and an order of the U.S. Bankruptcy Court, all parties entitled to notice of such motions and orders, as modified by orders in respect of notice which may be issued at any time and from time to time by the U.S. Bankruptcy Court, and such additional parties as the Purchaser may reasonably request, and (iii) subject to the provisions of this Agreement, including the provisions of Section 9.1, and the U.S. Bidding Procedures Order, if entered, use their commercially reasonable efforts to obtain U.S. Bankruptcy Court approval of such orders.

(a) As promptly as practicable, the U.S. Debtors shall file with the U.S. Bankruptcy Court a motion (the “U.S. Bidding Procedures and Sale Motion”) and two proposed orders substantially in the forms set forth in Exhibit 5.1(a) and Exhibit 5.1(b), without material modification thereto unless the parties consent in writing to such modification (which consent shall not be unreasonably withheld, conditioned or delayed) (as approved, the “U.S. Bidding Procedures Order” and the “U.S. Sale Order”) seeking approval by the U.S. Bankruptcy Court of, respectively, (i) as for the U.S. Bidding Procedures Order, the Bidding Procedures and the provision of a Break-Up Fee and Expense Reimbursement, and (ii) as for the U.S. Sale Order, the sale of the Assets to the Purchaser or a Designated Purchaser and the assumption by the U.S. Debtors and assignment to the Purchaser or a Designated Purchaser of the Assumed and Assigned Contracts and the Assumed Liabilities pursuant to Sections 105, 363 and 365 of the U.S. Bankruptcy Code, as specified below.

(b) The Sellers who are U.S. Debtors shall use their commercially reasonable efforts to cause the U.S. Bankruptcy Court to (i) schedule a hearing to consider the U.S. Bidding Procedures and Sale Motion and (ii) enter the U.S. Bidding Procedures Order within fifteen (15) days of the filing of the U.S. Bidding Procedures and Sale Motion.

(c) The U.S. Bidding Procedures Order shall be substantially in the form of Exhibit 5.1(a) hereto (with such changes thereto as the Purchaser and the Seller both shall approve in writing (such approval not to be unreasonably withheld, conditioned or delayed)).

(d) The U.S. Sale Order shall be substantially in the form of Exhibit 5.1(b) hereto (with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that certain of such provisions must constitute findings of fact or conclusions of Law to be made by the U.S. Bankruptcy Court as part of the U.S. Sale Order).

(e) The U.S. Debtors shall request that the U.S. Bankruptcy Court schedule, subject to the availability of the U.S. Bankruptcy Court, a Sale Hearing on or prior to the fifth (5th) Business Day following the conclusion of the Auction and shall use their commercially reasonable efforts to cause the Sale Hearing to be heard on that date or the earliest date thereafter permitted by the Bankruptcy Court’s schedule.

Section 5.2. Canadian Bankruptcy Actions.

5.2.1. Canadian Sales Process Order. As promptly as practicable, but in no event later than the date on which the U.S. Bidding Procedures Order is granted, the Canadian Debtors shall file with the Canadian Court a motion (the “Canadian Sales Process Order Motion”) and a proposed order seeking approval of the execution, delivery and performance of this Agreement, including payment of the Break-Up Fee, the Expense Reimbursement and a process for the sale of the Business, each substantially in the form set forth in Exhibit 5.2.1 (with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) (such order as approved, the “Canadian Sales Process Order”). The Canadian Sales Process Order shall be substantially in the form of Exhibit 5.2.1 (with such changes thereto as the Purchaser and the Sellers both shall approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that certain of such provisions must constitute findings of fact or conclusions of Law to be made by the Canadian Court as part of the Canadian Sales Process Order or endorsement thereof).

5.2.2. Canadian Approval and Vesting Order. As promptly as practicable, but in no event later than the date on which the U.S. Sale Order is granted, and subject to their rights and obligations set forth in the Canadian Sales Process Order, the Canadian Debtors shall file with the Canadian Court one or more motions (the “Canadian Approval and Vesting Order Motion”) seeking an order substantially in the form set forth in Exhibit 5.2.2 (with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) (such order as approved, the “Canadian Approval and Vesting Order”) of the Canadian Court approving this Agreement and the transactions contemplated herein. The Canadian Approval and Vesting Order shall be substantially in the form of Exhibit 5.2.2 hereto (with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that certain of such provisions must constitute findings of fact or conclusions of Law to be made by the Canadian Court as part of the Canadian Approval and Vesting Order or endorsement thereof).

5.2.3. Additional Requests. In connection with the foregoing, the Canadian Debtors shall seek in good faith in the Canadian Approval and Vesting Order Motion to (i) have the Canadian Approval and Vesting Order include a finding that, to the extent permitted by Law, neither the Purchaser nor any relevant Designated Purchaser is a successor to the Sellers or their bankruptcy estate by reason of any theory of law or equity, and neither the Purchaser nor any Designated Purchaser shall assume or in any way be responsible for any Liability of any of the Sellers and/or their bankruptcy estates, except as otherwise expressly provided in this Agreement or the Transaction Documents; and (ii) have the endorsement of the Canadian Approval and Vesting Order or the order itself, include a finding that the consideration provided by the Purchaser and any Designated Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Assets. For greater certainty, nothing herein shall require the items in the preceding sentence to be included in the Canadian Approval and Vesting Order or any endorsement thereof, notwithstanding that such provisions may be included in the form of the order set forth in Exhibit 5.2.2.

Section 5.3. Consultation; Notification.

(a) The Purchaser and the U.S. Debtors shall cooperate with filing and prosecuting the U.S. Bidding Procedures and Sale Motion, and obtaining entry of the U.S. Bidding Procedures Order and the U.S. Sale Order, and the U.S. Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, responses to objections, notices, statements, schedules, applications, reports and other material papers to be filed by the U.S. Debtors in connection with such motions and relief requested therein and any challenges thereto.

(b) The Purchaser and the Canadian Debtors shall cooperate with filing and prosecuting the Canadian Sales Process Order Motion and the Canadian Approval and Vesting Order Motion, and obtaining issuance and entry of the Canadian Sales Process Order and the Canadian Approval and Vesting Order, and the Canadian Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, responses to objections, notices, statements schedules, applications, reports and other material papers to be filed by the Canadian Debtors in connection with such motions and relief requested therein and any challenges thereto.

(c) If the U.S. Sale Order or any other order of the U.S. Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the U.S. Debtors agree to, and to cause their Affiliates to, use their commercially reasonable efforts, to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing contained in this Section 5.3(c) shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the U.S. Sale Order shall have been entered and shall not have been stayed, modified, revised or amended, in which event the Purchaser and the relevant Designated Purchasers shall be able to assert the benefits of Section 363(m) of the U.S. Bankruptcy Code and, as a consequence of which, such appeal shall become moot.

(d) If the Canadian Approval and Vesting Order or any other order of the Canadian Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the Canadian Debtors agree to, and to cause their Affiliates to, take all reasonable steps, and use their commercially reasonable efforts, to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing in this Section 5.3(d) shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed, modified, revised or amended.

Section 5.4. Pre-Closing Cooperation.

(a) Prior to, and in connection with, the Closing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and cause the fulfillment at the earliest practicable date of all of the conditions to the other Parties’ obligations to consummate the transactions contemplated by this Agreement, including: (i) the preparation and filing of all forms, registrations, notices, applications and submissions required or advisable to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent (other than Consents in respect of Assigned Contracts, which are covered by Section 2.1.7(d)); provided that the Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities, all of which shall be paid or reimbursed by the Purchaser) in order to obtain any Consent; (ii) defending all Actions by or before any Government Entity challenging this Agreement or the consummation of the Closing, (iii) using commercially reasonable efforts to cause to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity that would prohibit, prevent, restrict or materially delay the consummation of the transactions contemplated by this Agreement, and (iv) cooperating in any reorganization of the Sellers that the Sellers consider necessary for the Sellers to facilitate the transactions contemplated hereby, any such reorganization to occur on or prior to the Closing Date. With respect to all supply Contracts related to the Business, after the entry of the U.S. Sale Order, and in respect of the Canadian Debtors, after the entry of the Canadian Sales Process Order, the Sellers shall (i) at the Purchaser’s request to the extent permitted by Law (including any applicable Antitrust Laws), send a letter substantially in the form set forth in Exhibit 5.4(a) to each of the counterparties to such Contracts, as identified in writing to by the Purchaser to the Main Sellers, and (ii) provide to the Purchaser such contact information as is reasonably requested by the Purchaser with respect to the counterparties to such Contracts.

(b) Each Primary Party shall promptly notify the other Primary Party of the occurrence, to such Party’s Knowledge, of any event or condition, or the existence, to such Party’s Knowledge, of any fact, that would reasonably be expected to result in any of the conditions set forth in ARTICLE VIII not being satisfied.

(c) NNC and NNL shall execute at Closing, upon the Purchaser’s request, a written notice to Microsoft Corporation, which notice will be substantially in the form set forth in Exhibit 5.4(c), notifying Microsoft Corporation that the Sellers have sold the Business to Purchaser at Closing, that the Business is an “Eligible Spin Off” (as defined in the Patent Cross-License Agreement dated as of July 17, 2006 among Microsoft Corporation, NNC and NNL), and that as such it will receive an “Extended License” in accordance with the terms of such agreement, and the Sellers agree that the Business shall receive such an “Extended License.”

(d) NNC and NNL shall execute at Closing, upon the Purchaser’s request, such documents as reasonably requested by the Purchaser and as contemplated or otherwise permitted under the Cross-License Agreements listed on Exhibit 5.4(d) in order to provide a sublicense to the Business (to the extent permitted thereunder) or trigger any spin-off right thereunder, such that the Business may continue to be licensed or sublicensed thereunder, all in accordance with the relevant Section of each such Cross-License Agreement that permits NNC or NNL to sublicense or spin off the license granted to NNC or NNL thereunder to a divested business unit or product line. To the extent that any Cross-License Agreement listed in Exhibit 5.4(d) contains a limitation on the number of times the relevant Seller may exercise any sublicense or spin off rights thereunder and such rights have not been exhausted prior to the date hereof, the Sellers agree that they shall not exhaust any such rights they may have between the date hereof and the Closing in a manner that would render this Section 5.4(d) ineffective. Notwithstanding the foregoing, the Sellers shall be under no obligation to execute any such documents prior to the completion of the Auction or to expend any amount (other than as directly resulting from the execution of relevant documents), incur any Liability or provide any other consideration in complying with their obligations under this Section 5.4(d).

(e) Seller and Purchaser agree to negotiate in good faith to enter into the Real Estate Agreements provided for in this Agreement on the terms and conditions contained in and otherwise in accordance with the RETC.

Section 5.5. Antitrust and Other Regulatory Approvals.

(a) In furtherance and not in limitation of the provisions of Section 5.4, each of the Parties agrees (i) to prepare and file as promptly as practicable, and in any event by no later than (a) fifteen (15) Business Days from the date of this Agreement if the Agreement is executed on or before December 31, 2009 or (b) ten (10) Business Days from the date of this Agreement if the Agreement is executed on or after January 1, 2010, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act, and if deemed advisable by the Purchaser, acting reasonably, a pre-merger notification filing under the Competition Act and (ii) prepare and file as promptly as practicable, and in any event by no later than twenty (20) Business Days (thirty (30) Business Days in the case of filings under Antitrust Laws in Russia)

from the date of this Agreement all other necessary documents, registrations, statements, petitions, filings and applications for other Regulatory Approvals, and any other Consent of any other Government Entities either required or that the Primary Parties mutually agree are advisable to satisfy the condition set forth in Section 8.1(a).

(b) If a Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated hereby and/or by the EMEA Asset Sale Agreement, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(c) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement and work cooperatively in connection with obtaining the Regulatory Approvals of each applicable Government Entity, including:

(i) cooperating with each other in connection with filings required to be made by any Party under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement, and each Antitrust Approval, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, and except for any filings made pursuant to the Investment Canada Act, to the extent permitted by Law or Government Entity, no Party will make any notification or other filing with or to any Governmental Entity in relation to the transactions contemplated hereunder without first providing the other Parties or their respective outside counsels on an outside counsel only basis with a copy of such notification in draft form (except that with respect to the notification form required by the HSR Act, only Items 1-3 are required to be shared) and giving such other party or its outside counsel a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Party or its outside counsel in this respect. For the avoidance of doubt, draft filings, materials or information provided under this Section or under any other provision of this Agreement to the other Party’s counsel on an outside counsel only basis shall only be given to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such draft filing or materials;

(ii) furnishing to the other Primary Parties or its outside counsel all information within its possession that is required for any application or other filing to be made by the other Party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction, including the Investment Canada Act, in connection with the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement; provided, however, that (a) no such information shall be required to be provided by a Party if it determines, acting reasonably, that such information is material and competitively sensitive or that the provision of such information could reasonably be expected to have a material adverse effect upon it if the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement were not completed or if it determines, acting reasonably, after good faith discussions with the other Party’s counsel, that the provision of such information would jeopardize any attorney-client or other legal privilege (it being understood, however, that the Parties shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the other Parties to occur without so jeopardizing privilege), and (b) in any such case the Purchaser and the Main Sellers shall cooperate with a view to establishing a mutually satisfactory procedure for providing such information to counsel for the Purchaser, the Main Sellers and the Joint Administrators on an outside counsel only basis and directly to the Government Entity requiring or requesting such information, and the relevant Main Seller or the Purchaser or the relevant Designated Purchaser required to provide such information shall provide it directly to such Government Entity requiring or requesting such information;

(iii) promptly notifying each other of any communications from or with any Government Entity with respect to the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement and ensuring to the extent permitted by Law or Government Entity that each of the Primary Parties is entitled to attend any meetings with or other appearances before any Government Entity with respect to the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the Antitrust Laws or any Laws regulating foreign investment of any jurisdiction including the Investment Canada Act in connection with the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement; and

(v) without prejudice to any rights of the Parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Government Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement.

(d) Subject to the provisions of Section 5.5(e) below, the Purchaser shall, and shall cause each of the Designated Purchasers to, use its commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Purchaser’s obligations hereunder as set forth in Section 8.1 and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement, including using its commercially reasonable efforts to submit all required regulatory filings and obtain all Regulatory Approvals, and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement.

(e) The obligations of the Purchaser pursuant to Section 5.5(d) shall include committing, and causing the Designated Purchasers to commit, to any and all undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the Assets and/or the EMEA Assets or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated hereby and/or by the EMEA Asset Sale Agreement, including taking any and all actions necessary in order to ensure the receipt of the necessary Consents and Regulatory Approvals ; provided, however, that the Purchaser and the EMEA Designated Purchasers are under no obligation under Section 5.5(d) or Section 5.5(e) of this Agreement or the applicable provisions of the EMEA Asset Sale Agreement, in respect of obtaining Regulatory Approvals, to commit, or cause the Designated Purchasers to commit, to any undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the Assets and/or the EMEA Assets or conduct of business arrangements or terminate any and all existing relationships and contractual rights and obligations or take any other action where to do so would reasonably be expected to have (i) a material adverse effect on the business or assets of the Purchaser taken as a whole, or (ii) a Material Adverse Effect on the Business or Assets being acquired pursuant to this Agreement (or the EMEA Agreement).

(f) For the avoidance of doubt, the covenants under this Section 5.5 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents.

Section 5.6. Pre-Closing Access to Information.

(a) Without prejudice to the provisions of this Agreement governing the Sellers’ obligations to make available documentation and information relating to certain Seller Contracts or Bundled Contracts including Section 5.6(c) below, prior to the Closing but after entry of the U.S. Sale Order, subject to applicable Law, the Main Sellers shall, and shall cause the Other Sellers (other than the EMEA Debtors or EMEA Sellers) to, (i) give the Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Business, including access to (x) certain managerial Employees designated by the Sellers, who have knowledge of the skills and competencies of Employees relative to the Business and will provide such information to the Purchaser for the purposes of Purchaser identifying Identified Employees and (y) Human Resources personnel designated by the Sellers who can provide information relevant to Purchaser otherwise complying with the Purchaser’s obligations pursuant to ARTICLE VII, (ii) permit the Purchaser and its representatives to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request, (iii) cause the officers of the Sellers to furnish the Purchaser with such financial business and operating data and other information with respect to the Business as is regularly prepared in the Ordinary Course that the Purchaser may from time to time reasonably request, (iv) without limiting the generality of subsections (i), (ii) and (iii), deliver to the Purchaser no later than ten (10) Business Days following the end of each fiscal quarter a report reflecting any changes to the Plan of Record and the headcount of the Business since the previous fiscal quarter; provided, however, that (A) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable Antitrust Law and Bankruptcy Law), at a reasonable time, under the supervision of the Sellers’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Business or the other businesses of the Sellers and their Affiliates, (B) subject to Section 7.4(e), the Sellers will not be required to provide to the Purchaser access to or copies of any Employee Records, other than as provided in Section 5.6(e). If any requested documentation and information includes what can reasonably be considered competitively sensitive information relating to sales, marketing or pricing of Sellers products or services, such information shall be shared with any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchasers and who have executed Clean Room Agreements, provided, however, that where such documentation or information relates to pricing or other material competitive terms offered to any customer of the Business, the employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms for a competing business to the Business, and if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.

(b) Notwithstanding anything contained in this Agreement or any other agreement between the Purchaser and the Sellers executed on or prior to the date hereof (other than Section 6.5), the Sellers shall not have any obligation to make available to the Purchaser or its representatives, or provide the Purchaser or its representatives with, (i) any Tax Return filed by the Sellers or any of their Affiliates or predecessors, or any related material, or (ii) more generally, any information if, in the good faith opinion of the Sellers, making such information available would (A) result in the loss of any attorney-client or other legal privilege or (B) cause the Sellers to be found in contravention of any applicable Law or contravene any fiduciary duty or agreement existing on the date hereof (including any confidentiality agreement to which the Sellers or any of their Affiliates are a party), it being understood that the Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

(c) To the extent not already made available to the Purchaser, the Purchaser’s employees or the Purchaser’s representatives (including its outside counsel), in order to facilitate the Purchaser’s entry into new supply arrangements effective as of the Closing, the Sellers shall make available to the Purchaser, its employees and representatives (including its outside counsel) unredacted copies of all Contracts relating to the Business with suppliers of the Business, or in the case of any Non-Exclusive Supply Contracts, unredacted copies of any portion thereof that are applicable to the Business (other than pricing/cost information or other competitively sensitive information the sharing of which Sellers or their representatives reasonably determine may violate applicable Law), promptly following the date hereof (or in the event that any such Contract is subject to confidentiality restrictions promptly following the receipt of any required consent which the Sellers will cooperate with the Purchaser to obtain as promptly as practicable). So long as the Purchaser is the Successful Bidder, the Sellers shall provide such information not provided in accordance with the preceding sentence (including but not limited to Customer Contracts and Bundled Contracts) promptly following the later of the entry of the U.S. Sale Order and the receipt of Antitrust Approvals; provided, that, access to Bundled Contracts shall be limited to unredacted copies of any portion of any Bundled Contracts that relates to the Business including any portion that relates to the Business and other businesses of the Sellers. Any such disclosures shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchasers and who have executed the applicable Clean Room Agreements, provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms offered to any customer of a competing business to the Business, and if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.

(d) Following the later of the entry of the U.S. Sale Order, the receipt of Antitrust Approvals, the Sellers and the Purchaser shall cooperate (consistent with applicable Laws and any confidentiality restrictions requiring consent of Third Parties) in developing a strategy with respect to transitioning customers of the Business to the Purchaser, including a plan for the engagement of customers of the Business by Purchaser. Commencing reasonably in advance of the expected Closing Date, the Sellers shall make introductions of the Purchaser to such customers with whom the Purchaser does not have an existing customer relationship, by, subject to applicable Law, participating in telephone calls and meetings with such customers.

(e) Within five (5) Business Days following the entry of the U.S. Sale Order and, in respect of the Canadian Debtors, the Canadian Approval and Vesting Order, the Sellers will provide the following additional information with respect to each of the Employees whose information was provided in Section 4.11(b) of the Sellers Disclosure Schedule: (i) full name and (ii) work e-mail address. Following the expiration of the Offer Consideration Period, provided that Purchaser provides Seller with proof that an Identified Employee has consented in the Offer to its release and, if applicable, transfer across geographical boundaries, the Sellers will provide the Purchaser with the following additional information with respect to such Identified Employees, as permitted under applicable Law and within five (5) Business Days following the receipt by Seller of such proof: the HR SAP data elements (excluding data related to protected status under applicable Law) with respect to each such Identified Employee, including payroll information where applicable from vendors, with such data elements to be updated by Sellers ten (10) Business Days prior to the Closing Date. In addition, upon Purchaser’s reasonable request, the Sellers will promptly provide Purchaser with aggregate census data with respect to gender and age (using five-year bands) of the Identified Employees’ employee population (without individually identifying any Identified Employee).

Section 5.7. Public Announcements. Subject to (a) the provisions of Section 7.4(a) with respect to communications and announcements to the Employees and the employees of the Purchaser and the Designated Purchasers and (b) each Party’s disclosure obligations imposed by

Law (including any obligations under any Bankruptcy Laws), during the period from the date hereof until the Closing Date, the Purchaser and the Main Sellers shall, and shall cause their respective Affiliates to, (i) cooperate with the other Primary Party in the development and distribution of all news releases, other public information disclosures and announcements, including announcements and notices to customers, suppliers and Employees with respect to this Agreement, or any of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) not issue any such announcement or statement prior to consultation with, and the approval of, the other Primary Parties (such approval not to be unreasonably withheld or delayed); provided, that, approval shall not be required where the disclosing Primary Party determines, based on advice of counsel and after consultation with the other Primary Parties, that such disclosure is required by Law; provided, further, that the Purchaser shall be permitted to make disclosures and announcements in accordance with the terms set forth in Exhibit 5.7 hereto. For the avoidance of doubt, this Section 5.7 shall not impose any restrictions in addition to those set forth in the Confidentiality Agreement with respect to non-public communications between the Purchaser and its direct shareholders.

Section 5.8. Further Actions. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated herein, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Assets as provided in this Agreement; provided that, subject to Section 2.1.7 and Section 5.5, neither the Purchaser nor the Sellers shall be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities.

Section 5.9. Conduct of Business. The Sellers covenant that, subject to any limitation imposed as a result of being subject to the Bankruptcy Proceedings and except as (i) the Purchaser may approve otherwise in writing (such approval not to be unreasonably withheld or delayed), (ii) set forth in Section 5.9 of the Sellers Disclosure Schedule, (iii) otherwise expressly contemplated or permitted by this Agreement or another Transaction Document, including Section 5.4, (iv) required by Law (including any applicable Bankruptcy Law or by order of a Bankruptcy Court), or (v) relates to Excluded Assets or Excluded Liabilities in a manner that does not materially relate to or affect the Business, Assets or Assumed Liabilities, the Sellers shall, (A) conduct the Business and maintain the Owned Equipment in the Ordinary Course, (B) use commercially reasonable efforts in the context of the Bankruptcy Proceedings and taking into account employee attrition to continue operating the Business as a going concern and to maintain the business organizations of the Business intact, and (C) abstain from any of the following actions:

(a) (i) sell, lease or dispose of a material portion of the Assets or any Assets material to the Business (other than sales of Inventory), in any single transaction or series of related transactions, or (ii) enter into any exclusive license agreement that would restrict the Business or the Assets after the Closing in any material respect;

(b) incur any Lien on any Assets, other than (i) Liens that will be discharged at or prior to Closing or (ii) Permitted Encumbrances;

(c) (A) sell, assign or transfer any Transferred Intellectual Property, (B) grant any material licenses to the Transferred Intellectual Property other than (i) licenses or sublicenses granted to suppliers, resellers and customers in the Ordinary Course, (ii) such licenses or sublicenses as would be permitted by the grant back license rights set forth in the Intellectual Property License Agreement (if such agreement were in effect as of the date hereof) or (iii) licenses or sublicenses granted pursuant to source code escrow arrangements listed in Section 5.9(c) of the Sellers Disclosure Schedule (the “IP Escrow Agreements”), where such IP Escrow Agreements contain release conditions that are at least as narrow as those set forth in Section 5.9(c) of the Sellers Disclosure Schedule, and provided that the Sellers agree to cooperate with the Purchaser and to take all commercially reasonable steps required to perform the terms of the IP Escrow Agreements that will prevent the release of escrowed code to the counterparty of the respective IP Escrow Agreements, or (C) intentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property; provided that if the Sellers unintentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property, the Sellers will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure;

(d) increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Employees, other than (i) increases in the Ordinary Course or as required by applicable Law, Contracts or Seller Employee Plans in effect as of the date hereof, or pursuant to the KEIP or KERP (provided that the Sellers provide the Purchaser with notice of amendments, modifications, supplements or replacements to the KEIP or to the KERP as may be approved by the Canadian Court or the U.S. Bankruptcy Court), or as otherwise approved by the Bankruptcy Court from time to time, or (ii) increases to welfare benefits that apply to substantially all similarly situated employees (including the Employees) of the Sellers or the applicable Affiliates of the Sellers;

(e) enter into or amend to provide for greater benefits under any Special Arrangements, except as required by applicable Law;

(f) enter into any Collective Labor Agreement affecting Employees, except as required by applicable Law;

(g) take any action, other than in the Ordinary Course, to cause any employee of the Sellers who would otherwise be an Employee as of the Closing not to be such an employee (other than termination for cause or termination of Employees who failed to receive an Offer (as defined below) from the Purchaser or a Designated Purchaser pursuant to this Agreement; provided that the Sellers make a reasonable effort to provide notice to the Purchaser prior to any such employment termination);

(h) voluntarily terminate, waive any material right under, or materially amend (including by materially increasing the obligations of the Sellers under a supply Contract, materially reducing the obligations of a customer under a customer Contract of the Sellers, or materially modifying the standard warranty terms or return policy for CVAS Products or CVAS Services under a Material Contract so as to materially increase the Liabilities of the

Sellers thereunder) any Material Contract, Cross-License Agreements referenced in Exhibit 5.4(c) and listed in Exhibits 5.4(d) and 5.15(c), Inbound License Agreement that is an Assigned Contract or Bundled Contract material to the Business (other than as necessary to effect the unbundling of any Bundled Contract required with respect to any other business or business segment of the Sellers), unless (i) such Contract has become a Non-Assigned Contract, an Excluded 365 Customer Contract, an Excluded Non-365 Customer Contract or will not be assigned to the Purchaser or any Designated Purchaser at Closing or (ii) such amendment, waiver or change is contemplated pursuant to Section 5.23 hereof, and in each case other than in the Ordinary Course;

(i) fail to make commercially reasonable efforts to maintain Owned Inventory at levels consistent with customer orders;

(j) waive, release, assign, settle or compromise any material claim, litigation or arbitration relating to the Business to the extent that such waiver, release, assignment, settlement or compromise imposes any binding obligation, whether contingent or realized, on the Business that will bind the Purchaser or a Designated Purchaser after the Closing Date and is materially adverse to the Business;

(k) enter into any Material Contract pursuant to Section 4.4(a)(ii) or amend any Contract to thereafter be a Material Contract pursuant to Section 4.4(a)(ii) that would reasonably be expected to bind the Purchaser or any of its Affiliates in any material respect after the Closing;

(l) fail to maintain tangible property which, individually or in the aggregate, is material to the Business and which is included in the Assets, in the Ordinary Course;

(m) fail to maintain the material Consents with respect to the Business in the Ordinary Course;

(n) make or rescind any material election in relation to Taxes that would reasonably be expected to materially and adversely impact the Purchaser or a Designated Purchase after the Closing; or

(o) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.10. Transaction Expenses. Except as otherwise provided in this Agreement or the Ancillary Agreements, each of the Purchaser and the Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.11. Confidentiality.

(a) The Parties acknowledge that the Confidentiality Agreement remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and the Parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the Sellers shall be at liberty to disclose the terms of this Agreement to any court or to any liquidator or in connection with any auction process approved by the Bankruptcy Court and show appropriate figures in their administration records, accounts and returns.

(b) From the Closing Date until the date that is five (5) years after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, and shall use commercially reasonable efforts to cause the respective representatives of the Sellers and their Affiliates not to, use or disclose to any Third Party, any Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all competitively sensitive information and data related to the Business or the Assets (including Transferred Intellectual Property and competitively sensitive Business Information existing as of the Closing Date), Purchaser or its Affiliates that is not, in each case, already available to the public (it being agreed that disclosure of Confidential Information to prospective purchasers, their representatives and other Persons affiliated with the sale process of the Business shall not be public disclosure thereof), provided that nothing herein or in the other Transaction Documents shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Sellers, Seller’s Affiliates or their respective representatives to (i) disclose the terms of any of the Transaction Documents to any court or to any liquidator or in connection with any auction process approved by a Bankruptcy Court and show appropriate figures in their administration records, accounts and return; (ii) exercise or enforce any of their rights, or perform any obligations under this Agreement or the other Transaction Documents, including the Transition Services Agreement and the Intellectual Property License Agreement, (iii) make permitted disclosures under Section 5.7; (iv) make any disclosures that are required by applicable Law; (v) own, use or disclose Confidential Information that is not exclusive to the Business to the extent necessary to (in the reasonable judgment of the Sellers) operate the other business segments of the Sellers or their Affiliates or otherwise engage in any manner in any business activities unrelated to the Business; (vi) use Confidential Information to the extent necessary to perform any Seller Contracts not assigned to the Purchaser; (vii) share information to the extent reasonably necessary to allocate the purchase proceeds from the sale of the Assets; or (viii) make customary disclosures, subject to customary confidentiality agreements, regarding Confidential Information that is not exclusive to the Business and is primarily related to other business segments of the Sellers in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise).

(c) It is acknowledged by the Purchaser and the Sellers that in the course of attempting to sell the Assets, one or more of the Sellers has entered into several confidentiality agreements with Third Parties in respect of information relating to the Assets and has disclosed such information to certain of those Third Parties.

Section 5.12. Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Purchaser and/or any Designated Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of any Transaction Document or relates primarily to any business or business segment of the Sellers other than the Business, the Purchaser shall, and shall cause the Designated Purchasers to promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers receives any payment that is for the account of the Purchaser, any of the Designated Purchasers according to the terms of any Transaction Document or relates primarily to the Business, the Sellers shall, and shall cause the other Sellers to promptly deliver such amount or instrument to the Purchaser or the relevant Designated Purchaser, as applicable. All amounts due and payable under this Section 5.12 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

Section 5.13. Non-Assignable Contracts.

(a) To the extent that any Seller Contract or any Seller Consent is not capable of being assigned under Section 365 of the U.S. Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Contract or Consent) to the Purchaser or a Designated Purchaser at the Closing, or cannot be entered into (A) without the Consent of the issuer thereof or the other party thereto or any Third Party (including a Government Entity) or (B) without Sellers’ and their Affiliates’ compromising any right, asset or benefit or expending any amount or incurring any Liability or providing any other consideration (collectively, the “Non-Assignable Contracts”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless and until any such Consent is obtained, including any Consents obtained following Closing; provided, however, that the Sellers will use commercially reasonable efforts (without incurring any third party costs) to (i) cooperate with the Purchaser in any reasonable arrangement to provide the Purchaser the same interest, benefits, rights and liabilities under any such Non-Assignable Contracts that are not licenses of Intellectual Property as the applicable Seller had immediately prior to the Closing, including using commercially reasonable efforts to enter into one or more mutually agreed Subcontract Agreements, and (ii) facilitate Purchaser’s negotiation with the other party to each Non-Assignable Contract that is a license of Intellectual Property to provide the Purchaser the same interest, benefits and rights under any such Non-Assignable Contracts as the applicable Seller had immediately prior to the Closing (including that Sellers shall request such Third Party’s Consent if so requested by the Purchaser); provided that there shall be no obligation on Sellers or their Affiliates to compromise any material right, asset or benefit or expend any amount or incur any Liability. As between the Sellers and the Purchaser (or the relevant Designated Purchaser), such Non-Assignable Contracts described above shall be deemed to be assigned and the Purchaser (or the relevant Designated Purchaser) shall perform all obligations and covenants thereunder. Notwithstanding the foregoing sentences, (x) nothing in this Section 5.13 shall require any Seller to renew, modify or amend any Non-Assignable Contract once it has expired, (y) any efforts required of the Sellers pursuant to this paragraph shall be strictly on an interim basis and in no event shall such efforts or arrangements be required after one hundred and eighty (180) days from the Closing Date, and (z) the Sellers shall have the right, any time after the day that is one hundred and eighty one (181) days after the Closing Date, to exercise any right to terminate any Non-Assignable Contract. The Purchaser or the Designated Purchaser, as applicable, shall reimburse the relevant Seller for the out-of-pocket expenses incurred or asserted, as a result of any actions taken pursuant to this Section 5.13. The Parties acknowledge that the fact that any Contract constitutes a Non-Assignable Contract shall not (i) constitute a breach of any covenant hereunder, (ii) entitle Purchaser to terminate this Agreement or (iii) result in any reduction of the Purchase Price payable hereunder. Any Non-Assignable Contract assigned pursuant to the terms of this Section 5.13 shall, when assigned, constitute an Assigned Contract hereunder from and after such date.

(b) For the purposes of this Agreement (including Section 5.13(a) and all representations and warranties of the Sellers contained herein), the relevant Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any Assumed and Assigned Contract if, and to the extent that, pursuant to the U.S. Sale Order, the Sellers are authorized to assume and assign to the Purchaser or the Designated Purchasers such Seller Contract pursuant to Section 365 of the U.S. Bankruptcy Code and any applicable Cure Cost has been satisfied as provided in Section 2.1.7.

Section 5.14. Bundled Contracts.

(a) Section 5.14(a)(i) of the Sellers Disclosure Schedule lists each Contract that the Sellers have entered into prior to the date hereof providing for the sale or provision of CVAS Products or CVAS Services and the sale or provision of other products or services of the Sellers or their Affiliates (as such list may be amended or supplemented pursuant to Section 5.14(c)) (each, a “Bundled Contract”). Subject to applicable Law and the terms of such Bundled Contracts, each of the Purchaser and the Sellers shall (and the Purchaser shall cause any relevant Designated Purchaser to), as applicable, use their reasonable best efforts to, at least fifteen (15) Business Days prior to the Closing Date, cause the counterparty to each Bundled Contract listed on Section 5.14(a)(i) of the Sellers Disclosure Schedule to amend such Bundled Contract so as to delete all obligations and Liabilities therefrom as they relate to the CVAS Products and the CVAS Services and to enter into a new Contract (effective as of, and conditioned upon the occurrence of, the Closing) with the Purchaser or applicable Designated Purchaser and such applicable customer which only relates to CVAS Products and CVAS Services, in which event such new Contract shall be deemed to be an Assigned Contract; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in obtaining such arrangements and the failure to enter into such arrangements with respect to any Bundled Contract shall not entitle the Purchaser to terminate this Agreement, not to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder; provided, further, that the Purchaser shall not be obligated to enter into any such new Contract (i) if such new Contract meets the Exclusion Criteria, (ii) that relates to the Bundled Contracts specified in Section 5.14(a)(ii) of the Sellers Disclosure Schedule and for which the respective counterparty to its Contract does not agree to reduce the aggregate limitation of liability in the related Bundled Contract proportionally based on the amount of revenues of the Sellers and their Affiliates under such Contract that relate to the Business compared to the aggregate revenues of the Sellers and their Affiliates under such Contract for 2008 or (iii) relates to the Bundled Contracts specified in Section 5.14(a)(iii) of the Sellers Disclosure Schedule and for which the respective counterparty to such Contract does not agree to release the Purchaser from any obligation to indemnify the counterparty for intellectual property infringement claims for products sold by the Sellers under such Bundled Contract prior to the Closing, in each case to the extent the Purchaser notifies the Main Sellers of its decision that such Contract falls within clauses (i), (ii) or (iii) of this sentence no later than April 1, 2010. Without the express written consent of Purchaser, Sellers shall not agree to amend the material terms applicable to the Business of any Bundled Contract as a condition of such counterparty agreeing to amend such portion of such Bundled Contract. To the extent permitted by the terms of such Bundled Contract and applicable Law, each of the Sellers and the Purchaser shall notify the other Party if any customer has contacted such Party with regard to the matters set forth in this Section 5.14 and shall keep such other Party reasonably informed regarding the content of any discussions with the customer. For the avoidance of doubt, nothing in this Section 5.14(a) shall restrict the Sellers from taking any actions with respect to Bundled Contracts, including any amendments thereof, to the extent they relate to businesses or business segments of the Sellers or their Affiliates other than the Business and such actions do not materially affect the Business.

(b) Subject to applicable Law and the terms of such Bundled Contracts, for those Bundled Contracts for which the arrangements mentioned in Section 5.14(a) could not be entered into fifteen (15) Business Days prior to the Closing Date, (i) the relevant Sellers shall, until the date that is one hundred eighty (180) after the Closing Date, to the extent requested by the Purchaser, use their commercially reasonable efforts to facilitate the entry by the Purchaser or the relevant Designated Purchaser and the other party to each such Bundled Contract into a new Contract that only relates to CVAS Products and/or CVAS Services, including by making available those employees who are responsible for managing the customer relationships with the customers of such Bundled Contracts (to the extent reasonably practicable and to the extent such employees remain in the employ of the Sellers), reasonably cooperating with the Purchaser to jointly contact each counterparty to such Bundled Contracts by making such contacts (by phone or in person) as may be reasonably requested by the Purchaser and by sending a joint letter, in form and substance satisfactory to each of Sellers and the Purchaser notifying the counterparty to each such Bundled Contract of the transactions and requesting the counterparty to agree to amending such Bundled Contract after the Closing Date or (ii) the Sellers and the Purchaser shall use their commercially reasonable efforts to cooperate in any commercially reasonable arrangement to provide the Purchaser or Designated Purchaser, as applicable, the same interest, benefits, rights and liabilities under any such Bundled Contract only to the extent relating to CVAS Products and/or CVAS Services as the applicable Seller had immediately prior to the Closing under such Bundled Contract, in so far as they relate to the Business, including using commercially reasonable efforts to enter into one or more mutually agreed Subcontract Agreements with respect to such Bundled Contracts; provided that (A) nothing in this Section 5.14 shall require the Sellers to renew any Bundled Contract once it has expired, (B) the Sellers shall have the right, any time after the date that is one hundred eighty (180) after the Closing Date, to exercise any right to terminate any Bundled Contract, and (C) the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in order to comply with its obligations under this sentence. Upon the execution of the relevant Subcontract Agreements the Purchaser (or the relevant Designated Purchaser) shall perform all obligations and covenants of the relevant Seller under the applicable Bundled Contracts (to the extent relating to the Business and including obligations relating to warranties and Known Product Defects (as defined in the Nortel Accounting Principles)). Without limiting the generality of the foregoing, the Purchaser expressly agrees that any obligations under any warranty liabilities or any obligations associated with any Known Product Defects relating to CVAS Products and CVAS Services which have been supplied under any Bundled Contract subcontracted to the Purchaser or any Designated Purchaser under any Subcontract Agreement shall be assumed by the Purchaser or such Designated Purchaser and no Sellers shall have or retain any Liability, cost or expenses in connection with any such warranty liabilities or Known Product Defects related to the CVAS Products and CVAS Services.

(c) Prior to the Closing Date, the Sellers shall be entitled to update and/or supplement the list of Bundled Contracts from time to time by written notices to the Purchaser; provided, that within five (5) Business Days of Closing (but which additions, for the avoidance of doubt, will not delay the Closing) no update and/or supplement shall be permitted without Purchaser’s prior written consent, and provided further that Sellers shall use commercially reasonable efforts to update the list of Bundled Contracts as soon as commercially practicable.

Section 5.15. Post-Closing Assistance.

(a) After the Closing, the Purchaser shall, upon the request of the Sellers, and at no cost to the Sellers (other than reimbursement of reasonable and documented out of pocket expenses of the Purchaser or a Designated Purchaser and the payment of a reasonable per diem to the Purchaser or a Designated Purchaser, which per diem shall be based upon the total compensation of the affected Transferred Employee or Transitional Employee at the applicable time), require the Transferred Employees or Transitional Employees to make themselves reasonably available at reasonable times and cooperate in all reasonable respects with the Sellers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Sellers Disclosure Schedule) filed or claimed against the Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of the Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, however, that the obligations of the Purchasers or their Affiliates hereunder shall only extend to the employees of such Purchasers or Purchasers’ Affiliates as of the date such employees are to be made available and shall not apply to former employees of such Purchaser or Purchaser’s Affiliates that have been terminated prior to such date.

(b) After the Closing, the Sellers and their Affiliates shall, upon the request of the Purchaser, and at no cost to the Purchaser or its Affiliates (other than reimbursement of reasonable and documented out of pocket expenses of the Sellers and their applicable Affiliates and the payment of a reasonable per diem to a Seller or Seller Affiliate, which per diem shall be based upon the total compensation of the affected employee at the applicable time) require their employees that were not Transferred Employees or Transitional Employees to make themselves reasonably available and cooperate in all reasonable respects with the Purchaser and the Designated Purchasers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action filed or claimed against the Purchaser, any of the Designated Purchasers, any of their Affiliates or any of the respective agents, directors, officers and employees of any of the foregoing, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, however, that the obligations of the Sellers or their Affiliates hereunder shall only extend to the employees of such Sellers or Sellers’ Affiliates as of the date of Purchaser’s request and so long thereafter as they continue to be employed by such Seller or its Affiliates and shall not apply at any time with respect to individuals no longer employed by such Sellers or Seller’s Affiliates and shall not require any Sellers or Seller’s Affiliates to continue the employment of any such employee.

(c) Upon the conclusion of the Bankruptcy Proceedings, the Sellers shall exercise any rights they may have to assign to the Purchaser the Cross-License Agreements listed in Exhibit 5.15(c). The Sellers agree that they shall not assign such Cross-License Agreements to any other Person.

Section 5.16. Delivery of Assets.

(a) The Purchaser shall, and shall cause the relevant Designated Purchasers to, at Purchaser’s sole cost and expense, within thirty (30) days after the Closing Date relocate all tangible Assets and Purchaser’s activities from all premises owned or leased by the Sellers or their Affiliates after the Closing other than those premises to be occupied by the Purchaser or any Designated Purchasers after the Closing Date pursuant to the provisions of the Real Estate Agreements.

(b) As promptly as reasonably practicable, and in no event more than thirty (30) days, after the Closing Date, the Sellers shall deliver to the Purchaser copies of filings, prosecution files, dockets and certifications relating to the filing, prosecution, issuance, renewal and enforcement of the Business Registered IP, provided that all items to be delivered hereunder shall be delivered solely by remote telecommunication to the extent the Purchaser may so request. Without limiting the generality of the foregoing, within thirty (30) days of Closing, the Sellers shall and shall cause their Affiliates to, instruct their current attorneys and agents to deliver to the Purchaser, or attorneys designated by Purchaser, any and all records in the possession of such attorneys and agents relating to the prosecution of any applications, registrations and renewals of any Business Registered IP.

Section 5.17. Termination of Overhead and Shared Services and French Company Licenses.

(a) The Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business (except the Transferred Overhead and Shared Services) shall cease and (ii) the Sellers or their Affiliates shall have no further obligation to provide any Overhead and Shared Services to the Business.

(b) If Nortel Networks S.A. (“NNSA”) has not ceased to trade (conduct business) as of the Closing Date, then the Sellers shall, on or before Closing, provide the Purchaser with reasonable evidence confirming that NNSA has agreed:

(i) not to assert its Intellectual Property and exclusive license rights, if any, in a manner that could restrict or conflict with the ability of the Purchaser or its successors, assigns, licensees, sub-licensees or customers to operate in the field of the Business and its natural evolutions; and

(ii) to the fullest extent permitted under French Law, to relinquish, waive or terminate all its Intellectual Property and license rights (including any enforcement rights) to the extent (but only to the extent) that they relate to the Intellectual Property that is sold or licensed to the Purchaser in connection with the sale of the Business;

provided that the Purchaser agrees that NNSA shall be permitted to continue using (on a non-exclusive, non-transferable basis) its intellectual property and license rights, as currently being used, in connection with (x) the performance by NNSA of its existing obligations under its contracts with its customers within the Business in accordance with the terms and conditions of such contracts, as they are in effect as of the Closing, and (y) the continued operation of its business as currently conducted, outside of the field of the Business.

(c) If NNSA has ceased to trade as of the Closing Date, then, solely to the extent any grant of rights by the Sellers to the Purchaser herein or under the Intellectual Property License Agreement (including the assignment to the Purchaser of Transferred Intellectual Property) appears to be restricted by or to conflict with any rights granted by the Sellers to NNSA under any internal agreement or arrangement of the NNL, NNC, NNI, NNUK, any of the EMEA Sellers or any Affiliates of any of them, the Sellers agree, at their expense, to use, during a period of up to 180 days after the Closing Date, commercially reasonable efforts (taking into account the value of NNSA’s rights and the scope of the Business conducted by NNSA) to (i) exercise any rights the Sellers may have to terminate any such rights of NNSA or (ii) provide reasonable evidence that any such rights of NNSA do not restrict or conflict with the grant of rights by the Sellers to the Purchaser herein or under the Intellectual Property License Agreement.

Section 5.18. Financing.

(a) The Purchaser shall obtain the Financing to the extent required to consummate the transactions contemplated hereby. The Purchaser shall enforce all of its rights under the Financing Commitment (including by seeking specific performance).

(b) In the event that the Purchaser wishes to obtain Replacement Financing, then, during the period commencing upon the entry of both the U.S. Sale Order and the Canadian Approval and Vesting Order and ending on the Closing Date, Sellers shall, and shall use their commercially reasonable efforts to cause their respective Affiliates, officers, directors, employees, agents and representatives to, provide to the Purchaser commercially reasonable cooperation requested by the Purchaser with respect to actions that are necessary, proper or advisable in connection with obtaining the Replacement Financing, including in each case, to the extent commercially reasonable and requested with reasonable advance notice (i) participation in meetings, presentations, due diligence sessions and sessions with financing sources and rating agencies, (ii) assisting with the preparation of Purchaser’s materials for rating agency presentations, offering documents, business projections and similar marketing documents required by Purchaser in connection with the Replacement Financing, (iii) giving to the Purchaser’s financing sources access to the electronic data room to which the Purchaser has been given access, (iv) furnishing the Purchaser and its financing sources with other financial and other information regarding the Business as may be reasonably requested by the Purchaser and reasonably available to Sellers or its Representatives, (v) reasonably facilitating the pledging of collateral (including obtaining releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) and (vi) taking other commercially reasonable actions requested by the Sellers and necessary to permit the consummation of the Replacement Financing, in each case to the extent Sellers are not restricted from making such information available and subject to customary confidentiality agreements.

(c) Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges and agrees that (i) the Purchaser shall at all times maintain the Financing Commitment in full force and effect, (ii) its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon receipt of the Financing, the Replacement Financing or any other financing, (iii) failure to consummate the transactions contemplated herein as a result of the failure to obtain any financing shall constitute a breach of this Agreement by the Purchaser (including its obligations pursuant to Section 2.4) and (iv) in no event shall a breach by any of the Sellers of any of its obligations in this Section 5.18 be deemed a breach by any of the Sellers for purposes of Article VIII or IX hereof. The Purchaser and its Affiliates shall not take any action that impairs the ability of the Purchaser to fulfill its obligations hereunder or make any payment required in respect of this Agreement or the EMEA Asset Sale Agreement.

Section 5.19. Insurance Matters.

(a) The Purchaser acknowledges and agrees that coverage of the Covered Assets and Persons under the Seller Insurance Policies shall cease as of the Closing Date and the Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all Seller Insurance Policies. Except to the extent provided in Section 2.1.1(l) or Section 5.19(c), the Sellers shall retain any rights to, including any right to any proceeds received in respect of, any claim pending as of the date hereof or made after the date hereof under any Seller Insurance Policy, even if such claims relates to the capital assets or properties of the Business.

(b) If after the Closing Date the Purchaser, a Designated Purchaser, or the Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then the Sellers or the Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by the Sellers or the Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefore. If the Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), the Purchaser shall be exclusively responsible for acquiring from such insurance company or Third Party, at the Purchaser’s sole cost and expense, the rights necessary to permit them to obtain access to and utilization of such claims data or information. If any Third Party requires the consent of the Sellers or any of their Affiliates to the disclosure of such information, such consent shall not be unreasonably withheld.

(c) Prior to Closing, the Sellers shall at all times maintain their current property insurance in respect of the Owned Equipment, or in the event any such policies are cancelled or otherwise terminated, shall obtain other substantially comparable insurance policies that have substantially the same terms and conditions and make and diligently pursue any applicable insurance claims related to damage or destruction to any Owned Equipment. Notwithstanding anything in this Agreement to the contrary if and to the extent that any piece of Owned Equipment, wherever located, is destroyed or damaged prior to Closing, and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received in respect of such Owned Equipment (excluding any insurance proceeds related to business interruption insurance) that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted. For the avoidance of doubt, in the event that the Sellers transfer such proceeds to the Purchaser, the Sellers shall have no further obligations with respect to the Owned Equipment that was destroyed or damaged and the Purchaser shall not be entitled to terminate this Agreement and such events shall not result in any reduction of the Purchase Price payable hereunder.

Section 5.20. Deposits, Guarantees and Other Credit Support of the Business.

(a) Following the Closing, the Purchaser shall, or shall cause the applicable Designated Purchaser to:

(i) procure the return and/or release by the applicable counterparty, as soon as reasonably practicable but in no event later than thirty (30) days after the Closing Date, of any continuing obligation of any Seller or any Affiliate thereof with respect to any Assigned Contract or any Contract, asset or obligation of the Business (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, any Seller or any of its Affiliates or any Third Party on behalf of the Sellers (and with a counter guarantee of the Sellers)) listed in Section 5.20(a)(i)(B) of the Sellers Disclosure Schedule; and

(ii) indemnify and hold harmless the Sellers and their Affiliates from and against any Loss resulting from any failure of the Purchaser or Designated Purchasers to comply with the obligations set forth in clauses (a)(i) of this Section 5.20.

Section 5.21. Use of Trademarks. Except as expressly provided in the Trademark License Agreement, as of the Closing Date, neither the Purchaser nor any Designated Purchaser shall have the right to use the name “Nortel” or any other Trademarks owned by the Sellers or any of their Affiliates or any other Trademark employing the word “Nortel” or any confusingly similar Trademarks to any of the foregoing (collectively, the “Sellers’ Trademarks”).

Section 5.22. Maintenance of Books and Records.

(a) After the Closing, the Purchaser shall, and shall cause the Designated Purchasers to, preserve, until at least the fifth (5th) anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the Business possessed by, or that comes into the possession of, such Person. After the Closing Date and up until at least the fifth (5th) anniversary of the Closing Date, upon any reasonable request from the Sellers or their representatives, the Purchaser shall, and/or shall cause the Person holding such records to, (i) provide to the Sellers or their representatives reasonable access to such records during normal business hours and (ii) permit the Sellers or their representatives to make copies of such records, in each case at no cost to the Sellers or their representatives (other than for reasonable out-of-pocket expenses). In addition, in the event that the financial statements of the Business are audited for any period prior to the Closing Date, upon execution of a customary access letter if required, the Sellers and their representatives (including their outside accountants) shall be granted access to all relevant work papers, schedules, memoranda and other documents prepared by the Business or their representatives (including outside accountants) in connection with the Sellers’ completing the audit of their accounts for the 2009 fiscal year; provided, however, that nothing herein shall require the Purchaser to disclose any information to the Sellers if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Purchaser shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Sellers to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or, other than as provided in Section 6.5, require the Purchaser to disclose its Tax records. Such records may be sought under this Section 5.22(a) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the Sellers (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (y) any and all such records may be destroyed by the Purchaser if the Purchaser sends to the Sellers written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Sellers notify the destroying party that the Sellers desire to obtain possession of such records, in which event the Purchaser shall transfer or cause to be transferred the records to the Sellers and the Sellers shall pay all reasonable expenses of the Purchaser in connection therewith and (z) other than as provided in Section 6.5, the Purchaser shall not be required to provide the Sellers access to, or copies of, any Tax records.

(b) After the Closing, Sellers shall preserve, until the fifth (5th) anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the Business possessed by, or that comes into the possession of, such Person. After the Closing Date and up until the fifth (5th) anniversary of the Closing Date, upon any reasonable request from the Purchaser, any Designated Purchaser or their respective representatives, the relevant Seller shall, and/or shall cause the Person holding such records to, (i) provide to the Purchaser, any Designated

Purchaser or their respective representatives reasonable access to such records during normal business hours and (ii) permit the Purchaser, any Designated Purchaser or their respective representatives to make copies of such records, in each case at no cost to the Purchaser, any Designated Purchaser or their respective representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require the Sellers or their Affiliates to disclose any information to the Purchaser, any Designated Purchaser or their respective representatives if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Sellers shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Purchaser, any Designated Purchaser or their respective representatives to occur without so jeopardizing privilege or contravening such Law, duty or agreement). Such records may be sought under this Section 5.22(b) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure, financing or other similar needs of the Purchaser, any Designated Purchaser or their respective representatives (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (y) any and all such records may be destroyed by the Sellers if the Sellers send to the Purchaser written notice of their intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Purchaser notifies the destroying party that the Purchaser or any Designated Purchaser desire to obtain possession of such records, in which event the Sellers shall transfer or cause to be transferred the records to the Purchaser and the Purchaser shall pay all reasonable expenses of the Sellers in connection therewith and (z) the Sellers shall not be required to provide the Purchaser, any Designated Purchaser or their respective representatives access to, or copies of, any Tax records or audited financial statements covering any pre-Closing period, except as specifically required pursuant to the terms of this Agreement.

Section 5.23. Certain Ancillary Agreements.

(a) The Primary Parties and, to the extent applicable, the relevant EMEA Sellers, shall use their commercially reasonable efforts to:

(i) promptly negotiate in good faith with the relevant contract manufacturers and finalize the terms of the Contract Manufacturing Inventory Agreements based on the term sheet attached hereto as Exhibit F;

(ii) promptly negotiate in good faith with the LGN Joint Venture the LGN Distribution Agreement; and

(iii) promptly negotiate in good faith with NN Turkey the NN Turkey Agreements.

(b) The Parties and the EMEA Sellers acknowledge that, as of the date hereof, the Business entertains several bilateral relationships with other businesses, business segments or divisions (or former businesses, business segments or divisions) of certain Sellers or their Affiliates for the supply and/or development of products and services (including certain CVAS

Products and CVAS Services). To the extent such relationships are required to be in place in order to fulfill customer commitments existing as of the Closing Date and which will continue thereafter (for the duration of any individual customer contract including frame contracts), the Primary Parties and the relevant EMEA Sellers shall use their commercially reasonable efforts to negotiate, or to cause to be negotiated, in good faith, commercially reasonable terms in order to address the interdependencies among current and former businesses of the Sellers set forth on Exhibit 5.23, including through one or more Mutual Development and Support Agreements, supply agreements, or other appropriate commercial arrangements; provided, that, Sellers shall keep Purchaser informed regarding the negotiation of such agreements between Sellers’ business units or between Sellers and Third Parties, which agreements, in each case, relate to CVAS Products or CVAS Services, and Seller shall use reasonable efforts to consult with Purchaser with respect to such agreements. The Primary Parties shall also use their commercially reasonable efforts to negotiate in good faith the Subcontract Agreement pursuant to which the seller will subcontract to Purchaser the rights and obligations of the Sellers under Retained Contracts. Notwithstanding the above, on or prior to the Closing Date, the Purchaser will enter into (i) a development and support agreement and (ii) a supply agreement with Ericsson AB, related to the CDMA and GSM interdependencies and with Kapsch related to the GSM interdependencies set forth on Exhibit 5.23, substantially similar to the forms of the agreements previously disclosed to the Purchaser with respect to CDMA and in forms of agreements substantially similar to the CDMA agreements with respect to agreements relating to GSM interdependencies. The Purchaser will assume all obligations under any warranty liabilities relating to CVAS Products and CVAS Services which have been supplied under such agreements mentioned in the immediately preceding sentence. For the avoidance of doubt, other than the Intellectual Property License Agreement, the Transition Services Agreement, the Loaned Employee Agreement, and the Real Estate Agreements and the agreements with respect to the CDMA and GSM interdependencies mentioned in this Section 5.23(b), the failure to execute and deliver at Closing any of the Ancillary Agreements shall not be deemed a failure of any condition precedent to this Agreement or allow any Party to terminate this Agreement.

Section 5.24. Closing Unaudited Financial Statements. Prior to the Closing Date, the Sellers shall cause to be prepared and shall deliver to the Purchaser unaudited management statements of certain assets and liabilities of the Business as of the Closing Date and the related unaudited management statements of income of the Business for the fiscal year ended December 31, 2009 and the period from January 1, 2010 until the end of the last fiscal quarter prior to the Closing Date; provided, that if the Closing Date is less than twenty (20) Business Days following the end of a fiscal quarter, then the last fiscal quarter prior to the Closing Date shall be deemed to be the previous fiscal quarter (together, the “Closing Unaudited Financial Statements”). The Closing Unaudited Financial Statements shall be prepared based upon the financial books and records maintained by the Sellers and the EMEA Sellers for the Business on the basis of the Nortel Accounting Principles and shall represent the Seller’s good faith estimate of the selected balance sheet accounts, income statements and results from operations set forth therein for the Business for the applicable date and period. The Closing Unaudited Financial Statements (a) will not be prepared in accordance with GAAP, except as set forth in the Nortel Accounting Principles, (b) will include estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Business will incur after the

Closing), (c) will include assets that have not been tested for impairment or otherwise adjusted for fair value, (d) will reflect the estimated historical operation of the Business (including the Overhead and Shared Services and the Excluded Assets) for the periods specified therein and (e) will not represent the balance sheet accounts or the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity.

Section 5.25. Closing Audited Financial Statements. The Sellers shall engage their independent accountants to prepare the audited balance sheets of the Business and the related statement of earnings and cash flows for the Business for the (i) fiscal year ended December 31, 2009 and (ii) (A) for the period January 1, 2010 – March 31, 2010 if the Closing Date occurs on or after March 31, 2010 and prior to June 30, 2010 and (B) for the period January 1, 2010 – June 30, 2010 if closing occurs on or after June 30, 2010 (the “Closing Audited Financial Statements”). The Sellers shall cooperate with the Purchaser’s preparation of audited financial statements for any other periods in 2010 prior to the Closing Date. The Purchaser shall cooperate with Seller’s preparation of the Closing Audited Financial Statements. The Closing Audited Financial Statements shall be prepared based upon the financial books and records maintained by the Sellers and the EMEA Sellers for the Business on the basis of GAAP, consistently applied, and shall present the selected balance sheet accounts, income statements and results from operations set forth therein for the Business for the applicable date and period, except that they will not represent the balance sheet accounts or the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity. The Sellers shall deliver the Closing Audited Financial Statements to the Purchaser as soon as reasonably practicable and in no event later than four (4) months following the Closing Date. For the avoidance of doubt, Sellers shall furnish customary representation letters in connection with the Closing Audited Financial Statements to the extent Sellers employ persons in a position to sign such letters.

Section 5.26. Additional Bankruptcy Proceedings; Adverse International Injunctions.

(a) If at any time prior to the Closing Date, (i) any Seller that is a Non-Debtor Seller as of the date hereof shall have commenced Bankruptcy Proceedings in any country or other jurisdiction (other than the U.S., Canada or the United Kingdom) (an “Additional Bankruptcy Proceeding”), (ii) there shall be in effect any Law, material order, injunction, decree or judgment of any court or other Government Entity prohibiting in such jurisdiction (other than the U.S., Canada or the United Kingdom) the consummation of the transactions contemplated hereby (such Law, material order, injunction, decree or judgment, an “Adverse International Injunction”) or (iii) any entity is not deemed an Other Seller pursuant to clause (ii) of the definition thereto, then (A) the Main Sellers shall reasonably promptly notify the Purchaser of the commencement of such Additional Bankruptcy Proceeding, the issuance of such an Adverse International Injunction or the exclusion of such entity as an Other Seller, as applicable, and, to the extent the Main Sellers are aware of the same, identify the Assets that are subject to such Additional Bankruptcy Proceeding, Adverse International Injunction or belong to such entity listed on Exhibit A (the “Restricted Assets”) and (B) the Parties shall, in respect of the Restricted Assets, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to assign all of Sellers’

right, title and interest in the Restricted Assets to Purchaser or a Designated Purchaser, as applicable, as contemplated hereby on the Closing Date, notwithstanding the Additional Bankruptcy Proceeding, Adverse International Injunction or inability of the Main Sellers to cause such entity listed on Exhibit A to sign this Agreement, as applicable.

(b) If, ten (10) Business Days prior to the Closing Date, it has become apparent to the Parties that such Additional Bankruptcy Proceeding, Adverse International Injunction or inability of the Main Sellers to cause such entity listed on Exhibit A to sign this Agreement, will prevent a Seller or entity listed on Exhibit A, as applicable (the “Restricted Seller”) from assigning the Restricted Assets to the Purchaser or a Designated Purchaser, as applicable, as of the Closing Date, then, as of the Closing Date, such Restricted Assets shall automatically be deemed Excluded Assets hereunder, the Restricted Seller shall be excused from delivering the Restricted Assets and, without prejudice to all other obligations of the Purchaser and the other Sellers hereunder, Purchaser shall be relieved from its rights and obligations to acquire such Restricted Assets or assume any Assumed Liabilities in respect thereof (the “Restricted Liabilities”) and the Purchase Price shall be reduced by an amount equivalent to the Market Value of such Restricted Assets and Restricted Liabilities (the “Downward Adjustment”).

(c) For a period of one-hundred eighty (180) days following the Closing, the Sellers and the Purchaser shall, in respect of the Restricted Assets that have become Excluded Assets pursuant to Section 5.26(b), continue to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to assign such Restricted Assets of the relevant Restricted Seller to Purchaser or a Designated Purchaser, as promptly as reasonably practicable within such period. To the extent the Restricted Assets are assigned to Purchaser or a Designated Purchaser, as applicable, Purchaser or a Designated Purchaser shall assume the related Restricted Liabilities, then as of the transfer date (i) the Restricted Assets and the Restricted Liabilities shall be deemed respectively Assets and Assumed Liabilities hereunder and (ii) Purchaser shall pay to the Distribution Agent by wire transfer to the account designated by the Main Sellers pursuant to Section 2.4 an amount in cash equal to the Downward Adjustment.

Section 5.27. Transition Services Agreement.

The Parties agree to enter into and finalize the schedules to the Transition Services Agreement in accordance with the provisions of Exhibit 5.27.

Section 5.28. Avoidance Actions. The Sellers covenant that they shall not commence any action under sections 544 through 551, 553 and 558 of the U.S. Bankruptcy Code against any counterparty to a 365 Customer Contract with respect to such 365 Customer Contract.

Section 5.29. Competing Transaction. From the date of this Agreement until the entry of the U.S. Bidding Procedures Order, and from the date of the conclusion of the Auction (as defined in the U.S. Bidding Procedures Order) until the Closing Date or termination of this Agreement, neither any Seller nor any Affiliate of any Seller shall, directly or indirectly through any of its officers, directors, employees, agents, professional advisors or other representatives (collectively, the “Representatives”), (i) solicit, initiate or encourage or engage in discussions or negotiations with respect to any proposal or offer from any Person (other than the Purchaser or its affiliates) relating to in each case any transaction that would be considered an Alternative Transaction (a “Competing Transaction”), (ii) furnish any information with respect to, or participate in, or assist, any effort or attempt by any Person to do or seek the foregoing, (iii) execute any letter of intent or agreement providing for a Competing Transaction, or (iv) seek or support Bankruptcy Court approval of a motion or Order inconsistent with the transactions contemplated herein (provided, however, that nothing contained herein shall prohibit the Sellers from providing any Person with the Bidding Procedures and related documents, answering questions about the Bidding Procedures or announcing the execution of this Agreement or the Auction). Notwithstanding the foregoing, from the date of this Agreement until the entry of the U.S. Bidding Procedures Order, the Sellers may provide continued access to written due diligence materials about the Business in an electronic data room (including written responses to requests for information made after the date hereof), to only such Person or Persons (and their representatives) that (A) have access to such electronic data room as of the date hereof and (B) have satisfied the requirements of paragraph (a) of the “Participation Requirements” of the U.S. Bidding Procedures Order within ten (10) Business Days from the date hereof (it being understood that, during such ten (10) Business Day period, the Sellers will be allowed to (x) request such Persons to enter into amendments to their existing confidentiality agreements in order to render them compliant with the requirements of the U.S. Bidding Procedures, (y) discuss and negotiate such amendments with those Persons and (z) execute such amendments, and each such action shall not constitute a breach of this Section 5.29); provided, however, that the Sellers must provide the Purchaser at least equivalent access to all such written due diligence materials. Without prejudice to any other methods or actions that may result in the cure of any breach of this Section 5.29, the Parties acknowledge and agree that in the event that any officer or other employee of any Seller acting alone (without the assistance of outside advisors) in violation of a corporate policy approved by the board of directors of NNC takes an action that constitutes a breach of clause (i) of this Section 5.29 but does not constitute a breach of any other clause of this Section 5.29, such breach shall be deemed cured in the event such action ceases and one or more of the Sellers notifies the counterparty or counterparties to the potential Competing Transaction in writing that the Sellers will not undertake such Competing Transaction, in each case no later than the fifth (5th) day after the Sellers become aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach), provided that such action that constituted the breach did not involve substantive negotiations regarding the terms of such Competing Transaction.

Section 5.30. Purchaser Financial Statements. To the extent the Closing has not occurred prior to March 1, 2010, prior to the Closing the Purchaser shall provide to the Main Sellers true and complete copies of the audited consolidated balance sheets of the Purchaser and its consolidated Subsidiaries as of December 31, 2009 and December 31, 2008 and the related consolidated audited statements of income, cash flows and statements of changes of stockholders’ equity for the years then ended, accompanied by the reports thereon of the Purchasers’ independent auditors. Such financial statements shall be prepared based upon the financial books and records maintained by the Purchaser in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations, cash flows and stockholders’ equity of the Purchaser and its consolidated Subsidiaries as of their respective dates and for the respective periods indicated.

Section 5.31. Subleases. For each of the Assumed and Subleased Real Estate Leases and Non-365 Subleased Real Estate Leases, to the extent permitted by, and in accordance with, the terms of the related master lease and applicable Law, the relevant Seller, as sublandlord, and Purchaser or a Designated Purchaser, as subtenant, will enter into a sublease (each, a “Sublease”) in accordance with and as provided by the terms of the RETC. For the avoidance of doubt, Seller’s and Purchaser’s respective obligation to enter into and the effectiveness of a Sublease shall be conditioned upon receipt of consent of the master landlord to the extent required by the terms of the related master lease.

Section 5.32. Direct Leases. With respect to the Direct Lease Real Estate, to the extent permitted by, and in accordance with, the terms of the related ground lease, if applicable, and applicable Law, Purchaser agrees that the relevant Seller, as landlord, and Purchaser or a Designated Purchaser, as tenant, will enter into a lease (each, a “Direct Lease”) in accordance with and as provided by the terms of the RETC. For the avoidance of doubt, Seller’s and Purchaser’s respective obligation to enter into and the effectiveness of a Direct Lease shall be conditioned upon receipt of consent of the ground lessor to the extent required by the terms of the related ground lease, if applicable.

Section 5.33. Licenses. For each of the Licensed Real Estate Leases, the Non-365 Licensed Real Estate Leases and the Direct Lease Real Estate, to the extent permitted by, and in accordance with, the terms of the related master lease and applicable Law, Purchaser agrees that the relevant Seller, as licensor, and Purchaser or a Designated Purchaser, as licensee, will enter into a license (each, a “License”) at Closing in accordance with and as provided by the terms of the RETC. For the avoidance of doubt, Seller’s and Purchaser’s respective obligation to enter into and the effectiveness of a License shall be conditioned upon receipt of consent of the master landlord to the extent required by the terms of the related master lease.

ARTICLE VI

TAX MATTERS

Section 6.1. Transfer Taxes.

(a) The Parties agree that the Purchase Price is exclusive of any Transfer Taxes. The Purchaser shall (on behalf of itself and the Designated Purchasers) promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes imposed upon or payable or collectible or incurred, in each case, as a direct result of the transfer of Assets to the Purchaser or a Designated Purchaser pursuant to this Agreement or the Local Sale Agreements; provided, that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller or any Subsidiary, Affiliate, representative or agent thereof, such Transfer Taxes shall be paid by the Purchaser to such Seller, Subsidiary, Affiliate, representative or agent, as applicable, in accordance with Section 6.7(b) and as requested of or by the applicable Seller. To the extent that any Seller or any Subsidiary, Affiliate, representative or agent thereof is required to collect, remit or pay such Transfer Taxes but is entitled to a deduction, credit or refund for such Transfer Taxes, such Seller shall reimburse the Purchaser or the relevant Designated Purchaser the amount of such deduction, credit or refund within thirty (30) days of the use or receipt of such deduction, credit or refund by such Seller or other Person, provided that, for the avoidance of doubt, the Seller shall not be required to reimburse the Purchaser for Seller’s or any Subsidiary’s use of any credit that is unrelated to the Transfer Taxes for which the Purchaser is responsible pursuant to this Section 6.1(a). The Sellers hereby agree to use commercially reasonable efforts (taking into account available resources) to claim or apply for any deduction, credit or refund in all jurisdictions where permissible pursuant to applicable Law. For the avoidance of doubt, Purchaser shall be liable in respect of any Transfer Taxes as provided in this Section 6.1(a) regardless of the date that the Assets are removed from the premises of a Seller or any Seller’s supplier. Upon request from a Seller, the Purchaser shall provide to such Seller an original receipt (or such other evidence as shall be reasonably satisfactory to such Seller) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Section 6.1(a) and, in the case set forth in the proviso of the second sentence of this Section 6.1(a), vice versa.

(b) The Sellers, the Purchaser and any Designated Purchasers shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of such Transfer Taxes. The Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, shall, as appropriate, use commercially reasonable efforts to execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements and Laws relating to any such Transfer Taxes.

(c) If the Purchaser or any Designated Purchaser wishes to claim any exemption relating to, or a reduced rate of, or make an election with the effect of reducing, Transfer Taxes, in connection with this Agreement or the transactions contemplated herein, or in connection with the execution of any other Transaction Document, the Purchaser or any Designated Purchaser, as the case may be, shall be solely responsible for ensuring that such exemption, reduction or election applies and, in that regard, shall provide the Sellers prior to Closing with its permit number, GST, VAT or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption or reduction by the Purchaser or such Designated Purchaser, as the case may be. All Parties shall make reasonable efforts to cooperate to the extent necessary to obtain any such exemption or reduction.

(d) Provided that in the opinion of the relevant Sellers and the Purchaser the sale qualifies for such an election or application, the Purchaser and the relevant Designated Purchasers shall jointly execute with the applicable Seller an election under Section 167(1) of Part IX of the Excise Tax Act (Canada) and any similar election or application provided under applicable Laws, in the forms prescribed for such purposes, such that the sale of the Assets will take place without payment of any GST, value-added Tax or similar Tax. The Purchaser or the relevant Designated Purchaser, as the case may be, shall file within the prescribed filing period all forms supporting such election or application with the relevant Tax Authority, together with its Tax Returns for the applicable reporting periods during which the sale of the Assets contemplated herein occurs.

Section 6.2. Withholding Taxes. To the extent that the Purchaser or a Designated Purchaser is required under the Code or any provision of U.S. state or local, or non-U.S. Law to deduct and withhold an amount on payment of the Purchase Price, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deductions and withholdings were made. The Purchaser and the Designated Purchasers shall promptly remit such withheld amounts to the appropriate Government Entity. None of the Parties is aware of any obligation to deduct and withhold any amounts from the Purchase Price under the Code or any provision of U.S. state or local, or non-U.S. Law, with respect to the making of such payment. If any of the Parties learns of any such obligation on or prior to the Closing Date, then (i) in the case of a Seller, such Seller shall promptly provide reasonable notice of such obligation to the Purchaser and (ii) in the case of the Purchaser, the Purchaser shall promptly provide reasonable notice of such obligation to the Sellers. The Parties shall make commercially reasonable efforts to cooperate in good faith to minimize the amounts that the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold.

Section 6.3. Tax Characterization of Payments Under This Agreement. The Sellers and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Estimated Purchase Price and any interest payments) as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Tax Law.

Section 6.4. Apportionment of Taxes.

(a) Except as otherwise provided in this ARTICLE VI, (i) the Sellers shall and shall cause the other Sellers, as the case may be, to bear (A) all Taxes of any kind relating to the Assets or the conduct or operation of the Business (excluding the EMEA Business) for all Tax periods or portions thereof ending on or before the Closing Date and (B) all Taxes of any Seller imposed on or measured by such Seller’s net income, gross income, capital, gross receipts, profits, and all Taxes of the same or of a similar nature, for any Tax period (excluding Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 6.1(a)) and (ii) the Purchaser shall and shall cause the Designated Purchasers to bear all Taxes relating to the Assets or the conduct or operation of the Business (excluding the EMEA Business) for all Tax periods or portions thereof beginning after the Closing Date.

(b) For purposes of this Agreement, any Taxes for a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. The amount of Taxes shall be allocated between portions of a Straddle Period in the following manner: (i) in the case of a Property Tax, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of all other Taxes (other than Transfer Taxes allocated under Section 6.1), such Taxes shall be determined from the books and records of the relevant Person as though the taxable period terminated at the close of business on the Closing Date.

Section 6.5. Records.

(a) Notwithstanding the provisions of Section 5.22, (i) after the Closing Date, the Purchaser and the Designated Purchasers, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all information, records or documents relating to liability for Taxes with respect to the Assets, the Assumed Liabilities, or the Business (excluding the EMEA Business) for all periods prior to or including the Closing Date (including Straddle Periods), and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one party needs access to records in the possession of a second party relating to any of the Assets, the Assumed Liabilities or the Business (excluding the EMEA Business) for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose not injurious to the second party, the second party will allow representatives of the other party access to such records during regular business hours at the second party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient. The obligation to cooperate pursuant to this paragraph shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).

(b) At any time within the ten (10) years immediately following the Closing, NNL and Nortel Networks Technology Corporation (“NNTC”) may cause copies of Restricted Technical Records to be placed into escrow with the Records Custodian, who shall hold such Restricted Technical Records for a term ending no later than ten (10) years after the Closing Date in accordance with an escrow agreement between the Purchaser (or the Designated Purchaser, as applicable), NNL and NNTC and the Records Custodian, in form satisfactory to the Purchaser (or the Designated Purchaser), NNL and NNTC. The Purchaser (or the Designated Purchaser) shall have no obligation to provide any assistance to NNL and NNTC with respect to placing copies of Restricted Technical Records into escrow unless NNL and NNTC pay all of the Purchaser’s (or the Designated Purchaser’s) reasonable costs and expenses in connection with the foregoing, including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided). The escrow agreement will provide for access to the copies of the Restricted Technical Records only by the relevant Canadian Tax Authority or by Tax advisors of any purchaser (“Tax Credit Purchaser”) relating to the scientific research and experimental development tax credits of NNL and NNTC under the Income Tax Act (Canada), and only if such advisors have executed an appropriate confidentiality agreement in form satisfactory to the Purchaser (or the Designated Purchaser), acting reasonably. The access permitted by the escrow agreement shall be only for the limited purpose of defending any audit, claim or action by any Canadian Tax Authority in respect of the characterization of expenditures by NNL or NNTC as qualified expenditures on scientific research and experimental development for purposes of the applicable provisions of the Income Tax Act (Canada) (“Qualified Expenditures”).

(c) The Purchaser or the Designated Purchaser shall use reasonable efforts to make available to the relevant Tax Authority or Tax advisors of the Tax Credit Purchaser, those former employees of NNL or NNTC, as the case may be, with direct knowledge of the Qualified Expenditures who are then employed by the Purchaser and whose cooperation is necessary for the purpose of defending any audit, claim or action by any Tax Authority of the characterization of expenditures by NNL or NNTC, as the case may be, as Qualified Expenditures, and provided such advisors have executed an appropriate confidentiality agreement satisfactory to the Purchaser or the Designated Purchaser.

(d) The Purchaser shall have no obligation to provide any access under this provision unless the Sellers (if there is no Tax Credit Purchaser in respect of the request for access) or the Tax Credit Purchaser pays all the Purchaser’s reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided).

(e) The Sellers shall have no obligation to provide any access under this provision unless the Purchaser pays all of the Sellers’ reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to employees of the Sellers (based on the total compensation of the employee at the time access is provided).

Section 6.6. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws and regulations, any Party may (i) consult any Tax adviser regarding the U.S. and Canadian federal income Tax treatment or Tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all Persons, without limitation of any kind, the U.S. and Canadian federal income Tax treatment and Tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other Tax analyses) that are provided to such Person relating to such Tax treatment and Tax structure (but without disclosure of identifying information or any non-public commercial or financial information); provided, however, that clause (ii) of this Section 6.6 shall not apply until the date of the public announcement of the execution of this Agreement and performance of the transactions contemplated hereunder. For this purpose, “Tax structure” is limited to any facts relevant to the U.S. and Canadian federal income Tax treatment of the transactions contemplated hereunder.

Section 6.7. Tax Returns.

(a) The Sellers shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns in respect of the Assets or the Business (excluding the EMEA Business), for all Pre-Closing Taxable Periods (other than any Tax Returns with respect to Transfer Taxes (“Transfer Tax Returns”), the preparation of which is described below in Section 6.7(b)). Such Tax Returns shall be true, correct and complete in all material respects. Except as otherwise provided in this Agreement, all Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) Sellers as and when required by Law. The Sellers shall provide drafts of such Tax Returns with respect to non-income Taxes to the Purchaser no later than five (5) Business Days prior to the relevant due date and shall in good faith consider any comments made by the Purchaser with respect thereto.

(b) Each Transfer Tax Return with respect to Transfer Taxes imposed in respect of this Agreement and the transactions contemplated herein or in respect of the execution of any other Transaction Document shall be prepared by the Party that has primary responsibility for filing such Transfer Tax Return pursuant to the applicable Tax Laws. Any Transfer Tax Returns prepared by the Sellers pursuant to this Section 6.7(b) (along with such information as will enable the Purchaser to review that portion of such Transfer Tax Returns that is applicable to the sale and purchase transaction contemplated by this Agreement) shall be provided to the Purchaser at least five (5) Business Days before such Tax Returns are due to be filed. Purchaser shall be entitled to comment on any Transfer Tax Return prepared by a Seller prior to making any payment in respect thereof, such comments to be provided at least three (3) Business Days before such Transfer Tax Returns are due to be filed, and in the event of disagreement between the Parties, and subject to Section 6.9(b), the relevant Transfer Tax Return shall be filed in accordance with the Purchaser’s reasonable comments, it being understood that the Purchaser shall remain responsible for any Transfer Taxes for which it is responsible pursuant to Section 6.1(a) whether or not shown on such Tax Return. The Purchaser shall pay to the Sellers any amount of Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the Sellers pursuant to this Section 6.7(b) at least one (1) Business Day before such Transfer Tax becomes due and payable, in each case to the extent such Transfer Taxes are the responsibility of the Purchaser pursuant to Section 6.1(a).

(c) The Purchaser or a Designated Purchaser shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns with respect to the Assets or the Business (excluding the EMEA Business) for all Straddle Periods. Such Tax Returns shall be true, correct and complete in all material respects. All Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Purchaser or a Designated Purchaser as and when required by Law, except for such Taxes that are the responsibility of Sellers pursuant to this ARTICLE VI. Taxes that are the responsibility of the Sellers pursuant to this ARTICLE VI shall be paid by the Sellers to the Purchaser or Designated Purchaser no later than three (3) Business Days prior to the due date for the applicable Straddle Period Tax Return.

(d) The Sellers shall be entitled to review and comment on any Tax Return (other than a Transfer Tax Return described in Section 6.7(b)) prepared by the Purchaser or a Designated Purchaser for any Straddle Period before any such Tax Return is filed. The Purchaser shall submit a draft of any such Tax Return to the Main Sellers at least thirty (30) days before the date such Tax Return is required to be filed with the relevant Tax Authority. The Main Sellers shall have ten (10) days after the date of receipt thereof to submit to the Purchaser, in writing, the Main Sellers’ written comments with respect to such Tax Return. The Purchaser shall notify the Main Sellers within five (5) days after receipt of such comments of (a) the extent, if any, to which the Purchaser accepts such comments and will file such Tax Return in accordance therewith and (b) the extent, if any, to which the Purchaser rejects such comments. To the extent the Purchaser rejects the comments of the Main Sellers, the Purchaser and the Main Sellers promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within three (3) days, the Parties immediately shall appoint an Independent Auditor to determine the correct manner for reporting the items that are in dispute and shall provide to the Independent Auditor all relevant information. The Independent Auditor shall have ten (10) days to submit its determination, which shall be binding upon the Parties, and the Purchaser shall file such Tax Return in accordance therewith.

The fees and expenses of the Independent Auditor shall be paid by the Party whose position is deemed to be least correct by the Independent Auditor.

(e) Prior to Closing, the Seller shall use its best efforts to obtain and deliver to the Purchaser certificates issued pursuant to (i) section 99 of the Social Service Tax Act (British Columbia) (the “BC SSTA”); (ii) subsection 56(2) of the Revenue Tax Act (Prince Edward Island) (the “PEI RTA”); (iii) section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba) and (iv) section 51 of the Revenue and Financial Services Act (Saskatchewan) indicating that all requisite Taxes collectible under the BC SSTA, the PEI RTA, the Retail Sales Tax Act (Manitoba) and the Provincial Sales Tax Act (Saskatchewan), as the case may be, have been paid by the Sellers.

Section 6.8. Canadian Tax Matters.

(a) The Sellers and the Purchaser or Designated Purchaser shall elect jointly under Section 22 of the Income Tax Act (Canada) and the corresponding provision of any other provincial legislation with respect to the sale of the Unbilled Accounts Receivable in a manner consistent with the Allocation, if such election is available in the opinion of the Sellers, acting reasonably.

(b) The Parties acknowledge and agree that the Purchase Price is consideration for and relates directly to the sale of the Assets and that no portion relates to a restrictive covenant as defined in Section 56.4 of the Income Tax Act (Canada).

Section 6.9. Purchase Price Allocation.

(a) The Parties and the EMEA Sellers shall (i) first allocate to the tangible Assets, the tangible EMEA Assets and the Unbilled Accounts Receivable a proportion of the Purchase Price (and to the extent properly taken into account under applicable Tax Laws, the Assumed Liabilities and the EMEA Assumed Liabilities) equal to the net book value of such Assets and such EMEA Assets as of the Closing Date and (ii) then allocate the balance of the Purchase Price, as adjusted in clause (i) of this Section, to the intangible Assets and the intangible EMEA Assets.

(b) To the extent necessary to file Transfer Tax Returns, the Parties agree to negotiate in good faith to determine an allocation of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities and EMEA Assumed Liabilities) among the Assets and the EMEA Assets in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder and other applicable Tax Laws (such allocation, a “Partial Allocation”). The Partial Allocation shall be consistent with the principles of Section 6.9(a). If the Parties do not reach agreement on a Partial Allocation after negotiating in good faith, the Partial Allocation shall be submitted to the Independent Auditor, which shall prepare a final Partial Allocation; provided, however, that if a different Partial Allocation is required by a Government Entity (including, for this purpose, an allocation required, approved or authorized pursuant to a Bankruptcy Proceeding), then the Partial Allocation shall be modified as necessary to be consistent with the required allocation (but in all cases shall be subject to the principles of Section 6.9(a) to the extent permitted by such

Government Entity). Notwithstanding the preceding sentence, if the Parties have not reached agreement on the Partial Allocation and the Independent Auditor has not submitted its determination on or before the date that a Transfer Tax Return is required to be filed with the relevant Tax Authority (giving effect to any valid extensions) pursuant to Section 6.7(b), then such Transfer Tax Return shall be timely filed in the manner that the Purchaser reasonably determines (the “Transfer Tax Determination”) and the Party responsible for filing such Transfer Tax Return shall, upon receiving the Independent Auditor’s later determination and to the extent permitted under applicable Law, promptly file an amended return in accordance therewith. The Purchaser agrees to indemnify and hold harmless Sellers’ respective officers and directors from any Transfer Taxes (for which the Purchaser is responsible pursuant to Section 6.1(a)), penalties, fines and attorneys fees they incur solely arising out of or resulting from the Transfer Tax Determination, for the avoidance of doubt, which Transfer Taxes, penalties, fines and attorneys fees would not have arisen or resulted had the relevant Transfer Tax Return been filed pursuant to the position advocated by the Sellers. The Parties agree (i) to be bound by the final Partial Allocation accepted by the Parties or prepared by the Independent Auditor (as modified to be consistent with the allocation required by a Government Entity, as described in the foregoing sentence), as applicable, and (ii) to act in accordance with the allocations contained in such final Partial Allocation for all purposes relating to Transfer Taxes, including the preparation and filing of any Transfer Tax Returns. For purposes of this Section 6.9(b), the term Parties shall include the EMEA Sellers only to the extent any negotiations or agreement (to be bound) required hereunder concern Transfer Tax Returns, provided that, in respect of the EMEA Sellers, the term “Transfer Tax Determination” exclusively means any allocation arrived at pursuant to Clause 11.21 of the EMEA ASA.

Section 6.10. Other Tax Matters.

(a) The Sellers, on the one hand, and the Purchaser, on the other hand, shall use commercially reasonable efforts (taking into account available resources) to cooperate fully with each other in the conduct of any audit, litigation or other proceeding or Action relating to Taxes involving the Assets or the Partial Allocation. The Sellers shall promptly notify the Purchaser in writing upon receipt by any Seller of notice of any pending or threatened Tax audit, assessment or Action relating to the income, properties or operations of the Sellers that reasonably may be expected to relate to or give rise to a Lien on the Assets. The Sellers, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other in writing upon receipt of written notice of any pending or threatened Tax audit, assessment or Action challenging a Partial Allocation with respect to Transfer Taxes.

(b) The Sellers shall make commercially reasonable efforts to cooperate with the Purchaser and its Affiliates (i) to obtain any applicable forms, certificates or other information and (ii) to comply with any procedure established by applicable Law or a Government Entity, in each case as is reasonably requested and reasonably necessary to establish, quantify, reduce or eliminate the extent to which the Purchaser or any Designated Purchaser could be liable under applicable Law for any Taxes of the Sellers that are Excluded Liabilities, including by reason of a Lien being filed on the Assets or as a result of such Purchaser or Designated Purchaser being a transferee or successor under applicable Law, and the Sellers and the Purchaser shall reasonably cooperate with each other in order to eliminate or reduce any material successor Tax liability or material Lien for Taxes on the Assets, provided that the Parties agree and acknowledge that any information, records or documents provided pursuant to this Section 6.10(b) shall only be used for the purposes contemplated in this Section 6.10(b) and provided further that any such cooperation to be provided in this Section 6.10(b) shall not include or extend to (a) a liquidation or restructuring of a Seller or any business of a Seller, including the transfer of any assets or Assets or liabilities or Assumed Liabilities between Sellers or their Affiliates, except in the Sellers’ commercially reasonable discretion, but in no case if there is a material cost to Seller or its Affiliates resulting from such liquidation or restructuring, unless the Seller or the relevant Affiliate is indemnified (prior to such liquidation or restructuring) against any cost or expense of such liquidation or restructuring to its satisfaction (acting at all times reasonably and in good faith); (b) any action or omission that would result in the imposition on any Seller or any Affiliate of any Seller of any additional Tax liability or making any additional payment to any Tax Authority or Government Entity in respect of Tax which is an Excluded Liability, unless such Seller or Affiliate is (prior to the relevant action or omission), indemnified against such additional Tax liability or payment, (c) any action or omission that would result in any material out of pocket cost or expense for any Seller or any Affiliate of any Seller, unless such Seller or Affiliate is (prior to the relevant action or omission), indemnified against such cost or expense to their satisfaction (acting at all times reasonably and in good faith) by the Purchaser; (d) any action or omission which would cause the Sellers or any Affiliates of the Sellers to be in contravention of any applicable Law (including Bankruptcy Law) or published practice of a Tax Authority; (e) changing the identity or Tax residence of any Sellers, the location of any Assets or Assumed Liabilities, the nature or extent of any Assets or Assumed Liabilities, the Assets or Assumed Liabilities to be transferred by any particular Seller or the structure of the transaction as an asset sale rather than the sale of any form of entity, except in the Sellers’ commercially reasonable discretion, but in no case if there is a material cost to Seller or its Affiliates resulting from such action, unless the Seller or the relevant Affiliate is indemnified (prior to such action) against any cost or expense of such action to its satisfaction (acting at all times reasonably and in good faith); or (f) any reduction in the obligations of the Purchaser or rights of the Sellers, in each case under Section 2.5.

(c) Notwithstanding the provisions of Section 6.10(b), the Purchasers and the Designated Purchasers shall not, and shall not request that the Sellers or any Affiliate of any Seller, approach, contact or otherwise apply to any Tax Authority or Government Entity in India, or any political subdivision thereof or therein, or any representative of the foregoing, for forms, certificates (including any clearance certificate or approval under the Income Tax Act, 1961) or other information, or to engage in any procedure, in each case to establish, quantify, reduce or eliminate the extent to which the Purchaser or any Designated Purchaser could be liable under applicable Law for any Taxes of the Sellers that are Excluded Liabilities.

Section 6.11. North American Tax Escrow

(a) In the event that any Tax Authority shall (A) make any claim against any Purchaser, Designated Purchaser, or any of their Affiliates (a “Purchaser Party”) for any Taxes that are Excluded Liabilities of any Seller or (B) have in its favor a Lien on any of the Assets arising out of the non-payment of any Taxes that are Excluded Liabilities of a Seller

(any Taxes described in (A) and (B) above hereby are referred to collectively as “Excluded Taxes”), such Purchaser Party shall be entitled to recover all losses, damages and reasonable and documented out of pocket expenses (“Losses”) arising out of or in connection with such Excluded Taxes promptly (in accordance with the following provisions) by obtaining cash from the Tax Escrow Amount in an amount equal to the aggregate amount of such Losses, provided that (i) the aggregate amount to be recovered under this Section 6.11 in respect of such Losses shall not exceed the Tax Escrow Amount (plus any accrued interest on the Tax Escrow Amount); and (ii) the only Losses recoverable under this Section 6.11 shall be the amount of Excluded Taxes claimed, and any additional Losses incurred by a Purchaser Party after the earlier of the date on which a Tax Authority has made a claim described in (A) above or registered or imposed a Lien described in (B) above, as applicable.

(b) If a claim for Losses under Section 6.11(a) (a “Tax Claim”) is to be made by a Purchaser Party, the Purchaser shall give written notice (a “Tax Claim Notice”) on behalf of such Purchaser Party to the Main Sellers promptly after such Purchaser Party becomes aware that a Tax Authority has made a claim against it for any Excluded Taxes or that such Taxes have given rise to a Lien described in clause (B) of subsection (a) above, as applicable, stating, with reasonable specificity, the basis for the Tax Claim, and including a copy of all relevant documents received from the relevant Tax Authority. In the event that any Purchaser Party is entitled to recover the amount of any such Losses from the Tax Escrow Amount, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Losses to such Purchaser Party and such Purchaser Party shall be responsible for paying over to the relevant Tax Authority the amount of Excluded Taxes distributed to it from the Tax Escrow Amount to the extent it has not already done so at the time of the distribution of such amount from such fund and shall provide Sellers with such written evidence as is reasonably requested in writing to confirm that payment to the relevant Tax Authority has been duly made.

(c) On the date that is the first Business Day after the first anniversary of the Closing Date, the Purchaser and the Main Sellers shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all Tax Claims which have been asserted prior to such date evidenced by one or more Claim Notices and which remain pending and unresolved on such date. Thereafter, as soon as reasonably practicable after the final resolution of any such Tax Claims, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Tax Escrow Amount (including any accrued interest thereon).

(d) In the event that a Claim Notice is served, the Purchaser shall take such steps as are commercially reasonable to mitigate or otherwise defend the assessment(s) made by the relevant Tax Authority. In the event that a payment from the Tax Escrow Amount is made to a Purchaser Party pursuant to this Section 6.11, and subsequently a Purchaser Party becomes entitled to and receives a refund that is attributable to Excluded Taxes that were paid to such Purchaser Party from the Tax Escrow Amount (in whole or in part), then the Purchaser shall, or shall cause the relevant Purchaser Party to, promptly pay to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, an amount equal to the portion of such refund so attributable (including any interest paid in connection with such portion), net of reasonable out-of-pocket expenses incurred by the Purchaser Party in obtaining such portion, unless (i) such refund is received prior to the first anniversary of the Closing Date or (ii) at the time the refund is received, the Tax Escrow Amount is less than the sum of the Tax Claims that are evidenced by one or more Claim Notices and which remain pending and unresolved on such date, then, in each case, the Purchaser Party shall pay the net amount of such portion to the Escrow Agent to be added to the Tax Escrow Amount.

(e) Notwithstanding anything to the contrary in this Agreement, recourse to the Tax Escrow Amount under this Section 6.11 shall be the sole and exclusive remedy available to the Purchaser and any Designated Purchaser following the Closing in respect of any liability for Taxes that are Excluded Liabilities of a Seller or any liability for Taxes that give rise to any Lien on any Assets in each case in the jurisdictions set forth on Schedule 6.11(e),

ARTICLE VII

EMPLOYMENT MATTERS

Section 7.1. Employment Obligations with Respect to Non-Union Employees. Except for the provisions of Section 7.1.1(a)-(d) and Section 7.1.2(c)(iii), which shall apply to all Transferred Employees, the provisions of this Section 7.1 shall apply only to Non-Union Employees. Subject to the first two sentences of Section 7.1.1(a), the provisions of this Agreement shall not apply to EMEA Employees.

7.1.1. Employment Terms.

(a) The Purchaser hereby agrees to offer employment to a minimum aggregate number of one thousand six hundred thirty-eight (1,638) Employees, which shall include the minimum number of Employees to be offered employment in each region as specified in Section 7.1.1(a) of the Sellers Disclosure Schedule; provided, however, that if as of the Closing Date the number of Transferring Employees is fewer than the number of employees specified in Section 7.1.1 of the Sellers Disclosure Schedule for the EMEA region, the Purchaser shall not be required to extend a number of additional offers to Employees equal to such difference. For the avoidance of doubt, such aggregate minimum shall include all Employees who transfer by operation of Law (including all Union Employees employed in Canada) and all Transferring Employees, whose employment shall be governed by the EMEA Asset Sale Agreement (for the avoidance of doubt, no Offers will be required to be made to ARD Transferring Employees (as defined in the EMEA Asset Sale Agreement) whose contracts of employment will transfer to the Purchaser by operation of Law), but the number of Transferring Employees will be included within the minimum number set forth above, and the terms of Offers made to Non-ARD Transferring Employees (as defined in the EMEA Asset Sale Agreement) will be governed by the EMEA Asset Sale Agreement). The minimum aggregate number above shall not include Transitional Employees. Within thirty (30) days following the granting of the U.S. Sale Order and the Canadian Approval and Vesting Order, the Purchaser shall notify the Sellers of the identity of the Employees on Section 4.11(b) of the

Sellers Disclosure Schedule by unique identifier (the “Identified Employees”) to whom the Purchaser or a Designated Purchaser intends to provide a written offer of employment or notice of continued employment (each an “Offer” and collectively, the “Offers”); provided that, promptly after the date hereof, the Sellers and their Affiliates have provided the Purchaser with access to such information as the Purchaser reasonably requires in accordance with Section 5.6(a), Section 5.6(e) and Section 7.4(d) in order to make such identifications (except as prohibited by Law); provided, further, that up to two weeks prior to the Closing Date and subject to Section 7.4(g), the Purchaser shall be permitted to notify the Sellers of names of additional Employees who remain employed with the Sellers at the time of such notice that the Purchaser shall wish to make an Offer to in the event that the initial Employees who receive Offers do not meet the contingencies in the Offer set forth below (other than the contingency in clause (D)) or do not accept the Offer, and such additional Employees shall be deemed to be Identified Employees upon the later to occur of the initial Employees’ (who receive Offers) failure to meet the contingencies in the Offer or accept the Offer and Purchaser’s notice to Seller of the names of such additional employees (such employees, “Additional Employees”). Promptly following Purchaser’s notification to Seller of Identified Employees, but in any event no later than the time required to provide the Offer Consideration Period described below, the Purchaser shall, or shall cause a Designated Purchaser to, extend Offers to the Identified Employees. Such Offers shall be in compliance with applicable Law, and the Sellers shall have the right to review any form of Offer with respect to a particular jurisdiction (and any Offer that deviates in any material respect from the form of Offer with respect to the relevant country). Except with respect to Union Employees, such Offers shall, except to the extent otherwise required by Law, be for employment on terms and conditions that are substantially comparable to those terms and conditions of employment of similarly situated employees of the Purchaser or a Designated Purchaser, as applicable and, without limiting the generality of the foregoing, shall include (i) (A) for each such Employee (other than any such Employee who is engaged in sales or otherwise is subject to a commission or other bonus plan related to sales (collectively, “Sales Employees”)), an annual base salary and annual target incentive that is equal to the annual base salary and annual target incentive for such Employee as set out in the Employee Information, and (B) for each Sales Employee, an annual base salary plus annual target incentive equal in the aggregate to the annual base salary plus annual target incentive for such Employee as set out in the Employee Information; provided that annual base salary for each Sales Employee shall not be less than 95% of the annual base salary for such Sales Employee as set out in the Employee Information, (ii) employment in a reasonably comparable position as set out for such Employee in the Employee Information, and (iii) a location reasonably near to the Employee’s current location as set out for such Employee in the Employee Information. The Purchaser shall provide in its Offers that the Employee’s acceptance of such Offer will be deemed to be a consent to the transfer of such Employee’s particular Employee Record as provided in Section 7.4(e). Seller shall provide to the Purchaser such available and relevant information in accordance with Section 5.6(a), and Seller and Purchaser shall cooperate in good faith, so as to enable Purchaser to comply with its undertakings under this Section 7.1.1. Employees’ employment with Purchaser or a Designated Purchaser or, with respect to Employees whose employment transfers by operation of Law, continued employment after the Employee Transfer Date, shall not include a probationary period but may be contingent, except with respect to Union Employees, (A) on each such Employee passing a background check, to the extent permitted and consistent with applicable Law, (B) on such Employee’s production of evidence that he or she is legally permitted to be employed by the Purchaser or a Designated Purchaser, as required by applicable Law, (C) in the case of Inactive Employees (other than Employees whose employment transfers by operation of Law), upon such Employee’s return to active status with the Purchaser or one of its Affiliates and (D) upon the Closing. The Offers shall be made prior to the Closing in compliance with this Section 7.1.1 and shall provide each such Employee with a consideration period prior to the Closing that is no less than two weeks, or such longer period as required by applicable Law (the “Offer Consideration Period”). As soon as reasonably practicable following the Sellers’ receipt from the Purchaser of the notice containing the Identified Employees (as required pursuant to the fourth sentence of this Section 7.1.1(a)) but in all events prior to Closing, the Sellers shall take any and all action permitted under applicable Law and applicable Collective Labor Agreements legally necessary to cause the termination of employment, effective prior to the Closing, of each Employee set forth on Section 4.11(b) of Sellers Disclosure Schedule who is not an Identified Employee but only to the extent such employment would otherwise transfer to the Purchaser or a Designated Purchaser by operation of Law.

(b) Purchaser shall notify the Main Sellers of the acceptance and rejections of offers of employment that have been received from each of the Employees (x) on at least a weekly basis during the Offer Consideration Period and (y) in total within three (3) Business Days following the end of the Offer Consideration Period.

(c) Any Identified Employee who accepts an Offer of employment and commences employment with the Purchaser or a Designated Purchaser, and any Employees whose employment transfers by operation of Law, shall be deemed to be a Transferred Employee for all purposes of this Agreement. Inactive Employees shall remain employed by the relevant Seller until the first (1st) Business Day that such Inactive Employee reports to work with the Purchaser or a Designated Purchaser after having been released to return to active employment in accordance with Sellers’ leave policies. Visa Employees and Other Loaned Employees shall remain employed by the relevant Seller under the terms and conditions of the Loaned Employee Agreement. The Purchaser or a Designated Purchaser shall use its commercially reasonable efforts from the date of notification to Sellers of the Identified Employees (as provided for in Section 7.1.1(a)) until the Closing Date to obtain, at its cost, such visas or permits as are required for the Purchaser or Designated Purchaser to employ Visa Employees who accept Offers.

(d) The Effective Hire Date is (i) the Employee Transfer Date for those Employees other than Inactive Employees, Visa Employees, Transitional Employees and Other Loaned Employees (ii) 12:01 a.m. on the first Business Day that each Inactive Employee reports to work with the Purchaser or a Designated Purchaser after having been released to return to active employment in accordance with Sellers’ leave policies for all Inactive Employees, (iii) the date specified in the Loaned Employee Agreement with respect to Visa Employees and Other Loaned Employees, and (iv) 12:01a.m. on the first Business Day that each Transitional Employee reports to work with the Purchaser or Designated Purchaser.

(e) As of the Effective Hire Date and, except as otherwise provided herein and on Section 7.1.1(e) of the Sellers Disclosure Schedule, for a period of not less than twelve (12)

months after the Closing Date, the employment of Transferred Employees shall be on terms and conditions set forth in Section 7.1 or on terms and conditions that are substantially the same in the aggregate thereto except as otherwise required by applicable Law.

(f) Notwithstanding the forgoing provisions of this Section 7.1.1, the Purchaser may, in its sole discretion, make offers of employment to up to fifty (50) Employees, other than Identified Employees, Additional Employees, Inactive Employees, Visa Employees, Other Loaned Employees and Employees whose employment transfers by operation of Law, on such terms and conditions as it determines in its sole discretion. The Purchaser shall provide the Sellers with the opportunity to review such offers of employment, and shall notify the Sellers of the identity of the Transitional Employees as soon as reasonably practicable after the date hereof, but in any event as of the date the Purchaser notifies the Sellers of the identity of Identified Employees as provided in Section 7.1.1(a).

7.1.2. Employee Benefits.

(a) The Purchaser or a Designated Purchaser shall, and shall cause its relevant Affiliates to, recognize the service date of each Transferred Employee as set out in the Employee Information for all purposes, including membership and entitlement to benefits under all relevant Purchaser Employee Plans, but not for purposes of benefit accrual or otherwise for determination of the amount or duration of benefits under any Purchaser Employee Plan that is a defined benefit pension plan or under an equity incentive plan, except as otherwise provided herein, and, with respect to providing service recognition under Purchaser Employee Plans, to the extent each such Transferred Employee was entitled to recognition of such service date under the corresponding Seller Employee Plan in which such Transferred Employee participated or was eligible to participate (including any Seller Employee Plan that is suspended or the benefits of which are suspended), and to the extent that such crediting would not result in duplication of benefits or the funding thereof.

(b) After the date hereof, the Sellers and the Purchaser shall cooperate promptly and in good faith in preparing the transition of the Transferred Employees as applicable from coverage under the Seller Employee Plans to coverage under the Purchaser Employee Plans effective as of the Transferred Employee’s Effective Hire Date. Except as set forth on Section 7.1.2(b) of the Sellers Disclosure Schedule, Purchaser shall provide Transferred Employees with benefits substantially comparable in the aggregate to the benefits provided to such Transferred Employees under Seller Employee Plans prior to the Closing.

(c) Without limiting the generality of the foregoing, the Sellers and the Purchaser shall, or shall cause their relevant Affiliates to, as applicable, provide the following benefits to Transferred Employees:

(i) For the period beginning on the Closing Date and ending on the date that is twelve (12) months from the Closing Date, the Purchaser shall, or shall cause its relevant Affiliates to, provide Transferred Employees with the same severance payments and benefits as similarly situated employees of Purchaser or a Designated Purchaser following the crediting of such Transferred Employees with service as provided in Section 7.1.2(a).

(ii) The Sellers shall pay the amount of compensation with respect to the accrued and unused vacation hours that is due and owing to the Transferred Employees (excluding those Transferred Employees specified in Section 7.1.2(c)(iii) of the Sellers Disclosure Schedule, which shall include Union Employees (the “Specified Transferred Employees”)), up to their Effective Hire Date, to such Transferred Employees at or as soon as reasonably practicable following their Effective Hire Date or such earlier time as may be required under applicable Law. With respect to those Transferred Employees located in Canada, the payment by the Sellers pursuant to this Section 7.1.2(c)(ii) shall be in exchange for an acknowledgement and consent, which shall be included by Purchaser in the Offer, by each such Transferred Employee that he or she has received full compensation from the Sellers for such accrued and unused vacation days and has no entitlement to the vacation time associated therewith. The Purchaser will, and will cause the relevant Designated Purchasers to, use its commercially reasonable efforts to accommodate requests for unpaid time off of such Transferred Employees until such time as they accrue sufficient paid time off under the Purchaser Employee Plans to address their vacation plans.

(iii) Section 7.1.2(c)(iii) of the Sellers Disclosure Schedule sets forth the Accrued Vacation Amount and the number of accrued and unused vacation days that are due and owing to the Specified Transferred Employees as of the date hereof and updated by Sellers as of the Closing Date. The Purchaser shall, or shall cause its relevant Affiliates to, grant each Specified Transferred Employee covered by Section 7.1.2(c)(iii) of the Sellers Disclosure Schedule paid time off in an amount equal to such accrued unused vacation days for Specified Transferred Employee as set forth in the Section 7.1.2(c)(iii) of the Sellers Disclosure Schedule. If such Specified Transferred Employee terminates employment with the Purchaser or an Affiliate of the Purchaser prior to receiving such paid time off, as described above, the Purchaser shall pay such Specified Transferred Employee an amount equal to any such unused paid time off upon such employment termination.

(iv) The vacation accrual rate and maximum accrual of each Transferred Employee on and after the Effective Hire Date shall be determined (i) under the vacation policy of the Purchaser or the Designated Purchaser applicable to similarly situated employees, if any, located in the country where such Transferred Employee is employed (or if no such employees exist in the applicable country, at the discretion of the Purchaser exercised in a manner consistent with Section 7.1.2(b)) as of the relevant Effective Hire Date, and (ii) following the crediting of such Transferred Employee with service as provided in Section 7.1.2(a). For the avoidance of doubt, such vacation accrual rate and maximum accrual applicable to Specified Transferred Employees shall not be decreased by the Purchaser or an Affiliate of the Purchaser as a result of the obligation in this Section 7.1.2(c) that the Purchaser or its Affiliates grant such Specified Transferred Employees accrued and unused vacation days due and owing as of the Closing Date.

(v) The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in India with the benefit of the amount set forth on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule of gratuity payment, at such time, if any, as such payment thereof is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such payment the service of such Transferred Employee as set forth in the Employee Information and such Transferred Employee’s service with Purchaser on and after the Closing Date. The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in Australia and New Zealand with the benefit of the amount set forth on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule of long service leave and sick leave and each Transferred Employee located in Hong Kong with the benefit of the amount set forth in Section 7.1.2(c)(v) of the Sellers Disclosure Schedule of sick leave, at such time, if any, as payment of such amount is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such payment the service of such Transferred Employee as set forth in the Employee Information and such Transferred Employee’s service with Purchaser on and after the Closing Date. The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in the U.A.E., Saudi Arabia and Tunisia with any end of service payment for which they are eligible upon the termination of such Transferred Employee’s employment, taking into account such Transferred Employee’s service with Sellers as set out in Section 7.1.2(c)(v) of the Sellers Disclosure Schedule and such Transferred Employee’s service with Purchaser on and after the Closing Date. Section 7.1.2(c)(v) of the Sellers Disclosure Schedule shall be updated as of the Closing Date to reflect status changes and attrition, and further accruals or reductions or other changes from the date hereof to the Closing Date.

(vi) With respect to each Transferred Employee (and their eligible dependents, as applicable), the Purchaser or the relevant Purchaser’s Affiliates shall cause Purchaser Employee Plans applicable to such Transferred Employees in the United States and Canada to and shall use commercially reasonable efforts to cause Purchaser Employee Plans applicable to Transferred Employees in other jurisdictions to waive any eligibility periods, evidence of insurability or pre-existing condition limitations. With respect to each Transferred Employee (and their eligible dependants, as applicable), the Purchaser or the Relevant Designated Purchaser shall use commercially reasonable efforts to cause Purchaser Employee Plans to honor any deductibles, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such employees, including with respect to their dependents, under comparable Seller Employee Plans during the Purchaser Employee Plan year in which the relevant Effective Hire Date occurs; provided that such employee provides an explanation of benefits or similar documentation of such expenses paid or incurred to the Purchaser or its Affiliates, and in each case to the extent waived, inapplicable to such Transferred Employee, or honored under the Seller Employee Plans in which such Transferred Employee participated immediately prior to the Closing and to the extent doing so will not result in the duplication of benefits.

(d) The Sellers shall be solely responsible for any required notice under the WARN Act with respect to terminations of employment of Employees other than Transferred Employees and Transitional Employee that occur on or prior to the Closing Date and for any individual who does not become a Transferred Employee or Transitional Employee regardless of the date of termination provided that the Purchaser or Designated Purchaser, as applicable, has satisfied its obligations as set out in this ARTICLE VII. The Purchaser shall be solely responsible for any required notice under the WARN Act with respect to terminations of employment of Transferred Employees or Transitional Employee that occur after the Closing Date. On the Closing Date, the Sellers shall provide to Purchaser, in writing, the number of Employees, by facility and operating unit, who have experienced an “employment loss” (as defined under the WARN Act) during the ninety (90) days prior to Closing. For the purposes of the preceding sentence, the “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989, as amended, or any similar Law in the United States relating to plant closing or mass layoff.

(e) Nothing express or implied in this Agreement (including without limitation anything set forth in this Section 7.1) restricts the right of the Purchaser or any Designated Purchaser after the Closing Date to terminate the employment of any Transferred Employee, to modify the compensation or employee benefits of any Transferred Employee or relocate any Transferred Employee’s principal place of employment, provided any such termination, modification or relocation is effected in accordance with applicable Law, the terms of any applicable Purchaser Employee Plan and the terms and conditions of this Section 7.1.

(f) Notwithstanding anything to the contrary in this Article VII, on and after the Closing Date, the Purchaser or any Designated Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 7.1.2(f), one or more third party operators or Affiliates of the Purchaser or any Designated Purchaser to employ any Transferred Employees (other than Union Employees) resident in a country (other than Canada or the United States) in which the Purchaser or any Designated Purchaser does not otherwise directly employ any individuals as of the date hereof (any such third party operator or Affiliate of the Purchaser or Designated Purchaser that shall be properly designated by the Purchaser or Designated Purchaser in accordance with this Section 7.1.2(f) a “Third Party Operator”); it being understood and agreed, however, that any such right of the Purchaser or a Designated Purchaser to designate a Third Party Operator is conditioned upon (i) such Third Party Operator being able to perform the applicable covenants set forth in this ARTICLE VII, and (ii) any such designation not creating any Liability (including any Liability relating to Taxes) for the Sellers or their Affiliates that would not have existed had the Purchaser or a Designated Purchaser employed the Transferred Employees or Transitional Employees, and which Liability is not fully reimbursed by or on behalf of the Purchaser or a Designated Purchaser. No such designation shall relieve the Purchaser or a Designated Purchaser of any of its obligations under this Article VII. Any breach hereof by a Third Party Operator shall be deemed a breach by the Purchaser or the relevant Designated Purchaser. The Purchaser shall inform the Main Sellers of its designation of any Third Party Operator at least ten (10) Business Days prior to delivering Offers to the Employees that such Third Party Operator shall employ pursuant to Section 7.1.1(a), and shall provide reasonable information with respect to such Third Party Operators promptly upon the reasonable request of the Main Sellers.

Section 7.2. Employment Obligations with Respect to Union Employees. The provisions of this Section 7.2 shall apply to Union Employees. As of the Closing Date the Purchaser or its relevant Affiliate will be bound by the terms and obligations of the Collective Labor Agreements specified in the Employee Information with respect to the employment of

Union Employees who are Transferred Employees as a successor, assign or purchaser of the relevant Seller and shall employ such Union Employees in accordance therewith. Notwithstanding anything to the contrary herein, nothing in this Section 7.2 shall be deemed to preclude the Purchaser or the relevant Affiliates from renegotiating the terms of any Collective Labor Agreement after the Closing Date.

Section 7.3. Excluded Employee Liabilities. For purposes of clarity, the Sellers shall retain, and neither the Purchaser nor any of the Designated Purchasers or Purchaser Employee Plans shall assume at the Closing, any of the following Liabilities of the Sellers, their Affiliates or Seller Employee Plans (the “Excluded Employee Liabilities”):

(a) Liabilities related to the Seller Employee Plans or any employee plans or arrangements related to former employees of the Business (excluding the EMEA Business) employed by the Sellers, including the Sellers’ or any of their Affiliates’ or Seller Employee Plans’ obligations to contribute to, make payments with respect to or provide benefits under any Seller Employee Plan, except with respect to (i) the Specified Employee Liabilities, (ii) the Assumed Liabilities, and (iii) as specified in the Loaned Employee Agreement;

(b) any Liability with respect to the KERP, the KEIP or any other retention plan, program or arrangement of the Sellers that provides benefits to any Transferred Employee or Transitional Employee;

(c) any obligation to provide continuation coverage pursuant to COBRA under any Seller Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to the Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs prior to such Employees’ Effective Hire Date including, for avoidance of doubt, an Employee’s termination of employment from the Sellers or their Affiliates;

(d) Except with respect to the Assumed Liabilities and as provided for in Article VII, Liabilities relating to (i) any Employee’s or a former employee’s employment or termination of employment with any of the Sellers or their Affiliates, including any severance or similar obligations that may arise as a result of the transfer of an Employee’s employment to the Purchaser or one of its Affiliates or as a result of the Employee’s refusal of the Offer and any Liabilities that relate to the Inactive Employees’, Visa Employees’ and Other Loaned Employees’ employment or termination of employment with any of the Sellers or their Affiliates, except as otherwise provided in the Loaned Employee Agreement, or (ii) an applicant with respect to potential employment with any of the Sellers or their Affiliates in the Business (excluding the EMEA Business);

(e) Except with respect to the Assumed Liabilities and as provided for in Article VII or the Loaned Employee Agreement, Liabilities resulting from any Action relating to any Seller Employee Plan or any Employee with respect to periods of employment with the Sellers prior to the Effective Hire Date.

Section 7.4. Other Employee Covenants.

(a) After the date hereof, and subject to each Party’s disclosure obligations imposed by Law or by Government Entities and each Party’s obligations hereunder, neither the Sellers, the Purchaser, nor any of their respective Affiliates shall issue any announcement or communication to their respective employees or the Employees, prior to consultation with, and the approval of, the other Party (not to be unreasonably withheld or delayed) with respect to this Agreement or any of the transactions contemplated hereby. If requested, the non-requesting Party shall reasonably cooperate with the requesting Party in respect of the development and distribution of any announcement and communication to the employees of the Sellers, including Employees, with respect to this Agreement or any of the transactions contemplated hereby.

(b) The Purchaser undertakes to keep the Employee Information and any additional information provided to the Purchaser by the Sellers with respect to individually identifiable Employees (collectively, “Employee Data”) in confidence including taking the following actions (until the relevant Effective Hire Date with respect to those Employees who become Transferred Employees or Transitional Employees, and at all times with respect to those Employees who do not become Transferred Employees or Transitional Employees):

(i) the Purchaser shall, and shall cause the Designated Purchasers to, restrict the disclosure of the Employee Data only to such of its employees, agents and advisors as is reasonably necessary for the purposes of complying with its obligations pursuant to this Agreement;

(ii) the Employee Data shall not be used except for the purposes of complying with the obligations of the Purchaser and the Designated Purchasers pursuant to this Agreement and shall be returned to the Sellers or destroyed, at the Sellers’ election, if this Agreement is terminated; and

(iii) the Purchaser shall, and shall cause the Designated Purchasers to, comply with such additional obligations as may be reasonably required in any particular jurisdiction to comply with any applicable data privacy Laws.

(c) The Sellers shall use reasonable efforts to provide updated Employee Information to the Purchaser on the first Business Day of each month beginning after the date hereof, provided that from and after the date on which the Purchaser notifies Seller of its initial list of Identified Employees to whom Offers shall be made under Section 7.1.1, the Sellers shall provide updated Employee Information only with respect to the Identified Employees and Additional Employees, and shall provide the Purchaser with the final updated Employee Information with respect to Identified Employees (including any applicable Additional Employees) to whom the Purchaser has made Offers under Section 7.1.1 ten (10) Business Days prior to the Closing Date in order to reflect Employee hiring, promotions, demotions, transfers, or other status changes and attrition, and further accruals or reductions or, if and to the extent applicable to such schedule, other changes in each Employee’s compensation from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9.

(d) The Purchaser and the Sellers shall cooperate with each other to provide for an orderly transition of the Transferred Employees and Transitional Employees from the Sellers to the Purchaser or the Designated Purchasers, as applicable (including the providing of any information by the Sellers to the Purchaser as may be reasonably requested by the Purchaser for purposes of complying with its obligations pursuant to ARTICLE VII, subject to Section 5.6(a)), and to minimize the disruption to the respective businesses of the Parties resulting from the transactions contemplated hereby.

(e) On or prior to the six (6) month anniversary of each Transferred Employee’s Effective Hire Date, except to the extent prohibited by applicable data privacy Laws and subject to consent by such employee to be obtained by the Purchaser or Designated Purchaser in his or her Offer (including any consent, if required, to transfer Employee Records across geographical boundaries), or as otherwise required by Law, the Sellers shall provide the Purchaser or the Designated Purchaser with the Employee Records (or a copy thereof) of such Transferred Employee, excluding data related to such Transferred Employees’ protected status under applicable Law and HR SAP data elements previously provided to the Purchaser or the Designated Purchaser pursuant to Section 5.6(e). Further, after the Effective Hire Date and prior to Sellers’ delivery to Purchaser of the relevant Employee Records as provided herein, the Purchaser may request in writing an individual Employee Record in relation to a reasonably contemplated employment termination by the Purchaser or a Designated Purchaser or other reasonable business purpose and, except to the extent prohibited by applicable data privacy Laws and subject to consent by such employee to be obtained by the Purchaser or Designated Purchaser in his or her Offer (including any consent, if required, to transfer Employee Records across geographical boundaries), the Seller shall provide such individual Employee Record as soon as practicable but in any event within five (5) Business Days following receipt of such request. With respect to such Employee Records provided by the Sellers to the Purchaser or Designated Purchasers, in the event that the Sellers reasonably need access to such Employee Records for purposes of complying with a subpoena or in connection with any pending or threatened Action, the Purchaser or Designated Purchaser will allow the Sellers reasonable access to such Employee Records for the sole purpose of obtaining information for use as aforesaid and will permit the Sellers to make copies thereof as may be necessary or convenient.

(f) During the Non-Solicitation Period, the Sellers shall not, and shall not permit, cause or encourage any of their Affiliates to, without the advance written consent of the Purchaser, either directly or indirectly solicit for employment or hire any Transferred Employee unless the employment of such Transferred Employee is involuntarily terminated by the Purchaser or Designated Purchaser prior to such action by the Sellers; provided, however, that nothing in this Section 7.4(f) shall prevent the Sellers from (i) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such Transferred Employees or (ii) hiring such Transferred Employees identified through such employment searches.

(g) During the Non-Solicitation Period, the Purchaser and the Designated Purchasers shall not, without the Seller’s advance written consent or as expressly permitted by this Agreement or an Ancillary Agreement, either directly or indirectly solicit for employment or hire (i) any of the employees of the Sellers who are not Employees, unless the employment of such employee is involuntarily terminated by the Sellers prior to such action by the Purchaser or the Designated Purchasers, (ii) any Employees who have rejected their Offer or objected to their transfer of employment to the Purchaser or Designated Purchasers pursuant to this Agreement, or (iii) any Employees to whom the Purchaser or any Designated Purchaser have not made an Offer; provided, however, that nothing in this Section 7.4(g) shall prevent the Purchaser or the Designated Purchasers from (x) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such employees or former employees of the Sellers or (y) hiring such employees or former employees of the Sellers identified through such employment searches; provided, further, that, with respect to any Employee described in clauses (ii) and (iii) above who becomes employed with the Purchaser or a Designated Purchaser (other than by operation of Law) during the twelve (12) month period following the Closing Date (other than Transitional Employees who have received offers of employment pursuant to Section 7.1.1(f)), the Purchaser and the Designated Purchasers shall be required to reimburse the Sellers, if applicable, for any pay in lieu of notice (including WARN Act notice) and/or severance payments to the extent paid by the Sellers to such Employee and, if applicable, obtain releases from such Employees of any rights to such payments from Sellers.

(h) As of the Effective Hire Date, neither the Sellers nor any of their Affiliates shall enforce any non-competition, non-solicitation, confidentiality or similar contractual obligation in respect of the Business or Assets binding to the Transferred Employees which would survive the termination of the employment relationship between the Sellers and the Transferred Employees.

(i) During the period beginning on the later of (i) the approval of the U.S. Sale Order and (ii) the Canadian Approval and Vesting Order, and ending on the Closing Date, unless otherwise specifically required by applicable Law, the Sellers shall not limit the Purchaser or the Designated Purchasers’ ability to contact and communicate with the unions or any collective bargaining agents that are parties to the Collective Labor Agreements listed in Section 4.11(d) of the Sellers Disclosure Schedule. For the avoidance of doubt, unless otherwise specifically required by applicable Law, the Sellers shall not limit the Purchaser or the Designated Purchasers’ ability to negotiate with the union or any collective bargaining agent regarding the terms and conditions of employment with respect to the Union Employees who are Transferred Employees; provided, however, that (i) the Purchaser or the Designated Purchasers shall not negotiate directly or indirectly with any Union Employee who is not a recognized representative of a union or a member of the union’s collective bargaining team, (ii) the Purchaser or Designated Purchaser shall provide, upon the Sellers’ reasonable request, updated information regarding the Purchaser’s or Designated Purchaser’s contact and communication with the unions or collective bargaining agent, as applicable, and the status of any such negotiations, (iii) the Purchaser or the Designated Purchasers shall not bind or purport to bind any of the Sellers to any amendment to any collective agreement or any other agreement with any union, and (iv) any changes that the Purchaser or the Designated Purchasers may negotiate with a union shall be conditional upon and only take effect following Closing.

Section 7.5. Canadian Pension Plans.

(a) Non-Union Defined Benefit. As of the relevant Effective Hire Date, the Non-Union Employees who have any entitlement to defined benefits under the Nortel Networks Limited Managerial and Non-Negotiated Pension Plan (the “Nortel Canadian Pension Plan”), whether such Non-Union Employees were accruing such benefits as of the Effective Hire Date or whether accrual had ceased prior to the Effective Hire Date, shall cease to participate actively in such Seller Employee Plan. The Purchaser shall cause such Non-Union Employees who become Transferred Employees to participate in a defined contribution registered pension plan (the “Canadian Non-Union DC Replacement Plan”) to be established by the relevant Designated Purchaser effective as of the day after the Closing Date. The Purchaser shall cause the Canadian Non-Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purpose of eligibility to participate, vesting and entitlement to benefits. The Canadian Non-Union DC Replacement Plan shall contain an employer contribution formula of at least 1% of the salary of such Transferred Employees, subject to any applicable tax Law. The Designated Purchaser shall maintain the Canadian Non-Union DC Replacement Plan in respect of such Transferred Employees without any adverse amendment until the earlier of (i) five (5) years after the Closing Date or their respective employment termination dates with the Designated Purchaser, whichever is earlier, or (ii) such time as the wind-up of the Nortel Canadian Pension Plan occurs.

(b) Non-Union Defined Contribution. As of the relevant Effective Hire Date, the Non-Union Employees who participate in the defined contribution component of the Nortel Networks Limited Managerial and Non-Negotiated Pension Plan shall cease to participate actively in, and accrue benefits under, such Seller Employee Plan. The Purchaser shall cause such Non-Union Employees who become Transferred Employees to participate in the Canadian Non-Union DC Replacement Plan beginning as of the relevant Effective Hire Date. The Purchaser shall cause the Canadian Non-Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits. The Canadian Non-Union DC Replacement Plan shall contain an employer contribution formula of at least 1% of the salary of such Transferred Employees, subject to any applicable tax Law.

(c) Union Defined Benefit. As of the relevant Effective Hire Date, the Union Employees who were accruing defined benefits under the Nortel Networks Negotiated Pension Plan shall cease to participate actively in, and accrue benefits under, such Seller Employee Plan. Except as otherwise agreed to with the relevant union, the Purchaser shall cause such Union Employees who become Transferred Employees to participate in a defined benefit registered pension plan (the “Canadian DB Replacement Plan”) to be established by the relevant Designated Purchaser effective as of the day after the Closing Date and which shall contain a benefit formula which is no less favorable than the formula in the Nortel Networks Negotiated Pension Plan and which shall otherwise comply with the terms and obligations of the applicable Collective Labor Agreements. . The Purchaser shall cause the Canadian DB Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits, but not for the purpose of benefit accrual.

(d) Union Defined Contribution. As of the relevant Effective Hire Date, the Union Employees who participate in the defined contribution component of the Nortel Networks Negotiated Pension Plan shall cease to participate actively in, and accrue benefits under, such plan. Except as otherwise agreed to with the relevant union, the Purchaser shall cause such Union Employees who become Transferred Employees to participate in a defined contribution registered pension plan (the “Canadian Union DC Replacement Plan”) to be established by the Purchaser effective as of the day after the Closing Date. The Purchaser shall cause the Canadian Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits. The Canadian Union DC Replacement Plan shall comply with the terms and obligations of the Collective Labor Agreements specified in the Employee Information with respect to the employment of the relevant Union Employees as a successor, assign or purchaser of the relevant Seller and shall not affect or change in any respect the provisions in such Collective Labor Agreement.

(e) Pension Liability. For greater certainty, (i) none of the Seller, the Nortel Networks Managerial and Non-Negotiated Pension Plan, nor the Nortel Networks Negotiated Pension Plan shall have any obligation to transfer, and none of the Purchaser, the Canadian Non-Union DC Replacement Plan, the Canadian DB Replacement Plan, the Canadian Union DC Replacement Plan, nor any other Purchaser Employee Plan shall have any obligation to accept assets or Liabilities in respect of defined benefit or defined contribution accruals accrued prior to the Closing Date, and (ii) any Liability with respect to any pension entitlement accrued by any Non-Union Employee or Union Employee prior to the Closing Date shall remain the exclusive liability of the Seller, the Nortel Networks Managerial and Non-Negotiated Pension Plan, and the Nortel Networks Negotiated Pension Plan, as the case may be, and none of the Purchaser, the Canadian Non-Union DC Replacement Plan, the Canadian DB Replacement Plan, the Canadian Union DC Replacement Plan, nor any other Purchaser Employee Plan shall have any Liability or obligation with respect to any pension entitlement accrued prior to the Closing Date.

Section 7.6. Sole Benefit of the Sellers and the Purchaser. The terms and provisions of this ARTICLE VII are for the sole benefit of the Sellers and the Purchaser. Nothing contained herein, express or implied (i) shall be construed to establish, amend, or modify any Seller Employee Plan, any Purchaser Employee Plan, or any other benefit plan, program, agreement or arrangement, except as otherwise provided in Section 7.5, subject to the Purchaser’s compliance with the provisions of ARTICLE VII, (ii) shall alter or limit the ability of the Purchaser, the Sellers, or any of their respective Affiliates to amend, modify or terminate any Seller Employee Plan, any Purchaser Employee Plan, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to the Purchaser’s compliance with the provisions of ARTICLE VII, except as otherwise provided in Section 7.5 (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any Transferred Employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees, and collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.

ARTICLE VIII

CONDITIONS TO THE CLOSING

Section 8.1. Conditions to Each Party’s Obligation. The Parties’ obligation to effect, and, as to the Purchaser, to cause the relevant Designated Purchasers to effect, the Closing is subject to the satisfaction or the express written waiver of the Primary Parties, at or prior to the Closing, of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in force and have not been set aside or modified, on appeal or otherwise.

(b) No Injunctions or Restraints. There shall be in effect no Law or material Order of any court or other Government Entity in the U.S., Canada or the United Kingdom prohibiting the consummation of the transactions contemplated hereby or by the EMEA Asset Sale Agreement.

(c) U.S. Bidding Procedures Order and Canadian Sales Process Order. The U.S. Bidding Procedures Order and the Canadian Sales Process Order, which shall include provisions that are substantially similar to the provisions set forth in the form of orders in Exhibit 5.1(b) (in the case of the U.S. Sale Order) and Exhibit 5.2.1 (in the case of the Canadian Sales Process Order) (in each case, with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed), shall have been entered and become Final Orders.

(d) U.S. Sale Order and Canadian Approval and Vesting Order. The U.S. Sale Order and the Canadian Approval and Vesting Order, which shall include provisions that are substantially similar to the provisions set forth in Exhibit 5.1(b) (in the case of the U.S. Sale Order) and Exhibit 5.2.2 (in the case of the Canadian Approval and Vesting Order) (in each case, with such changes thereto as the Purchaser and the Sellers both shall approve in writing, such approval not to be unreasonably withheld, conditioned or delayed), (i) shall have been entered and (ii) shall not have been stayed as of the Closing Date and shall not be subject to appeal, stay, reversal or modification as of the Closing Date, provided that this condition under Section 8.1(d)(ii) shall be deemed satisfied if such appeal of or other request for stay reversal or modification of the U.S. Sale Order or Canadian Approval and Vesting Order does not pose a material challenge to such order.

(e) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clauses 15.1, 15.2 and 15.3 thereof (other than the condition regarding the satisfaction or waiver of the conditions hereunder) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement (provided, that a Party may not assert the failure of this condition to be satisfied in the event that such failure is the result of, or has been caused by, a breach by such Party or its Affiliates of this Agreement or the EMEA Asset Sale Agreement that caused the applicable condition to Closing in the EMEA Asset Sale Agreement to not be satisfied).

(f) Consummation of Closing under EMEA Asset Sale Agreement. The transactions contemplated by the EMEA Asset Sale Agreement shall be completed simultaneously with the Closing hereunder.

Section 8.2. Conditions to Sellers’ Obligation. The Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Main Sellers), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties.

(i) Each of the representations and warranties set forth in ARTICLE III (other than those referred to in clause (ii) below), disregarding all materiality qualifications contained therein, shall be true and correct (x) as if restated on and as of the Closing Date or (y) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that, individually or together with such other failures, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(ii) Each of the representations and warranties set forth in Sections 3.1, 3.2 and 3.3, disregarding all materiality qualifications contained therein, shall be true and correct in all material respects (x) as if restated on and as of the Closing Date or (y) if made as of a date specified therein, as of such date.

(b) No Breach of Covenants. The covenants, obligations and agreements contained in Article II of this Agreement and the material covenants, obligations and agreements contained in other provisions of this Agreement, in each case to be complied with by the Purchaser or the Designated Purchasers on or before the Closing, shall not have been breached in any material respect.

Section 8.3. Conditions to Purchaser’s Obligation. The Purchaser’s obligation to effect, and to cause the relevant Designated Purchasers to effect, the Closing shall be subject to the fulfillment (or express written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties.

(i) Each of the representations and warranties set forth in ARTICLE IV (other than those referred to in clause (ii) below), disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (x) as if restated on and as of the Closing Date or (y) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that, individually or together with such other failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) Each of the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a) and 4.15, disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects (x) as if restated on and as of the Closing Date or (y) if made as of a date specified therein, as of such date.

(b) No Breach of Covenants. The covenants, obligations and agreements contained in Article II of this Agreement and the material covenants, obligations and agreements contained in other provisions of this Agreement, in each case to be complied with by the Purchaser or the Designated Purchasers on or before the Closing, shall not have been breached in any material respect.

(c) Transfer of Assets. The failure to transfer the Restricted Assets (if any), as set forth in Section 5.26, would not reasonably be expected to be materially adverse to the operations, results of operations or financial condition of the Business to be transferred hereunder and under the EMEA Asset Sale Agreement, taken as a whole, as compared to a transfer including such Restricted Assets.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Primary Parties;

(b) by either the Main Sellers or the Purchaser, upon written notice to the other:

(i) if the U.S. Bidding Procedures Order, in substantially the form attached as Exhibit 5.1(a) or in a form reasonably acceptable to the Purchaser and the Canadian Sales Process Order in substantially the form attached as Exhibit 5.2.1 or in a form reasonably acceptable to the Purchaser have not been entered within thirty (30) days from the date of this Agreement, then this agreement may be terminated within five (5) Business Days of the end of such thirty (30) day period, but shall not be capable of termination pursuant to this Section 9.1(b)(i) thereafter;

(ii) if the U.S. Sale Order in substantially the form attached as Exhibit 5.1(b) or in a form reasonably acceptable to the Purchaser and the Canadian Approval and Vesting Order in substantially the form attached as Exhibit 5.2.2 or in a form reasonably acceptable to the Purchaser are not entered within twenty (20) days after completion of the Auction (as defined in the U.S. Bidding Procedures Order);

(iii) upon the entry of an order by the U.S. Bankruptcy Court or the Canadian Court approving an Alternative Transaction;

(iv) if a Governmental Entity in the U.S., Canada or the United Kingdom (other than a Bankruptcy Court) issues a Final Order prohibiting the transactions contemplated hereby or by the EMEA Asset Sale Agreement;

(v) if the EMEA Asset Sale Agreement is terminated in accordance with its terms;

(vi) if the Closing does not take place on or prior to June 30, 2010; or

(vii) upon written notice to the other Party, upon such other Party’s material breach of its obligation to close the transactions contemplated hereby at the Closing, which breach is not cured within five (5) days from the receipt of a written notice thereof;

(c) (i) by the Main Sellers in the event of a material breach by the Purchaser of the Purchaser’s representations, warranties, agreements or covenants set forth in this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy the conditions to Closing set forth in Sections 8.1(a), 8.1(d), 8.1(e) or 8.2 or (ii) by the Purchaser in the event of a material breach by the Sellers of the Sellers’ representations, warranties, agreements or covenants set forth in this Agreement, which breach would result in a failure to satisfy the conditions to Closing set forth in Sections 8.1(a), 8.1(d), 8.1(e), 8.3(a) or 8.3(b), as applicable, and, in each case, which, if capable of being cured, is not cured within twenty-five (25) days from receipt of a written notice from the non-breaching Party; or

(d) by the Purchaser, upon written notice to the Main Sellers:

(i) upon the sale, transfer or other disposition, directly or indirectly, of any material portion of the Business or the Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers other than as reflected in any Downward Adjustment or EMEA Downward Adjustment; or

(ii) if the Auction does not conclude by forty-five (45) Business Days after the later of the entry of the U.S. Bidding Procedures Order or the Canadian Sales Process Order; or

(iii) if the Purchaser is not selected as the Successful Bidder or the Alternate Bidder; or

(iv) upon (i) withdrawal, revocation or alteration of the U.S. Bidding Procedures Order, the Canadian Sale Process Order, the U.S. Sale Order or the Canadian Approval and Vesting Order in a manner materially adverse to the Purchaser or (ii) the Sellers’ material failure to comply with the Bidding Procedures (as defined in the U.S. Bidding Procedures Order), which, in the case of either (i) or (ii) of this subsection, if capable of being cured, is not cured within ten (10) days of Sellers’ receipt of a written notice of such withdrawal, revocation, alteration or failure;

provided, however, that the right to terminate this Agreement pursuant to Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(b)(v) (pursuant to Clauses 15.4.2(E), 15.4.2(F), 15.4.3, 15.4.2(F), 15.4.4(A), 15.4.4(C), 15.4.4(D) and 15.4.4(E) of the EMEA Asset Sale Agreement), Section 9.1(b)(vi), Section 9.1(b)(vii), Section 9.1(c), Section 9.1(c), Section 9.1(d)(ii), Section 9.1(d)(iii) and Section 9.1(d)(iv) shall not be available to any Party whose breach hereof, or the EMEA Asset Sale Agreement, has been the principal cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such clauses; provided, further, that a Party shall not be permitted to terminate this Agreement under Section 9.1(b)(v) or Section 9.1(c) if such Party is then itself in material breach of this Agreement.

Section 9.2. Expense Reimbursement and Break-Up Fee.

(a) In the event that (i) this Agreement is terminated pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii), Section 9.1(b)(iv), Section 9.1(b)(v)(pursuant to Clauses 15.4.2(B), 15.4.2(C), 15.4.2(E), 15.4.2(F), 15.4.2(G), 15.4.4(A), 15.4.4(B), 15.4.4(C), 15.4.4(D) and 15.4.4(E) of the EMEA Asset Sale Agreement), Section 9.1(b)(vi), Section 9.1(b)(vii)(by the Purchaser), Section 9.1(c)(ii), Section 9.1(d)(i), Section 9.1(d)(ii), Section 9.1(d)(iii) or Section 9.1(d)(iv), and (ii) other than with respect to termination pursuant to Section 9.1(b)(iii), Section 9.1(b)(v) (Pursuant to Clauses 15.4.2(C) and 15.4.2(D) of the EMEA Asset Sale Agreement) or Section 9.1(d)(iii), when this Agreement is terminated, the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 (other than (c) and (d) thereof in respect of a termination pursuant to Section 9.1(b)(ii) or 9.1(d)(iv)) or Section 8.2 of this Agreement, then the Sellers shall pay to the Purchaser a cash fee equal to the Seller Expense Reimbursement. Such amount shall be paid by wire transfer of immediately available funds to an account designated by the Purchaser and shall be paid after the termination of this Agreement within five (5) Business Days following receipt by the Main Sellers and NNUK of written notice from the Purchaser describing the fees and expenses that constitute the Expense Reimbursement in reasonable detail.

(b) If this Agreement is (i) (A) terminated pursuant to Section 9.1(b)(v)(pursuant to Clauses 15.4.2(F), 15.4.4(A) and 15.4.4(B) of the EMEA Asset Sale Agreement), Section 9.1(b)(vii)(by the Purchaser), Section 9.1(c)(ii) or Section 9.1(d)(i) and (B) when this Agreement is terminated, the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 or Section 8.2 of this Agreement or (ii) (A) terminated pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii), Section 9.1.(b)(v)(pursuant to 15.4.2(B), Clauses 15.4.2(C),15.4.4(C) and 15.4.4(D) of the EMEA Asset Sale Agreement), Section 9.1(d)(ii) or Section 9.1(d)(iii), (B) other than with respect to termination pursuant to Section 9.1(b)(iii), Section 9.1(b)(v) (pursuant to Clauses 15.4.2(C) or 15.4.4(D) of the EMEA Asset Sale Agreement) or Section 9.1(d)(iii), when this Agreement is terminated, the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach which would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 or Section 8.2 of this Agreement and (C) the Sellers consummate an Alternative Transaction within twelve (12) months following the termination of this Agreement, then the Sellers shall, in addition to the Seller Expense Reimbursement, pay to the Purchaser pursuant to a wire transfer of immediately available funds to an account designated by the Purchaser, a cash fee equal to the Seller Break-Up Fee. If the Seller Break-Up Fee is payable pursuant to clause (i) of the preceding sentence then the Seller Break-Up Fee shall be payable with three (3) Business Days of termination. If the Seller Break-up Fee is payable pursuant to clause (ii) of this first sentence of this Section 9.2(b) then the Seller Break-up Fee shall be payable within three (3) Business Days of the consummation of the Alternative Transaction.

(c) Other than equitable relief to the extent permitted under Section 10.13, payment of the Seller Expense Reimbursement or the Seller Break-Up Fee as specified in this Section 9.2 shall be the sole and exclusive remedy of the Purchaser, whether at Law or in equity, for any failure by the Sellers or any of their respective Affiliates to consummate the transactions contemplated hereby or for any pre-Closing breach of this Agreement.

(d) The obligation of the Sellers to pay the Seller Break-Up Fee and the Seller Expense Reimbursement shall be joint and several among the Sellers and shall survive termination of this Agreement and shall, to the extent owed by the U.S. Debtors, constitute an administrative expense of the U.S. Debtors under sections 503(b) or 507(a)(2) of the U.S. Bankruptcy Code and to the extent owed by the Canadian Debtors be secured by an Inter-company Charge.

(e) Notwithstanding anything to the contrary herein, the Sellers’ obligation to pay the Seller Break-Up Fee pursuant to this Section 9.2 is expressly subject to entry of the Bidding Procedures Order.

Section 9.3. Effects of Termination. If this Agreement is terminated pursuant to Section 9.1:

(a) all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other except for the provisions of (i) Section 5.7 (Public Announcements), (ii) Section 5.10 (Transaction Expenses), (iii) Section 5.11 (Confidentiality), (iv) Section 7.4(b)(ii) (Other Employee Covenants), (v) Section 9.1 (Termination), (vi) Section 9.2 (Expense Reimbursement and Break-Up Fee), (vii) Section 9.3 (Effects of Termination) and (viii) ARTICLE X (Miscellaneous); provided, that neither the termination of this Agreement nor anything in this Section 9.3 shall relieve any Party from liability for any breach of this Agreement occurring before the termination hereof;

(b) except as required by applicable Law, the Purchaser shall return to the Sellers all documents, work papers and other material of any of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the extent and in the manner required by the Confidentiality Agreement; and

(c) the provisions of the Confidentiality Agreement shall continue in full force and effect.

ARTICLE X

MISCELLANEOUS

Section 10.1. No Survival of Representations and Warranties or Covenants. Except for the representations set forth in Section 3.6, no representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date, except for covenants in ARTICLE VI and covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

Section 10.2. Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

Section 10.3. Third Party Beneficiaries. The acknowledgements, rights, undertakings, representations or warranties contained in this Agreement and expressed to be for the benefit of the EMEA Sellers and the Joint Administrators (including, without limitation, Sections 2.1.9 (EMEA Asset Sale Agreement), 2.2 (Purchase Price), 10.3 (Third Party Beneficiaries) and 10.4 (Consent to Amendments; Waivers)) (collectively, the “Third Party Provisions”) shall inure to, are expressly intended to be for the benefit of, and shall be enforceable by, each of the EMEA Sellers and the Joint Administrators (and their applicable successors or representatives) (the “Third Party Beneficiaries”), as applicable, and shall be binding on the Purchaser and its successors and assigns. Subject to Section 2.5, in the event that any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (b) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Party, assumes the obligations thereof contained in the Third Party Provisions or otherwise in this Agreement. Except as provided in this Section 10.3, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.4. Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the Ancillary Documents shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be. Notwithstanding the foregoing provisions of this Section 10.4, (a) no Third Party Beneficiary shall be deemed to have waived any Third Party Provision unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver and (b) no Third Party Provision shall be amended, altered or qualified except by an instrument in writing signed by all the parties hereto and the Third Party Beneficiaries affected by such amendment, alteration or qualification.

Section 10.5. Successors and Assigns. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or any of the Ancillary Agreements by or on behalf of the parties hereto or thereto will be binding upon and inure to the benefit of such parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Main Sellers in case of an assignment by the Purchaser or the Purchaser in case of an assignment by any Seller, which consent may be withheld in such party’s sole discretion, except for any of the following assignments which shall not require consent (i) assignment to an Affiliate of a Party (provided, (A) that such Party remains liable jointly and severally with its assignee Affiliate for the assigned obligations to the other Parties and (B) any such assignment by Purchaser complies with Section 2.5 if applicable), (ii) assignment by a U.S. Debtor to a succeeding entity following such U.S. Debtor’s emergence from Chapter 11 and (iii) assignment by any of the Canadian Debtors pursuant to any plan of arrangement approved by the Canadian Court. Any assignment other than in accordance with this Section 10.5 shall be null and void.

Section 10.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York applicable to contracts made and to be performed in that State and without regard to the rules of conflict of laws of any other jurisdiction that would cause any Laws other than the Laws of the State of New York to be applied.

(b) To the fullest extent permitted by applicable Law, each Party: (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement, or the transactions contemplated hereby shall be brought only in (a) either the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Cases, or the Canadian Court, if brought prior to the termination of the CCAA Cases, provided that if (X) a final decree closing the Chapter 11 Cases has not been entered and (Y) the CCAA Cases have not terminated, the U.S. Debtors or the Canadian Debtors may, in accordance with the Cross-Border Protocol, request that the U.S. Bankruptcy Court or the Canadian Court, as case may be, hold a joint hearing of the U.S. Bankruptcy Court and the Canadian Court to determine the appropriate jurisdiction for such claim, action or proceeding, and (b) in the Federal Courts in the Southern District of New York and the state courts of the State of New York, County of New York (collectively, the “New York Courts”), if brought after entry of a final decree closing the Chapter 11 Cases and termination of the CCAA Cases, and shall not be brought, in each case, in any other court in the United States of America, Canada or any court in any other country; (ii) agrees to submit to the jurisdiction of the U.S. Bankruptcy Court, the Canadian Court, or the New York Courts, as applicable, pursuant to the preceding clauses (a) and (b) for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such Action brought in any such court or any claim that any such Action brought in such court has been brought in an inconvenient forum; (iv) agrees that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 10.7 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The Purchaser hereby appoints Stikeman Elliot LLP, Barristers & Solicitors, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L1B9, as its authorized agent (the “Purchaser Authorized Canadian Agent”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable. The Purchaser further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointments in full force and effect as aforesaid. Service of process upon the applicable Purchaser Authorized Canadian Agent in respect of the relevant jurisdiction and written notice of such service to the Purchaser shall be deemed, in every respect, effective service of process upon the Purchaser in relation to such jurisdiction.

(d) Each Seller hereby appoints (i) NNI as its authorized agent (the “Seller Authorized U.S. Agent”) upon whom process and any other documents may be served in the Chapter 11 Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the U.S. Bankruptcy Court or in the NY Courts by any other party hereto, and (ii) NNL as its authorized agent (the “Seller Authorized Canadian Agent” and together with the Seller Authorized U.S. Agent, the “Seller Authorized Agents”)) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable. Each such Seller further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the applicable Seller Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Main Sellers shall be deemed, in every respect, effective service of process upon every such Seller.

(e) Section 10.6(b) shall not limit the jurisdiction of (i) the Accounting Arbitrator set forth in Section 2.2.3.1(c), (ii) any of the arbitrators set forth in Section 5.28 although claims may be asserted in the courts referred to in Section 10.6(b) for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator or arbitrator(s), as applicable.

(f) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7. Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.7.

If to the Purchaser to:

GENBAND Inc.

3605 E. Plano Pkwy., Suite 100

Plano, Texas 75074

Attention:    General Counsel

Facsimile:    +1-972-265-3581

With copies (that shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York NY 10022

United States

Attention:    David S. Allinson, Esq.

Facsimile:    +1-212-751-4864

Baker Botts LLP

2001 Ross Avenue, Suite 600

Dallas, Texas 75201

Attention:    Don J. McDermett, Jr., Esq.

   Curt Anderson, Esq.

Facsimile:    +1-214-661-4454

   +1-214-661-4900

Stikeman Elliott LLP

445 Park Avenue 7th Floor

New York, New York 10022

Attnention:   Ron Ferguson, Esq.

Facsimile:     +1-212-371-7087

If to the Main Sellers or the Sellers, to:

Nortel Networks Corporation and Nortel Networks Limited

5945 Airport Road

Suite 360

Mississauga, Ontario, Canada L4V 1R9

Attention:    Anna Ventresca

General Counsel-Corporate and Corporate Secretary

Attention:    Khush Dadyburjor

Vice President, Mergers and Acquisitions

Facsimile:    +1-905-863-2057

Nortel Networks Inc.

Legal Department

220 Athens Way, Suite 300

Nashville, Tennessee, USA 37228

Attention:    Lynn C. Egan

   Secretary

Facsimile:   +1-615-432-4413

With copies (that shall not constitute notice) to:

Nortel Networks Limited and Nortel Networks Inc.

5270 Sycamore Avenue

Bronx, New York 10471

Attention:    Robert Fishman

   Senior Counsel

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

United States

Attention:    Laurent Alpert

Facsimile:   +1-212-225-3999

and

Ogilvy Renault LLP

200 Bay Street Suite

3800, P.O. Box 84

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2Z4

Canada

Attention:    Michael Lang

Facsimile:    +1-416-216-3930

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the second calendar day after deposit with a reputable overnight courier service, as applicable.

Section 10.8. Exhibits; Sellers Disclosure Schedule. The Sellers Disclosure Schedule and the Exhibits attached hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

(b) For purposes of the representations and warranties of the Parties contained in this Agreement, disclosure in any Section of the Sellers Disclosure Schedule, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Sellers calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent from the Sellers Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any Section of the Sellers Disclosure Schedule, or other document delivered by the Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 10.9. Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The party sending the facsimile or e-mail attachment will also deliver the original signed counterpart to the other Parties, however, failure to deliver the original signed counterpart shall not invalidate this Agreement.

Section 10.10. No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions. The Parties do not intend that the presumptions of any Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive the effects of such Laws.

Section 10.11. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (i) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (ii) as for any other jurisdiction, all provisions of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.

Section 10.12. Entire Agreement.

(a) This Agreement, the other Transaction Documents, the Confidentiality Agreement and the Clean Team Confidentiality Agreement set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral, are superseded by this Agreement, the other Transaction Documents, the Confidentiality Agreement or the Clean Team Confidentiality Agreement, and all such prior or contemporaneous understandings, agreements, representations and warranties are hereby terminated. In the event of any irreconcilable conflict between this Agreement and any of the other Transaction Documents, the Confidentiality Agreement or the Clean Team Confidentiality Agreement, the provisions of this Agreement shall prevail, regardless of the fact that certain other Transaction Documents, such as the Local Sale Agreements (if any), may be subject to different governing Laws.

(b) For the sake of clarity, the provisions of the EMEA Asset Sale Agreement have been drafted separately from the provisions in the body of this Agreement to reflect differing market practices in the countries of jurisdiction of the EMEA Sellers. Unless the context specifically requires, the provisions contained in the body of this Agreement and the provisions of the EMEA Asset Sale Agreement shall be interpreted independently and without reference to each other.

Section 10.13. Availability of Equitable Relief; Sole Remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 10.13 and Section 9.2(c), each of the Parties shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement, and no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law except as expressly provided in this Section 10.13. Other than payment of the Seller Break-Up Fee or the Seller Expense Reimbursement as provided pursuant to Section 9.2, equitable remedies shall constitute the sole remedy of the Purchaser under or in respect of this Agreement; provided, however, that notwithstanding anything herein to the contrary, it is acknowledged and agreed that no equitable remedy or other remedy other than payment of the Seller Break-Up Fee or the Expense Reimbursement shall be available to the Purchaser hereunder in the event the Seller Break-Up Fee or the Seller Expense Reimbursement becomes payable in accordance with the terms hereof. Without limiting the preceding sentence, it is acknowledged and agreed that under no circumstances shall any Party be liable for punitive damages or indirect, special, incidental, or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof, including damages alleged as a result of tortious conduct.

Section 10.14. Bulk Sales Laws. Subject to the entry of the U.S. Sale Order, each Party waives compliance by the other Party with any applicable bulk sales Law, except as necessary to comply with Section 6.10.

Section 10.15. Main Sellers as Representatives of Other Sellers. For all purposes of this Agreement:

(i) each Other Seller listed in Section 10.15(a)(i) of the Sellers Disclosure Schedule hereby irrevocably appoints NNC as its representative;

(ii) each Other Seller listed in Section 10.15(a)(ii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNL as its representative; and

(iii) each Other Seller listed in Section 10.15(a)(iii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNI as its representative.

(b) Pursuant to Section 10.15(a), each of NNC, NNL and NNI shall expressly have the power to, in the name and on behalf of each of its Respective Affiliates (as defined below), (i) take all decisions and carry out any actions required or desirable in connection with this Agreement, (ii) send and receive all notices and other communications required or permitted hereby, and (iii) consent to any amendment, waivers and modifications hereof.

(c) For the purposes of this Agreement, “Respective Affiliates” means: (i) with respect to NNC, each Other Seller listed in Section 10.15(a)(i) of the Sellers Disclosure Schedule; (ii) with respect to NNL, each Other Seller listed in Section 10.15(a)(ii) of the Sellers Disclosure Schedule, and (iii) with respect to NNI, all the other U.S. Debtors and each Other Seller listed in Section 10.15(a)(iii) of the Sellers Disclosure Schedule.

(d) Each Respective Affiliate shall indemnify the Main Seller that acts as representative of such Respective Affiliate pursuant to this Section 10.15(d) for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees, incurred by such Main Seller without gross negligence, bad faith or willful misconduct, for serving in the capacity of representative of such Respective Affiliate hereunder.

Section 10.16. Execution by Other Sellers. The Purchaser hereby acknowledges that the Other Sellers are not executing this Agreement as of the date hereof. This Agreement shall be binding on all parties that have executed this Agreement from the time of such execution, regardless of whether all Sellers have done so. Between the date hereof and the Closing Date, the Main Sellers hereby agree that they shall cause each Other Seller to execute a counterpart to this Agreement no later than the day prior to the Closing Date, agreeing to be bound as a Seller under this Agreement and authorizing NNC, NNL or NNI, as applicable, to act as its representative under Section 10.15 hereof.

Section 10.17. Obligations of the Sellers. When references are made in this Agreement to certain Sellers causing other Sellers or other Affiliate(s) to undertake (or to not undertake) certain actions, or agreements are being made on behalf of certain other Sellers or other Affiliates, “Sellers” for purposes of such clause shall be deemed to mean, respectively, NNI (in the case of a U.S. Debtor) and NNL (in the case of a Canadian Debtor other than NNC and a Non-Debtor Seller).

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Sale Agreement as of the date first written above.

GENBAND Inc.

By:	/s/ Charles Vogt
Name: Charles Vogt
Title: Chief Executive Officer

Nortel Networks Corporation

By:	/s/ Anna Ventresca
Name: Anna Ventresca
Title: General Counsel – Corporate and
Corporate Secretary

By:	/s/ Grace McDonald
Name: Grace McDonald
Title: Assistant Secretary

Nortel Networks Limited

By:	/s/ Anna Ventresca
Name: Anna Ventresca
Title: General Counsel – Corporate and
Corporate Secretary

By:	/s/ Grace McDonald
Name: Grace McDonald
Title: Assistant Secretary

Nortel Networks Inc.

By:	/s/ Anna Ventresca
Name: Anna Ventresca
Title: Chief Legal Officer

Signature Page – Asset Sale Agreement

Signature Page – Asset Sale Agreement